     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 1998.

                                                      REGISTRATION NO. 333-47503
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM S-1

                               ------------------
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                          NAVIGANT INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                               4700                              52-2080967
  (State or other jurisdiction of       (Primary Standard Industrial               (I.R.S. Employer
  incorporation or organization)         Classification Code Number)            Identification Number)

                           --------------------------

                            84 INVERNESS CIRCLE EAST
                         ENGLEWOOD, COLORADO 80112-5314
                                 (303) 706-0800
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                EDWARD S. ADAMS
                            CHIEF EXECUTIVE OFFICER
                          NAVIGANT INTERNATIONAL, INC.
                            84 INVERNESS CIRCLE EAST
                         ENGLEWOOD, COLORADO 80112-5314
                                 (303) 706-0800
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------
                                   COPIES TO:

               GEORGE P. STAMAS, ESQ.                                 ALAN L. BELLER, ESQ.
             WILMER, CUTLER & PICKERING                               DAVID C. LOPEZ, ESQ.
                2445 M STREET, N.W.                            CLEARY, GOTTLIEB, STEEN & HAMILTON
               WASHINGTON, D.C. 20037                                  ONE LIBERTY PLAZA
                   (202) 663-6000                                      NEW YORK, NY 10006
                                                                         (212) 225-2000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. / /______

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /______

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED
                                                                       MAXIMUM             PROPOSED
                                                    AMOUNT             OFFERING            MAXIMUM            AMOUNT OF
            TITLE OF SECURITIES                     TO BE             PRICE PER           AGGREGATE          REGISTRATION
              TO BE REGISTERED                  REGISTERED(1)           SHARE           OFFERING PRICE          FEE(3)
Common Stock, par value $.001 per share.....          --                  --            $50,000,000(2)         $14,750

(1) Includes shares subject to an option to purchase that may be exercised by the underwriters solely to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act.

(3) The Company has previously paid the Securities and Exchange Commission the registration fee.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 4, 1998


 P R O S P E C T U S

                                2,000,000 SHARES

                       [NAVIGANT INTERNATIONAL, INC. LOGO]

                                  COMMON STOCK
                                   ---------

    All of the 2,000,000 shares of common stock, $.001 par value per share (the "Navigant Common Stock" or "Company Common Stock"), offered hereby are being offered by Navigant International, Inc. ("Navigant"or the "Company") and will represent approximately 15% of the outstanding Navigant Common Stock upon completion of this offering. Prior to the offering made hereby, Navigant has been a wholly-owned subsidiary of U.S. Office Products Company ("U.S. Office Products"). Prior to the completion of this offering, all of the shares of Navigant Common Stock owned by U.S. Office Products will be distributed to the stockholders of U.S. Office Products in a spin-off.

    Prior to this offering, there has not been a public market for Navigant Common Stock. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. Application has been made to have Navigant Common Stock included on the Nasdaq Stock Market's National Market System under the symbol "FLYR".

    SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF NAVIGANT COMMON STOCK OFFERED HEREBY.
                                 -------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                 UNDERWRITING
                                                          PRICE TO               DISCOUNTS AND             PROCEEDS TO
                                                           PUBLIC               COMMISSIONS(1)             NAVIGANT(2)
Per Share                                                     $                        $                        $
Total(3)                                                      $                        $                        $

(1) For information regarding indemnification of the Underwriters, see "Underwriting".

(2) Before deducting expenses estimated at $1,500,000.

(3) Navigant has granted the Underwriters a 30-day option to purchase up to 300,000 additional shares of Navigant Common Stock solely to cover over-allotments, if any. See "Underwriting". If such option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions,
    and Proceeds to Navigant will be $    , $    and $    , respectively.

                               ------------------

    The shares of Navigant Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Navigant Common Stock offered hereby will be available for delivery on
or about         , 1998, at the office of Smith Barney Inc., 333 West 34th
Street, New York, New York 10001.

                                 --------------

SALOMON SMITH BARNEY

             NATIONSBANC MONTGOMERY SECURITIES LLC

                                                RAYMOND JAMES & ASSOCIATES, INC.

          , 1998

                  [MAP DEPICTING NAVIGANT LOCATIONS AND LOGOS]

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMPANY COMMON STOCK, INCLUDING PURCHASES OF COMPANY COMMON STOCK TO STABLIZE ITS MARKET PRICE AND TO COVER ALL OR SOME OF ANY SHORT POSITION IN THE COMPANY COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND INCLUDING THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                 --------------

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS ABOUT BUSINESS STRATEGIES, MARKET POTENTIAL, FUTURE FINANCIAL PERFORMANCE AND OTHER MATTERS. IN ADDITION, WHEN USED IN THIS PROSPECTUS, THE WORDS "INTENDS TO," "BELIEVES," "ANTICIPATES," "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS INVOLVE MANY RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH STATEMENTS, INCLUDING, WITHOUT LIMITATION, THOSE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 7.

                             ADDITIONAL INFORMATION

    Navigant has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-1 (including exhibits, schedules and amendments thereto, the "Form S-1") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering hereby of Navigant Common Stock. This Prospectus, while forming a part of the Form S-1, does not contain all of the information set forth in the Form S-1. Reference is hereby made to the Form S-1 for further information with respect to Navigant and Navigant Common Stock offered hereby. Statements contained herein concerning the provisions of documents filed as exhibits to the Form S-1 are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

    The Form S-1 is available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the SEC at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, or on the Internet at http://www.sec.gov.

    Following the completion of the offering made hereby, Navigant will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports, proxy statements and other information with the SEC that will be available for inspection and copying at the SEC's public reference facilities referred to above. Copies of such material can be obtained by mail at prescribed rates by writing to the Public Reference Branch of the SEC at the address referred to above.

    Navigant intends to furnish its stockholders annual reports containing financial statements audited by its independent accountants. Navigant does not intend to furnish its stockholders quarterly reports.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS OF NAVIGANT INTERNATIONAL, INC. ("NAVIGANT" OR THE "COMPANY") AND NOTES THERETO, THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF THE COMPANY AND THE NOTES THERETO, AND THE FINANCIAL STATEMENTS OF CERTAIN COMPANIES ACQUIRED BY THE COMPANY AND THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE PURCHASERS SHOULD READ THIS PROSPECTUS IN ITS ENTIRETY. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES: (I) CONSUMMATION OF THE TRANSACTIONS DESCRIBED UNDER "THE SPIN-OFFS FROM U.S. OFFICE PRODUCTS;" (II) AN INITIAL PUBLIC OFFERING PRICE OF $12.00 PER SHARE (REPRESENTING THE MIDPOINT OF THE PRICE RANGE SHOWN ON THE COVER OF THIS PROSPECTUS) OF COMMON STOCK, PAR VALUE $.001 PER SHARE, OF NAVIGANT (THE "NAVIGANT COMMON STOCK" OR THE "COMPANY COMMON STOCK"); (III) IN CONNECTION WITH THE TRAVEL DISTRIBUTION (AS DEFINED BELOW), THAT SHARES OF NAVIGANT COMMON STOCK WILL BE DISTRIBUTED IN A RATIO (THE "DISTRIBUTION RATIO") OF ONE SHARE OF NAVIGANT COMMON STOCK FOR EVERY TEN SHARES OF U.S. OFFICE PRODUCTS COMPANY'S COMMON STOCK, PAR VALUE $.001 PER SHARE (THE "U.S. OFFICE PRODUCTS COMMON STOCK"); AND (IV) THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED.

    UNLESS THE CONTEXT REQUIRES OTHERWISE, REFERENCES TO (I) U.S. OFFICE PRODUCTS COMPANY ("U.S. OFFICE PRODUCTS") AND NAVIGANT (OR THE COMPANY) INCLUDE THEIR RESPECTIVE SUBSIDIARIES, AND (II) NAVIGANT (OR THE COMPANY) PRIOR TO THE TRAVEL DISTRIBUTION REFER TO THE CORPORATE TRAVEL SERVICES DIVISION OF U.S. OFFICE PRODUCTS.

                          NAVIGANT INTERNATIONAL, INC.


    Navigant International, Inc. ("Navigant" or the "Company"), one of the five largest providers of corporate travel management services in the United States based on airline ticket sales, was formed by U.S. Office Products Company ("U.S. Office Products") through the acquisition of twelve regional corporate travel agencies. In calendar year 1997, the travel agencies that form Navigant booked $1.38 billion in airline ticket sales, or approximately 2.5 million airline tickets. With locations throughout the United States, in Canada, and in the United Kingdom, Navigant provides its corporate customers with a wide range of corporate travel management services through several channels, including on-site travel agencies, regional travel agency offices and satellite ticket printers. Navigant also provides group and leisure travel services, largely to its corporate customers.


    The travel agency industry in the United States is highly fragmented and characterized by intense competition. There are more than 30,000 travel agencies producing an estimated $70 billion in annual airline ticket sales. Airline ticket sales by travel agencies increased at a rate of approximately 10.5% for calendar year 1997. The business travel agency industry has undergone significant changes since 1995, due in part to the reduction in commission revenues from airline carriers, increasing industry reliance on technology and the concentration of the industry's customer base. Navigant believes that significant technological and financial resources are required to compete in today's corporate travel market, and that larger corporate travel agencies may therefore have a competitive advantage. Accordingly, Navigant believes the business travel agency industry is undergoing a period of consolidation and that significant growth opportunities exist.

    Navigant's objective is to be a premier provider of corporate travel management services to middle market and larger companies in North America and, increasingly, around the world. Navigant intends to pursue this objective by implementing the following business strategies: (i) focusing on corporate travel; (ii) maintaining personalized customer service; (iii) operating with a decentralized management structure; (iv) achieving operating efficiencies; and
(v) utilizing technology to improve service and reduce costs.

    In addition, Navigant intends to execute a focused growth strategy by implementing an internal growth strategy and by pursuing an aggressive acquisition program to further consolidate the corporate travel agency industry. The key elements of Navigant's internal growth strategy are as follows: (i) generating new customers through an aggressive marketing program; (ii) continuing to reduce customer costs; (iii) implementing best practices as developed in its different operating units; and (iv) achieving economies of scale.


    U.S. Office Products began building Navigant with the acquisition of Professional Travel Corporation in January 1997 and thereafter acquired 11 additional corporate travel management companies. Navigant currently has 129 offices, including offices in 16 of the 25 largest U.S. business travel markets. Navigant is a Delaware corporation with its principal executive offices located at 84 Inverness Circle East, Englewood, Colorado, 80112-5314. Navigant's telephone number is 303-706-0800.


                     THE SPIN-OFF FROM U.S. OFFICE PRODUCTS


    Prior to the completion of this offering, all of the approximately 11,070,000 shares of Navigant Common Stock owned by U.S. Office Products will be distributed in a spin-off to the stockholders of record of U.S. Office Products as of 5:00 p.m. EDT June 9, 1998 (the "Travel Distribution"). The Travel Distribution is part of a comprehensive restructuring plan adopted by the U.S. Office Products Board of Directors, including modifications the Board of Directors has made since first adopting this plan (as so modified, the "Strategic Restructuring Plan"), in which U.S. Office Products is spinning off the shares of the four companies (the "Spin-Off Companies") that will conduct U.S. Office Products' current print management, technology solutions, educational supplies and corporate travel services businesses. The spin-offs are collectively referred to as the "Distributions." The effective time of the Distributions is expected to be 11:59 p.m. EDT on June 9, 1998 (the "Distribution Date"). See "The Spin-Offs From U.S. Office Products."


                                  THE OFFERING


Navigant Common Stock Offered(1).............  2,000,000 shares
Navigant Common Stock Outstanding after the
 Offering(1)(2)..............................  13,070,000 shares
Use of Proceeds..............................  To repay indebtedness incurred to refinance debt allocated to Navigant pursuant to the
                                                Travel Distribution and for working capital
                                                and general corporate purposes.
Proposed Nasdaq National Market Symbol.......  FLYR


------------------------

(1) Excludes 300,000 shares of Navigant Common Stock subject to the Underwriters' over-allotment option.

(2) Excludes shares of Navigant Common Stock reserved for issuance upon the exercise of stock options outstanding upon consummation of the Travel Distribution.

                           SUMMARY FINANCIAL DATA (1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         FISCAL YEAR ENDED APRIL 26,
                                                                       FOUR MONTHS   -----------------------------------
                                                                          ENDED                                  PRO
                                    YEAR ENDED DECEMBER 31,            ------------                 PRO         FORMA
                           ------------------------------------------   APRIL 30,                  FORMA     AS ADJUSTED
                             1992       1993       1994       1995         1996        1997       1997(2)    1997(2)(6)
                           ---------  ---------  ---------  ---------  ------------  ---------  -----------  -----------
                               (UNAUDITED)                                                      (UNAUDITED)  (UNAUDITED)
STATEMENT OF INCOME DATA:
Revenues.................  $  28,853  $  32,838  $  34,569  $  45,267   $   18,009   $  57,677   $ 146,981    $ 146,981
Operating expenses.......     14,244     17,153     19,692     25,836        9,491      31,541      80,513       80,513
                           ---------  ---------  ---------  ---------  ------------  ---------  -----------  -----------
Gross profit.............     14,609     15,685     14,877     19,431        8,518      26,136      66,468       66,468
General and
  administrative
  expenses...............     10,588     11,647     11,651     15,221        6,660      19,684      47,261       47,261
Amortization expense.....        203        197        221        342          128         548       2,997        2,997
Non-recurring acquisition
  costs..................                                                                1,156       1,156        1,156
                           ---------  ---------  ---------  ---------  ------------  ---------  -----------  -----------
Operating income.........      3,818      3,841      3,005      3,868        1,730       4,748      15,054       15,054
Interest expense.........        125        139        118        515          173         587       1,388
Interest income..........       (173)      (231)      (253)      (352)        (109)       (445)
Other (income) expense...                    55         48         42           20         118         312          312
                           ---------  ---------  ---------  ---------  ------------  ---------  -----------  -----------
Income before provision
  for income taxes.......      3,866      3,878      3,092      3,663        1,646       4,488      13,354       14,742
Provision for income
  taxes..................        188         97         18        565          255       1,145       6,143        6,781
                           ---------  ---------  ---------  ---------  ------------  ---------  -----------  -----------
Net income...............  $   3,678  $   3,781  $   3,074  $   3,098   $    1,391   $   3,343   $   7,211    $   7,961
                           ---------  ---------  ---------  ---------  ------------  ---------  -----------  -----------
                           ---------  ---------  ---------  ---------  ------------  ---------  -----------  -----------
Net income per share:
    Basic................  $    0.83  $    0.85  $    0.67  $    0.52   $     0.18   $    0.37   $    0.65    $    0.62
    Diluted..............  $    0.83  $    0.85  $    0.67  $    0.52   $     0.18   $    0.36   $    0.65    $    0.62
Weighted average shares outstanding:
    Basic................      4,426      4,426      4,556      5,906        7,750       9,003      11,070(3)     12,781(4)
    Diluted..............      4,426      4,426      4,570      6,002        7,910       9,176      11,070(3)     12,781(4)

                                                  NINE MONTHS ENDED
                           ---------------------------------------------------------------
                                                                                PRO FORMA
                                                      PRO FORMA    PRO FORMA   AS ADJUSTED
                           JANUARY 25,  JANUARY 24,  JANUARY 25,  JANUARY 24,  JANUARY 24,
                              1997         1998        1997(2)      1998(2)    1998(2)(6)
                           -----------  -----------  -----------  -----------  -----------
                           (UNAUDITED)               (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
STATEMENT OF INCOME DATA:
Revenues.................   $  41,527    $  80,706    $ 105,362    $ 119,693    $ 119,693
Operating expenses.......      22,656       47,172       59,550       67,869       67,869
                           -----------  -----------  -----------  -----------  -----------
Gross profit.............      18,871       33,534       45,812       51,824       51,824
General and
  administrative
  expenses...............      15,011       26,274       34,491       38,608       38,608
Amortization expense.....         471        1,509        2,336        2,418        2,418
Non-recurring acquisition
  costs..................         284                       284
                           -----------  -----------  -----------  -----------  -----------
Operating income.........       3,105        5,751        8,701       10,798       10,798
Interest expense.........         415          399        1,041        1,041
Interest income..........        (382)        (338)
Other (income) expense...          40          (71)         178         (118)        (118)
                           -----------  -----------  -----------  -----------  -----------
Income before provision
  for income taxes.......       3,032        5,761        7,482        9,875       10,916
Provision for income
  taxes..................         551        2,823        3,442        4,543        5,021
                           -----------  -----------  -----------  -----------  -----------
Net income...............   $   2,481    $   2,938    $   4,040    $   5,332    $   5,895
                           -----------  -----------  -----------  -----------  -----------
                           -----------  -----------  -----------  -----------  -----------
Net income per share:
    Basic................   $    0.29    $    0.26    $    0.36    $    0.48    $    0.46
    Diluted..............   $    0.28    $    0.25    $    0.36    $    0.48    $    0.46

Weighted average shares o
    Basic................       8,598       11,476       11,070(3)     11,070(3)     12,781(4)
    Diluted..............       8,782       11,719       11,070(3)     11,070(3)     12,781(4)

                                                                                            DECEMBER 31,
                                                                                            (UNAUDITED)
                                                                             ------------------------------------------  APRIL 30,
                                                                               1992       1993       1994       1995       1996
                                                                             ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital............................................................  $   4,172  $   5,051  $   4,366  $   4,288  $   4,338
Total assets...............................................................     15,040     15,487     14,602     25,258     25,692
Long-term debt, less current portion.......................................      4,048      3,909      3,455      8,160      6,366
Long-term payable to U.S. Office Products..................................
Stockholder's equity.......................................................      6,723      7,914      7,736      9,187     11,221

                                                                                                  JANUARY 24, 1998
                                                                                        -------------------------------------

                                                                                                                  PRO FORMA

                                                                             APRIL 26,                 PRO           AS

                                                                               1997       ACTUAL     FORMA(5)   ADJUSTED(5)(6)

                                                                             ---------  ----------  ----------  -------------

                                                                                                           (UNAUDITED)
BALANCE SHEET DATA:
Working capital............................................................  $   1,281  $    8,580  $    3,027   $     7,127

Total assets...............................................................     29,339     137,661     134,249       137,724

Long-term debt, less current portion.......................................      2,012       2,664      16,720
Long-term payable to U.S. Office Products..................................        787      10,027
Stockholder's equity.......................................................     13,483     100,111      92,725       113,545


------------------------
(1) The historical financial information of the businesses that were acquired in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies") have been combined on a historical cost basis in accordance with generally accepted accounting principles ("GAAP") to present this financial data as if the Pooled Companies had always been members of the same operating group. The financial information of the businesses acquired in the business combinations accounted for under the purchase method (the "Purchased Companies") is included from the dates of their respective acquisitions. The Purchased Companies and their respective acquisition dates are as follows: Associated Travel International, June 26, 1997; Evans Travel Group, July 25, 1997; Atlas Travel Services, September 26, 1997; OmniTravel, September 26, 1997; McGregor Travel Management, October 24, 1997; Travel Consultants, Inc., October 24, 1997; and Wareheim Travel Services, December 23, 1997. The pro forma financial data reflect acquisitions completed by Navigant through May 1, 1998. See Note 4 of the Company's Notes to Consolidated Financial Statements for a description of the number and accounting treatment of the acquisitions by the Company.

(2) Gives effect to the Travel Distribution and the purchase acquisitions completed by Navigant since May 1, 1996 as if all such transactions had been made on May 1, 1996. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of future operating results.

(3) For calculation of the pro forma weighted average shares outstanding for the fiscal year ended April 26, 1997 and for the nine months ended January 24, 1998 and January 25, 1997, see Note 2(j) of Notes to Pro Forma Combined Financial Statements included herein.
(4) For calculation of the pro forma as adjusted weighted average shares outstanding for the nine months ended January 24, 1998, see Note 2(l) of Notes to Pro Forma Combined Financial Statements.

(5) Gives effect to the Travel Distribution and the purchase acquisition completed by Navigant subsequent to January 24, 1998 as if such transaction had been made on January 24, 1998. The pro forma balance sheet data are not necessarily indicative of the financial position that would have been achieved had these events actually then occurred and should not be construed as representative of future financial position.

(6) As adjusted to give effect to the sale of the shares of Navigant Common Stock by Navigant pursuant to this offering (assuming an initial public offering price of $12.00 per share) after deducting underwriting discounts and estimated offering expenses payable by Navigant and the use of the estimated net proceeds therefrom.

                                  RISK FACTORS

    THE FOLLOWING FACTORS SHOULD BE CONSIDERED IN ADDITION TO OTHER INFORMATION INCLUDED IN THIS PROSPECTUS.

POTENTIAL VOLATILITY OF STOCK PRICE AND OTHER RISKS ASSOCIATED WITH SHARES
  ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of Navigant Common Stock in the public market following this offering could have an adverse effect on the market price of the Navigant Common Stock. In the Travel Distribution, stockholders of U.S. Office Products will acquire approximately 11,070,000 shares of Navigant Common Stock (approximately 85% of the total outstanding shares upon completion of the Travel Distribution and this offering) that will be freely tradeable at the time of this offering without restrictions or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares held by "affiliates" of Navigant within the meaning of the Securities Act will be subject to the resale limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). Because the Travel Distribution is being made to existing stockholders of U.S. Office Products, who have not made an affirmative decision to invest in Navigant Common Stock, there can be no assurance that some or all of these stockholders will not sell the shares of Navigant Common Stock into the market shortly after the Travel Distribution. In addition, U.S. Office Products is included in certain broad-based indices tracked by a number of investment companies and other institutional investors, and such investors can be expected to sell the shares of Navigant Common Stock they receive in the Travel Distribution shortly thereafter. Such sales could exert downward pressure on the price of Navigant Common Stock.

    In addition, upon completion of this offering, Navigant will have outstanding (i) 2,000,000 shares of Navigant Common Stock issued in this offering, all of which will be freely tradeable unless held by affiliates of Navigant and (ii) immediately exercisable options and options exercisable in the future to acquire shares of Navigant Common Stock. Navigant intends to register the shares of Navigant Common Stock reserved for issuance pursuant to its stock incentive plan following the Travel Distribution and this offering. Following this offering and the Travel Distribution, in view of the large number of shares freely tradeable and available for immediate sale, the market for Navigant Common Stock could be highly volatile and the trading price of Navigant Common Stock could be adversely affected. In addition, a substantial number of additional options to acquire shares of Navigant Common Stock may be awarded by Navigant to employees under its 1998 Stock Incentive Plan. Certain officers and directors of Navigant who hold shares of Navigant Common Stock have agreed not to offer, sell or otherwise dispose of any Navigant Common Stock without the prior written consent of Smith Barney Inc. for a period of 180 days after the date of the Underwriting Agreement.

RISKS RELATED TO REVENUE, CUSTOMER FEES AND AIRLINE COMMISSIONS

    Navigant derives the major portion of its revenues from commissions paid by airlines. Since 1995, most airlines have substantially reduced the amount of commissions paid to travel agents for booking domestic flights. The airlines have both capped the total commissions paid per ticket and reduced the commission rates per ticket payable to travel agents. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Navigant--Introduction." There can be no assurance that the airlines will not further reduce commissions.

    In response to reductions in the commissions paid to travel agents and consistent with growing industry practice, Navigant has entered into management contracts with many of its corporate customers. Under these contracts, Navigant typically deducts its direct operating expenses, indirect overhead costs and a management fee from commission revenues collected for travel arrangements made on behalf of the customer. If the commission revenues collected exceed the amounts deducted, Navigant may share a negotiated amount of the excess with the customer. If the commission revenues do not cover the amounts deducted the customer pays the difference to Navigant. See "Business--Revenue Sources--Management Contracts." In addition, Navigant typically charges a fee for each ticket and other transactions to customers who do not have a management contract with Navigant. There can be no assurance that Navigant will be able to maintain or continue to negotiate management contracts or continue to receive current levels of revenues from those contracts, or that Navigant will be able to charge transaction fees or maintain the level of such fees.

    Navigant also derives part of its revenues from incentive override commissions paid by the major airlines. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of
Navigant--Introduction." If, during any period, Navigant fails to meet incentive levels, revenues could decrease. There can also be no assurance that the airlines will not reduce or terminate incentive override commissions or that Navigant will be able to extend its current incentive override commission arrangements or enter into new arrangements that are as favorable as Navigant's current arrangements.

SUBSTANTIAL COMPETITION AND INDUSTRY CONSOLIDATION; NEW METHODS OF DISTRIBUTION

    The corporate travel management industry is extremely competitive and has relatively low barriers to entry. Navigant competes primarily with travel agencies and other distributors of travel services, some of which are larger and have greater brand name recognition and financial resources than Navigant. Competition within the corporate travel agency industry is increasing as the industry undergoes a period of consolidation and certain of Navigant's competitors are expanding their size and financial resources through consolidation. Certain agencies and distributors may have relationships with certain travel suppliers which give them access to favorable availability of products (including airplane seats and hotel rooms) or more competitive pricing than that offered by Navigant. Furthermore, some travel agents have a strong presence in particular geographic areas which may make it difficult for Navigant to attract customers in those areas. As a result of competitive pressures, Navigant may suffer a loss of customers and its revenues or margins may decline.

    Navigant also competes with travel suppliers, including airlines, hotels and rental car companies. Innovations in technology such as the Internet and computer on-line services have increased the ability of travel suppliers to distribute their travel products and services directly to consumers. Although travel agencies remain the primary channel for travel distribution, businesses and consumers can now use the Internet to access information about travel products and services and to purchase such products and services directly from the suppliers, thereby bypassing travel agents. Navigant believes that no single Internet-based service presently provides access to the full range of information available to Navigant and its agents. There can be no assurances, however, that an Internet-based travel service will not provide such access in the future. In addition, although Navigant believes the service, knowledge and skills of its employees and its incorporation of new, alternative distribution channels position it to compete effectively in the changing industry, there can be no assurance that Navigant will compete successfully or that the failure to compete successfully will not have a material adverse effect on the financial condition and results of operations of Navigant.

RISK OF RAPID GROWTH; ABSENCE OF HISTORY AS A STAND-ALONE COMPANY

    Navigant has been formed through the consolidation by U.S. Office Products of eleven separate corporate travel agency companies and expects to continue to grow in part through acquisitions. All eleven companies have been acquired since January 1997. The rapid pace of acquisitions has, and will continue to, put pressure on Navigant's executive management, personnel and corporate support systems. Any inadequacy of such systems to manage the increased size and scope of operations resulting from growth could adversely affect Navigant's operations, business and financial results and condition.

    Prior to the Travel Distribution, certain general and administrative functions relating to Navigant's business (including some legal and accounting services) were handled by U.S. Office Products. Navigant's future performance will depend on its ability to function as a stand-alone entity, and on its ability to finance and manage expanding operations and to adapt its information systems to changes in its business.

As a result, certain of Navigant's expenses are likely to be higher than when it was a part of U.S. Office Products, and Navigant may experience disruptions it would not encounter as a part of U.S. Office Products. Furthermore, the financial information included herein may not necessarily reflect what the results of operations and financial condition would have been had Navigant been a separate, stand-alone entity during the periods presented or be indicative of future results of operations and financial condition of Navigant.

DEPENDENCE ON TRAVEL SUPPLIERS

    Navigant is dependent upon travel suppliers for access to their products and services (including airplane seats and hotel rooms). Certain travel suppliers offer Navigant pricing that is preferential to published fares, enabling Navigant to offer prices lower than would be generally available to travelers and other travel agents. Travel suppliers can generally cancel or modify their agreements with Navigant upon relatively short notice. The loss of contracts, changes in Navigant's pricing agreements, commission schedules or incentive override commission arrangements, or more restricted access to travel suppliers' products and services could have a material adverse effect on Navigant's business, financial condition and results of operations.

DEPENDENCE UPON TECHNOLOGY

    Navigant's business is dependent upon a number of different information and telecommunications technologies to access information and manage a high volume of inbound and outbound telephone calls. Any failure of this technology could have a material adverse effect on Navigant's business, financial condition and results of operations. In addition, Navigant's ability to quote air travel ticket prices, make reservations and sell tickets is dependent upon its contractual right to use, and the performance of, computer reservation systems operated by SABRE, Galileo/Apollo and Worldspan. Any technical failures of these systems or restrictions on Navigant's access to these systems could have a material adverse effect on Navigant's business, financial condition and results of operations.

RISKS ASSOCIATED WITH THE BUSINESS TRAVEL INDUSTRY; GENERAL ECONOMIC CONDITIONS

    Navigant's results of operations will depend upon factors affecting the business travel industry generally. Navigant's revenues and earnings are especially sensitive to events that affect domestic and international air travel, and the level of car rentals and hotel reservations. A number of factors, including recession or slower economic growth, rising travel costs, extreme weather conditions, and concerns about passenger safety could result in a temporary or longer-term overall decline in demand for business travel. Advances in technology and communications, such as videoconferencing and Internet-based teleconferencing, may also adversely impact travel patterns and travel demand. Navigant believes that price-based competition will continue in the airline industry for the foreseeable future. The continuation of such competition and the occurrence of any of the events described above could have a material adverse effect on Navigant's business, financial condition and results of operations.

RISKS RELATED TO INTEGRATION OF OPERATIONS AND ACQUISITIONS

    One of Navigant's strategies is to increase operating margins by consolidating and integrating certain administrative functions common to all of its operating subsidiaries. Such integration will require substantial attention from senior management and may also require substantial capital expenditures. The integration of operations may disrupt the operations of Navigant and the operating subsidiaries, as management attention is diverted from other tasks, and as technological, practical or personnel issues arise. There can be no assurance that the integration and consolidation will be completed, or that, if completed, Navigant will recognize economic benefit.

    Currently, Navigant and each of its subsidiaries operate on separate computer and telephone systems, several of which use different technologies. Navigant expects that it will integrate these systems, but it has not yet established a definitive timetable for integration of all of such systems or its definitive capital needs for such integration. There can be no assurance that the contemplated integration of these systems will be successful, will be completed without disruption to Navigant's business or will result in the intended cost efficiencies. In addition, rapid changes in technologies may require capital expenditures to improve or upgrade customer service.

    Integration of acquisitions may also involve a number of special risks, including adverse short-term effects on its reported operating results (including those caused by severance payments to employees of acquired companies, restructuring charges associated with the acquisitions and other expenses associated with a change of control, as well as non-recurring acquisition costs including accounting and legal fees, investment banking fees, recognition of transaction-related obligations and various other acquisition-related costs); diversion of management's attention; difficulties with retention, hiring and training of key personnel; risks associated with unanticipated problems or legal liabilities; and amortization of acquired intangible assets, including goodwill. Furthermore, although Navigant conducts due diligence and generally requires representations, warranties and indemnifications from the former owners of acquired companies, there can be no assurance that such owners will have accurately represented the financial and operating conditions of their companies. If an acquired company's financial or operating results were misrepresented, the acquisition could have a material adverse effect on the results of operations and financial condition of Navigant.

POTENTIAL LIABILITY FOR TAXES RELATED TO THE DISTRIBUTIONS

    In connection with the Distributions, U.S. Office Products will enter into a tax allocation agreement with Navigant and the other Spin-Off Companies (the "Tax Allocation Agreement"), which will provide that the Spin-Off Companies will jointly and severally indemnify U.S. Office Products for any losses associated with taxes related to the Distributions ("Distribution Taxes") if an action or omission (an "Adverse Tax Act") of any of the Spin-Off Companies materially contributes to a final determination that any or all of the Distributions are taxable. Navigant will also enter into a tax indemnification agreement with the other Spin-Off Companies (the "Tax Indemnification Agreement") under which the Spin-Off Company that is responsible for the Adverse Tax Act will indemnify the other Spin-Off Companies for any liability to indemnify U.S. Office Products under the Tax Allocation Agreement. As a consequence, Navigant will be liable for any Distribution Taxes resulting from any Adverse Tax Act by Navigant and liable (subject to indemnification by the other Spin-Off Companies) for any Distribution Taxes resulting from an Adverse Tax Act by the other Spin-Off Companies. If there is a final determination that any or all of the Distributions are taxable and it is determined that there has not been an Adverse Tax Act by either U.S. Office Products or any of the Spin-Off Companies, U.S. Office Products and each of the Spin-Off Companies will be liable for its pro rata portion of the Distribution Taxes based on the value of each company's common stock after the Distributions. As a result, Navigant could become liable for a pro rata portion of any Distribution Taxes with respect to not only the Travel Distribution but also any of the other Distributions. See "The Spin-Offs From U.S. Office Products--Tax Allocation Agreement and Tax Indemnification Agreement" and "The Spin-Offs from U.S. Office Products--U.S. Federal Income Tax Consequences of the Distributions" for a detailed discussion of the Tax Allocation Agreement and Tax Indemnification Agreement and the U.S. federal income tax consequences of the Distributions.

RISKS RELATED TO ALLOCATION OF CERTAIN LIABILITIES

    Under the Distribution Agreement (as defined below), Navigant will be liable for (i) any liabilities arising out of or in connection with the business conducted by it or its subsidiaries, (ii) its liabilities under the Employee Benefits Agreement (as defined below), Tax Allocation Agreement and related agreements described under "The Spin-Offs From U.S. Office Products", (iii) the U.S. Office Products debt that has been allocated to Navigant (see "The Spin-Offs From U.S. Office Products--Distribution Agreement-- Debt"), (iv) liabilities under the securities laws relating to this Prospectus and portions of the Information Statement/Prospectus distributed to stockholders of U.S. Office Products in connection with the Travel Distribution, as well as other securities law liabilities related to the Navigant business that arise from information supplied to U.S. Office Products (or that should have been supplied, but was not) by Navigant, (v) U.S. Office Products' liabilities for earn-outs from acquisitions in respect of Navigant and its subsidiaries, (vi) Navigant's costs and expenses related to this offering and its bank financing, and (vii) $1.0 million of the transaction costs (including legal, accounting, investment banking and financial advisory) and other fees incurred by U.S. Office Products in connection with its Strategic Restructuring Plan. Each of the other Spin-Off Companies will be similarly obligated to U.S. Office Products. Navigant and the other Spin-Off Companies have also agreed to bear a pro rata portion of U.S. Office Products' liabilities under the securities laws (other than claims relating solely to a specific Spin-Off Company or relating specifically to the continuing businesses of U.S. Office Products) and U.S. Office Products' general corporate liabilities (other than debt, except for that specifically allocated to the Spin-Off Companies) incurred prior to the Distribution Date (I.E., liabilities not related to the conduct of a particular distributed or retained subsidiary's business) (the "Shared Liabilities"). If one of the Spin-Off Companies defaults on an obligation owed to U.S. Office Products, the non-defaulting Spin-Off Companies will be obligated on a pro rata basis to pay such obligation ("Default Liability"). As a result of the Shared Liabilities and Default Liability, Navigant could be obligated to U.S. Office Products in respect of obligations and liabilities not related to its business or operations and over which neither it nor its management has or has had any control or responsibility. The aggregate of the Shared Liabilities and Default Liability for which any Spin-Off Company may be liable is, however, limited to $1.75 million. See "--Potential Liability for Taxes Related to the Distributions" and "The Spin-Offs From U.S. Office Products." The Company's pro rata share of Shared Liabilities and Default Liability is described below in "The Spin-Offs From U.S. Office Products--Distribution Agreement--Liabilities."

DEPENDENCE UPON ACQUISITIONS FOR FUTURE GROWTH

    One of Navigant's strategies is to increase its revenues and the markets it serves through the acquisition of additional corporate travel businesses. There can be no assurance that suitable candidates for acquisitions can be identified or, if suitable candidates are identified, that acquisitions can be completed on acceptable terms. See "--Risk Related to Acquisition Financing; Additional Dilution." In addition, prior to the Travel Distribution, Navigant's acquisitions were completed with substantial business, legal and accounting assistance from U.S. Office Products and the acquisitions were paid for with U.S. Office Products Common Stock. Furthermore, Navigant's ability to pay for acquisitions with stock may be materially limited in the two-year period following the Travel Distribution. See "--Possible Limitations on Issuances of Common Stock." The pace of Navigant's acquisition program may be adversely affected by the absence of U.S. Office Products support for the acquisitions and Navigant's limited ability to issue Navigant Common Stock.

    Navigant's acquisition of corporate travel businesses outside the United States may subject it to certain risks inherent in conducting business internationally, including fluctuations in currency exchange rates. Changes in exchange rates could have a significant effect on Navigant's business, financial condition and results of operations.

RISKS RELATED TO ACQUISITION FINANCING; ADDITIONAL DILUTION

    Navigant currently intends to finance its future acquisitions by using shares of Navigant Common Stock, cash, borrowed funds or a combination thereof. If Navigant Common Stock does not maintain a sufficient market value, if the price of Navigant Common Stock is highly volatile or if potential acquisition candidates are otherwise unwilling to accept Navigant Common Stock as part of the consideration for the sale of their businesses, Navigant may be required to use more of its cash resources or more borrowed funds, in order to initiate and maintain its acquisition program. See "--Possible Limitations on Issuances of Common Stock." If Navigant does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. Prior to the Travel Distribution, Navigant was not responsible for obtaining external sources of funding. Navigant intends to enter into credit facilities with one or more lenders to obtain financing to be used in connection with future acquisitions. There can be no assurance that Navigant, as a stand alone company, will be able to obtain such financing if and when it is needed or that any such financing will be available on terms it deems acceptable.

    Navigant will have 150,000,000 authorized shares of Navigant Common Stock, a portion of which could be available (subject to the rules and regulations of federal and state securities laws, applicable limits under U.S. federal income tax laws and rules, and rules of the Nasdaq Stock Market) to finance acquisitions without obtaining stockholder approval for such issuance. See "--Possible Limitations on Issuances of Common Stock." Existing stockholders may suffer dilution if Navigant uses Navigant Common Stock as consideration for future acquisitions. Moreover, the issuance of additional shares of Navigant Common Stock may negatively impact earnings per share and the market price of Navigant Common Stock.

RELIANCE ON KEY PERSONNEL

    Navigant's operations depend on the continued efforts of Edward S. Adams, its President and Chief Executive Officer, Robert C. Griffith, its Chief Financial Officer and Treasurer, its other executive officers and the senior management of its subsidiaries. Furthermore, Navigant's operations will likely depend on the senior management of the companies that may be acquired in the future. If any of these people become unable to continue in his or her present role, or if Navigant is unable to attract and retain other skilled employees, its business could be adversely affected. In addition, Jonathan J. Ledecky will serve as a director and employee of Navigant and is expected to provide services to Navigant after the Travel Distribution pursuant to an expected employment agreement with Navigant and an agreement entered into between Mr. Ledecky and U.S. Office Products, which provides that Navigant and the other Spin-Off Companies will succeed to certain rights of, and obligations under, such agreement following the Distribution. See "Management of Navigant--Ledecky Services Agreement." Mr. Ledecky will also serve as a director of each of the other Spin-Off Companies, and is the director or an officer of two other public companies. Mr. Ledecky may be unable to devote substantial time to the activities of Navigant.

ABSENCE OF PUBLIC MARKET

    Prior to the Travel Distribution and this offering there will be no public market for Navigant Common Stock. The initial public offering price of Navigant Common Stock in this offering will be determined through negotiations among Navigant and the underwriters of this offering and may not be indicative of the market price for Navigant Common Stock after this offering and the Travel Distribution. The trading price of the Navigant Common Stock also could be subject to wide fluctuations in response to variations in Navigant's quarterly operating results, changes in earnings estimates by analysts, conditions in Navigant's businesses, general market or economic conditions or other factors. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could have a material adverse effect on the market price of Navigant Common Stock. See "--Potential Volatility of Stock Price and Other Risks Associated with Shares Eligible for Future Sale."

MATERIAL AMOUNT OF GOODWILL


    On a pro forma basis as of January 24, 1998, approximately $87.6 million, or 65.2%, of Navigant's pro forma total assets and 94.4% of Navigant's pro forma stockholders' equity represent intangible assets, the significant majority of which is goodwill. Goodwill represents the excess of cost over the fair market value of net assets acquired in business combinations accounted for under the purchase method. Navigant amortizes goodwill on a straight line method over a period of 35 years with the amount amortized in a particular period constituting a non-cash expense that reduces Navigant's net income. Amortization of goodwill resulting from certain past acquisitions, and additional goodwill recorded in certain future acquisitions may not be deductible for tax purposes. In addition, Navigant will be required to periodically evaluate the recoverability of goodwill by reviewing the anticipated undiscounted future cash flows from the operations of the acquired companies and comparing such cash flows to the carrying value of the associated goodwill. If management determines that goodwill has become impaired in later years, earnings in such years will be significantly adversely affected. A reduction in net income resulting from the amortization or write down of goodwill would currently affect financial results and could have a material and adverse impact upon the market price of Navigant Common Stock. Navigant believes that anticipated cash flows associated with intangible assets recognized in the acquisitions completed during the nine months ended January 24, 1998 will continue over the period during which the associated goodwill will be amortized, and there is no persuasive evidence that any material portion will dissipate during such period.


RISKS RELATED TO INABILITY TO USE POOLING-OF-INTERESTS METHOD TO ACCOUNT FOR
  FUTURE ACQUISITIONS

    Generally accepted accounting principles require that an entity be autonomous for a period of two years before it is eligible to complete business combinations under the pooling-of-interests method. Navigant will be unable to satisfy this criterion for a period of two years following the Travel Distribution. Therefore, Navigant will be precluded from completing business combinations under the pooling-of-interests method for a period of two years and any business combinations completed by Navigant during such period will be accounted for under the purchase method resulting in the recording of goodwill. The amortization of the goodwill will reduce net income reported by the Company below that which would have been reported if the pooling-of-interests method had been used by the Company. See "--Material Amount of Goodwill."

POSSIBLE LIMITATIONS ON ISSUANCES OF COMMON STOCK

    Section 355(e) of the Internal Revenue Code of 1986, as amended (the "Code"), which was added in 1997, generally provides that a company that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur U.S. federal income tax liability if 50% or more, by vote or value, of the capital stock of either the company making the distribution or the spun-off subsidiary is acquired by one or more persons acting pursuant to a plan or series of related transactions that includes the spin-off. Stock acquired by certain related persons is aggregated in determining whether the 50% test is met. There is a presumption that any acquisition occurring two years before or after the spin-off is pursuant to a plan that includes the spin-off. However, the presumption may be rebutted by establishing that the spin-off and such acquisition are not part of a plan or series of related transactions. As a result of the provisions of Section 355(e), there can be no assurance that issuances of stock by Navigant, including issuances in connection with an acquisition of another business by Navigant, will not create a tax liability for U.S. Office Products.

    Navigant will enter into the Tax Allocation Agreement and the Tax Indemnification Agreement pursuant to which Navigant will be liable to U.S. Office Products and the other Spin-Off Companies if its actions or omissions materially contribute to a final determination that the Travel Distribution is taxable. See "The Spin-Offs From U.S. Office Products--Tax Allocation Agreement and Tax Indemnification Agreement."

    This limitation could adversely affect the pace of Navigant's acquisitions and its ability to issue capital stock for other purposes, including equity offerings.

SEASONALITY AND QUARTERLY FLUCTUATIONS

    The domestic and international travel industry is extremely seasonal. The results of Navigant have fluctuated because of seasonal variations in the travel industry. Net revenues and net income for Navigant are generally higher in the second and third calendar quarters. Navigant expects this seasonality to continue in the future. Navigant's quarterly results of operations may also be subject to fluctuations as a result of the timing and cost of acquisitions, fare wars by travel suppliers, changes in relationships with certain travel suppliers, changes in the mix of services offered by Navigant, the timing of the payment of incentive override commissions by travel suppliers, extreme weather conditions or other factors affecting travel. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Navigant--Fluctuations in Quarterly Results of Operations."

DEPENDENCE ON ARC AGREEMENTS

    Navigant depends on the ability to sell airline tickets for a substantial portion of its revenue. To sell airline tickets, Navigant must enter into, and maintain, an Agent Reporting Agreement with the Airlines Reporting Company ("ARC"). The Agent Reporting Agreement imposes numerous financial, operational, and administrative obligations on Navigant. The agreement allows ARC to cancel an Agent Reporting Agreement for failure to meet any of these obligations. If Navigant's Agent Reporting Agreement is cancelled by ARC, Navigant would be unable to sell airline tickets and its results of operations would be materially adversely affected.

DILUTION

    Purchasers of Navigant Common Stock offered hereby will incur an immediate and substantial dilution in net tangible book value of Navigant Common Stock from the initial public offering price. The options to acquire Navigant Common Stock that are issued as replacements for options to acquire U.S. Office Products Common Stock, and that will be outstanding following the Travel Distribution, may be exercisable at prices significantly below the initial public offering price. To the extent outstanding options to purchase Navigant Common Stock are exercised, there will be further dilution. See "Dilution."

NO DIVIDENDS

    Navigant does not expect to pay cash dividends on Navigant Common Stock in the foreseeable future. The decision whether to apply legally available funds to the payment of dividends on Navigant Common Stock will be made by the Board of Directors of Navigant (the "Board of Directors") from time to time in the exercise of its business judgment, taking into account, among other things, Navigant's results of operations and financial condition, any then existing or proposed commitments by Navigant for the use of available funds, and Navigant's obligations with respect to the holders of any then outstanding indebtedness or preferred stock. As a result of the allocation of debt to Navigant in the Travel Distribution, immediately after the Travel Distribution, Navigant's retained earnings will be zero, which could limit funds available for payment of dividends. Furthermore, Navigant's ability to pay dividends may be restricted from time to time by financial covenants in its credit agreements. See "Dividend Policy."

                    THE SPIN-OFFS FROM U.S. OFFICE PRODUCTS


    Prior to this offering, Navigant has been a wholly-owned subsidiary of U.S. Office Products. At the time of this offering, Navigant will hold all of the business and assets of, and will be responsible for substantially all of the liabilities associated with, U.S. Office Products' Corporate Travel Services Division. Prior to the completion of the offering made hereby, all of the approximately 11,070,000 shares of Navigant Common Stock owned by U.S. Office Products will be distributed to the stockholders of record of U.S. Office Products as of 5:00 p.m. EDT on June 9, 1998 in the Travel Distribution. U.S. Office Products is spinning off Navigant as part of the Strategic Restructuring Plan in which U.S. Office Products is spinning off the shares of the Spin-Off Companies that will conduct U.S. Office Products current print management, technology solutions, educational supplies and corporate travel services businesses. As part of its Strategic Restructuring Plan, U.S. Office Products will repurchase 37,037,037 shares (including shares that may be issued on exercise of vested and unvested stock options of U.S. Office Products Common Stock) in a tender offer (the "Tender Offer") and sell a 24.9% equity interest (the "Equity Investment") in U.S. Office Products (but no interest in the Spin-Off Companies) to an affiliate ("CD&R") of an investment fund managed by Clayton, Dubilier & Rice, Inc. ("CD&R, Inc.").



    In connection with the Travel Distribution, Navigant is entering into a series of agreements with U.S. Office Products and the other Spin-Off Companies to provide mechanisms for an orderly transition and to define certain relationships among Navigant, U.S. Office Products and the other Spin-Off Companies after the Travel Distribution. These agreements are: a distribution agreement (the "Distribution Agreement") among Navigant, U.S. Office Products and the other Spin-Off Companies; the Tax Allocation Agreement among Navigant, U.S. Office Products and the other Spin-Off Companies; an employee benefits agreement (the "Employee Benefits Agreement") among Navigant, U.S. Office Products and the other Spin-Off Companies; and the Tax Indemnification Agreement among Navigant and the other Spin-Off Companies. The terms of the Distribution Agreement, Tax Allocation Agreement, Tax Indemnification Agreement and Employee Benefits Agreement described herein have been determined while Navigant is a wholly-owned subsidiary of U.S. Office Products. In addition, the agreement between U.S. Office Products and CD&R relating to CD&R's investment in U.S. Office Products (the "Investment Agreement") specifies certain terms of these agreements and provides that they are subject to CD&R's reasonable approval. Therefore, these agreements are not the result of arm's-length negotiations between independent parties.


DISTRIBUTION AGREEMENT

    TRANSFER OF SUBSIDIARIES AND ASSETS. The Distribution Agreement provides for the transfer from U.S. Office Products to Navigant of substantially all of the equity interests in the U.S. Office Products subsidiaries that are engaged in the business of Navigant as well as the transfer, in certain instances, of other assets related to the business of Navigant. It also provides that the recovery on any claims under applicable acquisition agreements that U.S. Office Products may have against the persons who sold businesses to U.S. Office Products that will become part of Navigant in connection with the Travel Distribution (the "Navigant Acquisition Indemnity Claims") will be allocated 100% to Navigant. In addition, to the extent that Navigant Acquisition Indemnity Claims are currently secured by the pledge of stock of U.S. Office Products that is owned by persons who sold businesses to U.S. Office Products that will become part of Navigant (and no previous claims have been made against such shares), the pledged shares will be used, subject to final resolution of the claim, to reimburse Navigant for its damages and expenses.

    DEBT. The Distribution Agreement allocates a specified amount of U.S. Office Products' debt outstanding under its credit facilities to each Spin-Off Company and requires each Spin-Off Company, on or prior to the Distributions, to obtain credit facilities, to borrow funds under such facilities and to use the proceeds of such borrowing to pay off the U.S. Office Products' debt so allocated plus any additional debt incurred by U.S. Office Products after January 12, 1998 (the date of the Investment Agreement) in connection with the acquisition of any entity that has become or will become a subsidiary of such Spin-Off

Company. Under the Distribution Agreement, $15.0 million of U.S. Office Products' debt has been allocated to Navigant.

    LIABILITIES. Under the Distribution Agreement, Navigant will be responsible for (i) any liabilities arising out of or in connection with the businesses conducted by Navigant and/or its subsidiaries, (ii) its liabilities under the Employee Benefits Agreement, the Tax Allocation Agreement and related agreements, (iii) the U.S. Office Products debt that has been allocated to the Company as described above, (iv) liabilities under the securities laws relating to this Prospectus and certain sections of the Information Statement/Prospectus relating to the Travel Distribution, as well as securities law liabilities related to the Navigant business that arise from information supplied to U.S. Office Products (or that should have been supplied but was not) by Navigant, (v) any liabilities of U.S. Office Products relating to earn-out or bonus payments in respect of Navigant or its subsidiaries, (vi) the Company's costs and expenses related to this offering and its bank credit facility, and (vii) $1.0 million of transaction costs (including legal, accounting, investment banking and financial advisory) and other fees incurred by U.S. Office Products in connection with the Strategic Restructuring Plan. Each of the other Spin-Off Companies will be similarly obligated to U.S. Office Products. Navigant and the other Spin-Off Companies have also agreed to bear a pro rata share of (i) any liabilities of U.S. Office Products under the securities laws (other than claims relating solely to a specific Spin-Off Company or relating specifically to the continuing businesses of U.S. Office Products), and (ii) U.S. Office Products' general corporate liabilities (other than debt, except for that specifically allocated to the Spin-Off Companies) incurred prior to the Distribution Date (I.E., liabilities not related to the conduct of a particular distributed or retained subsidiary's business) (the "Shared Liabilities"). If one of the Spin-Off Companies defaults on an obligation owed to U.S. Office Products, the non-defaulting Spin-Off Companies will be obligated, on a pro rata basis, to pay such obligation ("Default Liability"). The aggregate of the Shared Liabilities and Default Liability for which any Spin-Off Company may be liable is, however, limited to $1.75 million.

    The Spin-Off Companies' pro rata share of Shared Liabilities will be, based upon the fiscal year ended April 25, 1998, the average of (a) their revenues relative to those of U.S. Office Products and (b) their operating income relative to that of U.S. Office Products; the residual will be U.S. Office Products' pro rata share. Based upon financial data for the nine-month period ended January 24, 1998, the Company's pro rata share of Shared Liabilites would have been 5.2%, the other Spin-Off Companies' pro rata share would have aggregated 29.2% and U.S. Office Products' pro rata share would have been 65.6%. As to any Default Liability, each non-defaulting Spin-Off Company's pro rata share will be increased to include a portion of the defaulting Spin-Off Company's pro rata share.

    The Distribution Agreement provides that each party will indemnify and hold all of the other parties harmless from any and all liabilities for which the former assumed liability under the Distribution Agreement. All indemnity payments will be subject to adjustment upward or downward to take account of tax costs or tax benefits as well as insurance proceeds. If there are any claims made under U.S. Office Products' existing insurance policies, the amount of any deductible or retention will be allocated by U.S. Office Products among the claimants in a fair and reasonable manner.

    OTHER PROVISIONS. The Distribution Agreement will have other customary provisions including provisions relating to mutual release, access to information, witness services, confidentiality and alternative dispute resolution.

TAX ALLOCATION AGREEMENT AND TAX INDEMNIFICATION AGREEMENT

    The Tax Allocation Agreement will provide that each Spin-Off Company will be responsible for its respective share of U.S. Office Products' consolidated tax liability for the years that each such corporation was included in U.S. Office Products' consolidated U.S. federal income tax return. The Tax Allocation Agreement also will provide for sharing, where appropriate, of state, local and foreign taxes attributable to periods prior to the Distributions.

    The Tax Allocation Agreement will further provide that the Spin-Off Companies will jointly and severally indemnify U.S. Office Products for any Distribution Taxes assessed against U.S. Office Products if an Adverse Tax Act of any of the Spin-Off Companies materially contributes to a final determination that any or all of the Distributions are taxable. Navigant will also enter into the Tax Indemnification Agreement with the other Spin-Off Companies under which the Spin-Off Company that is responsible for the Adverse Tax Act will indemnify the other Spin-Off Companies for any liability to U.S. Office Products under the Tax Allocation Agreement. As a consequence, Navigant will be liable for any Distribution Taxes resulting from any Adverse Tax Act by Navigant and liable (subject to indemnification by the other Spin-Off Companies) for any Distribution Taxes resulting from an Adverse Tax Act by the other Spin-Off Companies. If there is a final determination that any or all of the Distributions are taxable and it is determined that there has not been an Adverse Tax Act by either U.S. Office Products or any of the Spin-Off Companies, each of U.S. Office Products and the Spin-Off Companies will be liable for its pro rata portion of such Distribution Taxes based on the value of each company's common stock after the Distributions. As a result, Navigant could become liable for a pro rata portion of any Distribution Taxes with respect to not only the Travel Distribution but also any of the other Distributions. The liabilities of Navigant under the Tax Allocation Agreement and the Tax Indemnification Agreement are not subject to any limits.

EMPLOYEE BENEFITS AGREEMENT

    In connection with the Distributions, U.S. Office Products expects to enter into the Employee Benefits Agreement with Navigant and the other Spin-Off Companies to provide for an orderly transition of benefits coverage between U.S. Office Products and the Spin-Off Companies. Pursuant to this agreement, the respective Spin-Off Companies will retain or assume liability for employment-related claims and severance for persons currently or previously employed by the respective Spin-Off Companies and their subsidiaries, while U.S. Office Products and its post-Distribution subsidiaries will retain or assume responsibility for their current and previous employees. The proposed Employee Benefits Agreement reflects U.S. Office Products' expectation that each of the Spin-Off Companies will establish 401(k) plans for their respective employees effective as of, or shortly after, the Distribution Date and that U.S. Office Products will transfer 401(k) accounts to those plans as soon as practicable. The proposed agreement also provides for spinning off portions of the U.S. Office Products' cafeteria plan that relate to employees of the Spin-Off Companies (and their subsidiaries) and having those spun-off plans assume responsibilities for claims submitted on or after the Distribution Date.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTIONS

    Pursuant to the Tax Allocation Agreement and Tax Indemnification Agreement, see "--Tax Allocation Agreement and Tax Indemnification Agreement," Navigant could be liable for Distribution Taxes if any or all of the Distributions fail to qualify as tax-free spin-offs under Section 355 of the Code or are taxable under Section 355(e) of the Code.

    THE TAX OPINION. Wilmer, Cutler & Pickering expects to deliver an opinion (the "Tax Opinion") at the time of the Distributions stating that for U.S. federal income tax purposes the Distributions will qualify as tax-free spin-offs under Section 355 of the Code and will not be taxable under Section 355(e) of the Code. U.S. Office Products will not complete the Distributions unless it receives the Tax Opinion. The Tax Opinion will be based on the accuracy as of the time of the Distributions of factual representations made by U.S. Office Products, the Spin-Off Companies and CD&R, and certain other information, data, documentation and other materials that Wilmer, Cutler & Pickering has deemed necessary.

    The Tax Opinion will represent Wilmer, Cutler & Pickering's best judgment of how a court would rule. However, the Tax Opinion is not binding upon either the IRS or any court. A ruling has not been, and will not be, sought from the IRS with respect to the U.S. federal income tax consequences of the Distributions.

    Assuming the Distributions qualify as tax-free spin-offs under Section 355 and are not taxable under Section 355(e), no gain or loss will be recognized by U.S. Office Products as a result of the Distributions.

    CONSEQUENCES OF FAILURE TO QUALIFY AS A TAX-FREE DISTRIBUTION. As noted above, the Tax Opinion is not binding on the IRS or the courts. Prospective stockholders should be aware that the requirements of Section 355 pertaining to business purpose, active trade or business, and absence of a device for distribution of earnings and profits, as well as the requirements of Section 355(e) pertaining to a plan or series of related transactions to acquire 50% or more by vote or value of a company, are highly dependent on factual interpretations, are to a significant extent subjective in nature, and have a relative absence of authority addressing their application to the particular facts presented by the Distributions. Accordingly, the IRS and/or a court could reach a conclusion that differs from the conclusions in the Tax Opinion.

    BUSINESS PURPOSE. In order for a Distribution to qualify as a tax-free spin-off under Section 355, it must be motivated, in whole or substantial part, by one or more corporate business purposes. U.S. Office Products will represent that the Distributions were motivated, in whole or substantial part, to allow U.S. Office Products and the Spin-Off Companies to adopt strategies and pursue objectives that are more appropriate to their respective industries and stages of growth; to allow the Spin-Off Companies to pursue independent acquisition programs with a more focused use of resources and, where stock is used as consideration, to allow the Spin-Off Companies to provide stock of a public company that is in the same industry as the business being acquired; to allow U.S. Office Products and the Spin-Off Companies to offer their respective employees more focused compensation packages; and to make possible the Equity Investment which the Board of Directors of U.S. Office Products concluded would contribute to U.S. Office Products' development, based on the skills and experience of CD&R, Inc. Based on these representations and certain other information, data, documentation and other materials, Wilmer, Cutler & Pickering expects to deliver the Tax Opinion at the time of the Distributions stating that each Distribution satisfies the business purpose requirement of Section 355. However, although similar rationales have been accepted by the IRS in other circumstances as sufficient to meet the business purpose requirement of Section 355, there can be no assurance that the IRS will not assert that the business purpose requirement is not satisfied.

    ACTIVE TRADE OR BUSINESS. In order for the distribution of the stock of a Spin-Off Company (other than Navigant) to qualify as a tax-free spin-off under
Section 355, both the Spin-Off Company and U.S. Office Products must be engaged in an active trade or business that has been actively conducted for the five-year period preceding the Distributions, taking into account only businesses that have been acquired in transactions in which no gain or loss was recognized. In order for the distribution of the stock of Navigant to qualify as a tax-free spin-off under Section 355, substantially all of the assets of Navigant must consist of the stock of Professional Travel Corporation ("PTC"), and PTC and U.S. Office Products must meet the requirements described in the preceding sentence. Whether current and historical business activity constitutes an active trade or business, and whether any gain or loss should have been recognized in an acquisition structured and reported as a nontaxable transaction, turn in some instances on the application of subjective legal standards and on factual determinations, such as intentions of the parties involved. Based on the representations of U.S. Office Products and the Spin-Off Companies, Wilmer, Cutler & Pickering expects to deliver the Tax Opinion at the time of the Distributions stating that each Distribution will satisfy the active trade or business requirement. However, because of the inherently subjective nature of important elements of the active trade or business requirement, and because the IRS may challenge the representations upon which Wilmer, Cutler & Pickering relies, there can be no assurance that the IRS will not assert that the active trade or business requirement is not satisfied.

    ABSENCE OF A DEVICE FOR DISTRIBUTION OF EARNINGS AND PROFITS. A Distribution will not qualify as a tax-free spin-off under Section 355 if the Distribution was used principally as a device for the distribution of the earnings and profits of U.S. Office Products or the Spin-Off Company. Treasury regulations provide that this test is applied based on all the facts and circumstances, including the presence or absence of factors described in the Treasury Regulations as "device factors" and "nondevice factors." Application of this test is uncertain in part because of its subjective nature. Based on the representations of U.S. Office Products and the Spin-Off Companies, Wilmer, Cutler & Pickering expects to deliver the Tax Opinion at the time of the Distributions stating that none of the Distributions is a transaction used principally as a device for the distribution of earnings and profits of either U.S. Office Products or any of the Spin-Off Companies. However, because of the inherently subjective nature of the device test (including the subjectivity involved in assigning weight to various factors), and because the IRS may challenge the representations upon which Wilmer, Cutler & Pickering relies, there can be no assurance that the IRS will not assert that any or all of the Distributions are transactions used principally as a device for the distribution of earnings and profits.

    EFFECT OF POST-DISTRIBUTION TRANSACTIONS. Section 355(e), which was added in 1997, generally provides that a company that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur U.S. federal income tax liability if 50% or more, by vote or value, of the capital stock of either the company making the distribution or the subsidiary is acquired by one or more persons acting pursuant to a plan or a series of related transactions that includes the spin-off. Stock acquired by certain related persons is aggregated in determining whether this 50% test is met. There is a presumption that any acquisition of 50% or more, by vote or value, of the capital stock of the company or the subsidiary occurring two years before or after the spin-off is pursuant to a plan that includes the spin-off. However, the presumption may be rebutted by establishing that the spin-off and the acquisition are not part of a plan or a series of related transactions. Based on the representations of U.S. Office Products, the Spin-Off Companies and CD&R, and the assumption that no Distribution is part of a plan that is outside the knowledge of U.S. Office Products and the Spin-Off Companies pursuant to which one or more persons will acquire directly or indirectly 50% or more by vote or value of the capital stock of U.S. Office Products or of any Spin-Off Company, Wilmer, Cutler & Pickering expects to deliver the Tax Opinion at the time of the Distributions stating that the Distributions will not be taxable under Section 355(e). However, there can be no assurance that the IRS will not assert that any or all of the Distributions are taxable under Section 355(e).

    If a Distribution fails to qualify as a tax-free spin-off or is taxable under Section 355(e), U.S. Office Products will recognize gain equal to the difference between the fair market value of the common stock of the Spin-Off Company and U.S. Office Products' adjusted tax basis in the common stock of the Spin-Off Company (on the Distribution Date). If U.S. Office Products were to recognize gain on one or more Distributions, such gain would likely be substantial.

                                USE OF PROCEEDS


    The proceeds to Navigant from this offering as contemplated hereby (net of underwriting discounts and commissions and the estimated expenses of this offering) at an assumed offering price of $12.00 per share are estimated to be approximately $20,820,000 ($24,168,000 if the Underwriters' over-allotment option is exercised in full). A portion of the net proceeds to Navigant from this offering will be used to repay $15.0 million of indebtedness under a $75 million revolving credit facility which Navigant expects to obtain from NationsBank, N.A. The $15.0 million of indebtedness will be incurred at the time of the Distribution to refinance intercompany indebtedness to U.S. Office Products. The indebtedness to NationsBank, N.A. will bear interest at a rate of, at the Company's option, either (i) LIBOR plus a margin of between 1.0% and 2.0%, depending upon Navigant's funded debt to EBITDA ratio, or (ii) the Alternate Base Rate (defined as the higher of (x) the NationsBank, N.A. prime rate and (y) the Federal Funds rate plus .50%) plus a margin of between 0% and
 .75%, depending on Navigant's funded debt to EBITDA ratio. The indebtedness to NationsBank, N.A. will mature five years from the effective date of the credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Navigant--Liquidity and Capital Resources." The indebtedness to U.S. Office Products bears interest at 7% and matures at the time of the Distributions.

    The remainder of the net proceeds to Navigant from this offering, $5.8 million, will be retained by Navigant for working capital and general corporate purposes, including future acquisitions if suitable acquisitions can be identified on acceptable terms. Pending such uses, Navigant intends to invest the net proceeds in investment grade, interest-bearing securities, including, without limitation, obligations of the U.S. government or U.S. government agencies and other highly rated liquid debt instruments.


                                DIVIDEND POLICY

    Navigant does not expect to pay cash dividends on Navigant Common Stock in the foreseeable future. The decision whether to apply legally available funds to the payment of dividends on Navigant Common Stock will be made by the Board of Directors from time to time in the exercise of its business judgment, taking into account, among other things, Navigant's results of operations and financial condition, any then existing or proposed commitments by Navigant for the use of available funds, and Navigant's obligations with respect to the holders of any then outstanding indebtedness or preferred stock. As a result of the allocation of debt to Navigant in the Travel Distribution, immediately after the Travel Distribution, Navigant's retained earnings will be zero, which could limit funds available for payment of dividends. Furthermore, Navigant's ability to pay dividends may be restricted from time to time by financial covenants in its credit agreements.

                                    DILUTION

    The pro forma net tangible book value of Navigant at January 24, 1998 was $5.2 million, or $0.47 per share of Navigant Common Stock. Pro forma net tangible book value per share is determined by dividing the pro forma net tangible book value (total pro forma tangible assets less total liabilities) of Navigant (after giving effect to the Travel Distribution, the allocation of debt by U.S. Office Products and the purchase acquisition completed subsequent to January 24, 1998) by the number of shares of Navigant Common Stock outstanding. Without taking into account any changes in the pro forma net tangible book value of Navigant, other than to give effect to the sale of the shares of Navigant Common Stock offered hereby (assuming an initial public offering price of $12.00 per share) and the receipt of the net proceeds therefrom, the adjusted pro forma net tangible book value of Navigant at January 24, 1998 would have been $26.0 million, or $1.99 per share of Navigant Common Stock. This represents an immediate dilution in pro forma net tangible book value of $10.01 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution.

Assumed initial public offering price per share.............................             $   12.00
  Pro forma net tangible book value per share at January 24, 1998...........  $    0.47
  Increase per share attributable to new investors (1)......................       1.52
                                                                              ---------
Pro forma net tangible book value per share after this offering.............                  1.99
                                                                                         ---------
Dilution per share to new investors (2)(3)..................................             $   10.01
                                                                                         ---------
                                                                                         ---------

------------------------

(1) After deduction of underwriting discounts and commissions and estimated offering expenses to be paid by Navigant.

(2) Determined by subtracting the adjusted pro forma net tangible book value per share after the offering from the amount of cash paid by a new investor for one share of Navigant Common Stock.

(3) The foregoing information does not give effect to the issuance of shares of Navigant Common Stock pursuant to stock options granted or to be granted. See "Management of Navigant--Executive Compensation" and "--Replacement of Outstanding U.S. Office Products Options."

                                 CAPITALIZATION

    The following table sets forth the capitalization of Navigant at January 24, 1998, (i) on an actual basis; (ii) on a pro forma basis to reflect the Travel Distribution, the allocation of $15.0 million of debt by U.S. Office Products and the purchase acquisition for $2.8 million, less net cash acquired ($0.5 million), to be completed subsequent to January 24, 1998; and (iii) on a pro forma as adjusted basis to give effect to the sale of the 2,000,000 shares of Navigant Common Stock being offered hereby, at an assumed initial public offering price of $12.00 per share and after deduction of the estimated offering expenses and underwriting discounts and commissions and application of the net proceeds therefrom as set forth in "Use of Proceeds". This table should be read in conjunction with "Management's Discussion and Analysis of Financial Position and Results of Operations of Navigant," the historical consolidated financial statements and the pro forma combined financial statements of Navigant, and the related notes to each thereof, included elsewhere in this Prospectus.

                                                                                       JANUARY 24, 1998
                                                                            ---------------------------------------
                                                                                                       PRO FORMA
                                                                              ACTUAL     PRO FORMA   AS ADJUSTED(2)
                                                                            ----------  -----------  --------------
                                                                                        (IN THOUSANDS)
Cash......................................................................  $    5,919   $            $      3,475
                                                                            ----------  -----------  --------------
                                                                            ----------  -----------  --------------
Short-term debt...........................................................  $      625   $     625    $
                                                                            ----------  -----------  --------------
                                                                            ----------  -----------  --------------
Short-term payable to U.S. Office Products................................  $      217   $            $
                                                                            ----------  -----------  --------------
                                                                            ----------  -----------  --------------
Long-term debt............................................................  $    2,664   $  16,720
Long-term payable to U.S. Office Products.................................      10,027
Stockholder's equity:
  Preferred Stock, $.001 par value, 1,000,000 shares authorized and no shares issued and outstanding.........................................
  Common Stock, $.001 par value, 150,000,000 shares authorized; 11,070,000
    shares pro forma; and 13,070,000 shares pro forma as adjusted(1)......                      11              13
  Additional paid-in capital..............................................                  92,844         113,662
  Divisional equity.......................................................      94,140
  Cumulative translation adjustment.......................................        (130)       (130)           (130)
  Retained earnings.......................................................       6,101
                                                                            ----------  -----------  --------------
      Total stockholder's equity..........................................     100,111      92,725         113,545
                                                                            ----------  -----------  --------------
      Total capitalization................................................  $  112,802   $ 109,445    $    113,545
                                                                            ----------  -----------  --------------
                                                                            ----------  -----------  --------------

------------------------

(1) Excludes shares of Navigant Common Stock to be reserved for issuance upon exercise of options. See "Management of Navigant--1998 Stock Incentive Plan." The approximately 11.1 million shares of Navigant Common Stock outstanding on a pro forma basis was calculated by dividing the approximately 110.7 million shares of U.S. Office Products Common Stock expected to be outstanding on the Distribution Date by ten, which is the Distribution Ratio. The approximately 13.1 million shares of Navigant Common Stock outstanding on a pro forma basis, as adjusted, was calculated by adding to the approximately 11.1 million shares the 2.0 million shares offered hereby.

(2) The net proceeds of this offering are estimated to be $20,820,000 ($24,168,000 if the Underwriters' over-allotment option is exercised in full). Those net proceeds will be used to repay indebtedness allocated to Navigant by U.S. Office Products in connection with the Travel Distribution and for general corporate purposes, including future acquisitions.

                            SELECTED FINANCIAL DATA

    The historical Statement of Income Data for the year ended December 31, 1994 and 1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the nine months ended January 24, 1998 and the Balance Sheet Data at April 30, 1996, April 26, 1997 and January 24, 1998 have been derived from Navigant's consolidated financial statements that have been audited and are included elsewhere in this Prospectus. The historical Statement of Income Data for the years ended December 31, 1992 and 1993 and the Balance Sheet Data at December 31, 1992, 1993, 1994 and 1995 have been derived from unaudited consolidated financial statements which are not included elsewhere in this Prospectus or incorporated herein by reference. The Selected Financial Data for the nine months ended January 25, 1997 (except pro forma amounts) have been derived from unaudited consolidated financial statements that appear elsewhere in this Prospectus. These unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the periods presented.

    The pro forma financial data gives effect, as applicable, to the Travel Distribution and the acquisitions completed by Navigant after May 1, 1996 as if all such transactions had been consummated on May 1, 1996. In addition, the pro forma information is based on available information and certain assumptions and adjustments.

    The Selected Financial Data provided herein should be read in conjunction with the historical financial statements, including the notes thereto, the pro forma financial information, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Navigant" that appear elsewhere in this Prospectus.

                          SELECTED FINANCIAL DATA (1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          FISCAL YEAR ENDED APRIL 26,
                                                                        FOUR MONTHS   -----------------------------------
                                                                           ENDED                                  PRO
                                     YEAR ENDED DECEMBER 31,             APRIL 30,                   PRO         FORMA
                            ------------------------------------------  ------------                FORMA     AS ADJUSTED
                              1992       1993       1994       1995         1996        1997       1997(2)    1997(2)(6)
                            ---------  ---------  ---------  ---------  ------------  ---------  -----------  -----------
                                (UNAUDITED)                                                      (UNAUDITED)  (UNAUDITED)
STATEMENT OF INCOME DATA:
Revenues..................  $  28,853  $  32,838  $  34,569  $  45,267   $   18,009   $  57,677   $ 146,981    $ 146,981
Operating Expenses........     14,244     17,153     19,692     25,836        9,491      31,541      80,513       80,513
                            ---------  ---------  ---------  ---------  ------------  ---------  -----------  -----------
Gross profit..............     14,609     15,685     14,877     19,431        8,518      26,136      66,468       66,468
General and administrative
  expenses................     10,588     11,647     11,651     15,221        6,660      19,684      47,261       47,261
Amortization expense......        203        197        221        342          128         548       2,997        2,997
Non-recurring acquisition
  costs...................                                                                1,156       1,156        1,156
                            ---------  ---------  ---------  ---------  ------------  ---------  -----------  -----------
Operating income..........      3,818      3,841      3,005      3,868        1,730       4,748      15,054       15,054
Interest expense..........        125        139        118        515          173         587       1,388
Interest income...........       (173)      (231)      (253)      (352)        (109)       (445)
Other (income) expense....                    55         48         42           20         118         312          312
                            ---------  ---------  ---------  ---------  ------------  ---------  -----------  -----------
Income before provision
  for income taxes........      3,866      3,878      3,092      3,663        1,646       4,488      13,354       14,742
Provision for income
  taxes...................        188         97         18        565          255       1,145       6,143        6,781
                            ---------  ---------  ---------  ---------  ------------  ---------  -----------  -----------
Net income................  $   3,678  $   3,781  $   3,074  $   3,098   $    1,391   $   3,343   $   7,211    $   7,961
                            ---------  ---------  ---------  ---------  ------------  ---------  -----------  -----------
                            ---------  ---------  ---------  ---------  ------------  ---------  -----------  -----------
Net income per share:
  Basic...................  $    0.83  $    0.85  $    0.67  $    0.52   $     0.18   $    0.37   $    0.65    $    0.62
  Diluted.................  $    0.83  $    0.85  $    0.67  $    0.52   $     0.18   $    0.36   $    0.65    $    0.62
Weighted average common
  shares outstanding:
  Basic...................      4,426      4,426      4,556      5,906        7,750       9,003      11,070(3)     12,781(4)
  Diluted.................      4,426      4,426      4,570      6,002        7,910       9,176      11,070(3)     12,781(4)

                                                   NINE MONTHS ENDED
                            ---------------------------------------------------------------
                                                          PRO          PRO       PRO FORMA
                                                         FORMA        FORMA     AS ADJUSTED
                            JANUARY 25,  JANUARY 24,  JANUARY 25,  JANUARY 24,  JANUARY 24,
                               1997         1998        1997(2)      1998(2)    1998(2)(6)
                            -----------  -----------  -----------  -----------  -----------
                            (UNAUDITED)               (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
STATEMENT OF INCOME DATA:
Revenues..................   $  41,527    $  80,706    $ 105,362    $ 119,693    $ 119,693
Operating Expenses........      22,656       47,172       59,550       67,869       67,869
                            -----------  -----------  -----------  -----------  -----------
Gross profit..............      18,871       33,534       45,812       51,824       51,824
General and administrative
  expenses................      15,011       26,274       34,491       38,608       38,608
Amortization expense......         471        1,509        2,336        2,418        2,418
Non-recurring acquisition
  costs...................         284                       284
                            -----------  -----------  -----------  -----------  -----------
Operating income..........       3,105        5,751        8,701       10,798       10,798
Interest expense..........         415          399        1,041        1,041
Interest income...........        (382)        (338)
Other (income) expense....          40          (71)         178         (118)        (118)
                            -----------  -----------  -----------  -----------  -----------
Income before provision
  for income taxes........       3,032        5,761        7,482        9,875       10,916
Provision for income
  taxes...................         551        2,823        3,442        4,543        5,021
                            -----------  -----------  -----------  -----------  -----------
Net income................   $   2,481    $   2,938    $   4,040    $   5,332        5,895
                            -----------  -----------  -----------  -----------  -----------
                            -----------  -----------  -----------  -----------  -----------
Net income per share:
  Basic...................   $    0.29    $    0.26    $    0.36    $    0.48    $    0.46
  Diluted.................   $    0.28    $    0.25    $    0.36    $    0.48    $    0.46
Weighted average common
  shares outstanding:
  Basic...................       8,598       11,476       11,070(3)     11,070(3)     12,781(4)
  Diluted.................       8,782       11,719       11,070(3)     11,070(3)     12,781(4)

                                                                                         DECEMBER 31,
                                                                                         (UNAUDITED)
                                                                          ------------------------------------------  APRIL 30,
                                                                            1992       1993       1994       1995       1996
                                                                          ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital.........................................................  $   4,172  $   5,051  $   4,366  $   4,288  $   4,338
Total assets............................................................     15,040     15,487     14,602     25,258     25,692
Long-term debt, less current portion....................................      4,048      3,909      3,455      8,160      6,366
Long-term payable to U.S. Office Products...............................
Stockholder's equity....................................................      6,723      7,914      7,736      9,187     11,221

                                                                                               JANUARY 24, 1998
                                                                                     -------------------------------------

                                                                                                               PRO FORMA

                                                                          APRIL 26,                 PRO           AS

                                                                            1997       ACTUAL     FORMA(5)   ADJUSTED(5)(6)

                                                                          ---------  ----------  ----------  -------------

                                                                                                        (UNAUDITED)
BALANCE SHEET DATA:
Working capital.........................................................  $   1,281  $    8,580  $    3,027   $     7,127

Total assets............................................................     29,339     137,661     134,249       137,724

Long-term debt, less current portion....................................      2,012       2,664      16,720
Long-term payable to U.S. Office Products...............................        787      10,027
Stockholder's equity....................................................     13,483     100,111      92,725       113,545


------------------------
(1) The historical financial information of the Pooled Companies have been combined on a historical cost basis in accordance with GAAP to present this financial data as if the Pooled Companies had always been members of the same operating group. The financial information of the Purchased Companies is included from the dates of their respective acquisitions. The Purchased Companies and their respective acquisition dates are as follows: Associated Travel International, June 26, 1997; Evans Travel Group, July 25, 1997; Atlas Travel Services, September 26, 1997; Omni Travel, September 26, 1997; McGregor Travel Management, October 24, 1997; Travel Consultants, Inc., October 24, 1997; and Wareheim Travel Services, December 23, 1997. The pro forma financial data reflect acquisitions completed by Navigant through May 1, 1998. See Note 4 of the Company's Notes to Consolidated Financial Statements for a description of the number and accounting treatment of the acquisitions by the Company.
(2) Gives effect to the Travel Distribution and the purchase acquisitions completed by Navigant since May 1, 1996 as if all such transactions had been made on May 1, 1996. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of future operating results.
(3) For calculation of the pro forma weighted average shares outstanding for the fiscal year ended April 26, 1997 and for the nine months ended January 24, 1998 and January 25, 1997, see Note 2(j) of Notes to Pro Forma Combined Financial Statements included herein.
(4) For calculation of the pro forma as adjusted weighted average shares outstanding for the nine months ended January 24, 1998, see Note 2(l) of Notes to Pro Forma Combined Financial Statements.
(5) Gives effect to the Travel Distribution and the purchase acquisition completed by Navigant subsequent to January 24, 1998 as if such transactions had been made on January 24, 1998. The pro forma balance sheet data are not necessarily indicative of the financial position that would have been achieved had these events actually then occurred and should not be construed as representative of future financial position.
(6) As adjusted to give effect to the sale of the shares of Navigant Common Stock by Navigant pursuant to this offering (assuming an initial public offering price of $12.00 per share) after deducting underwriting discounts and estimated offering expenses payable by Navigant and the use of the estimated net proceeds therefrom.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF NAVIGANT

INTRODUCTION


    Navigant, which combines twelve regional corporate travel agencies acquired by U.S. Office Products, provides corporate travel management services and, to a more limited extent, other travel services, throughout the United States, in Canada and in the United Kingdom.


    The Company's consolidated financial statements give retroactive effect to the four business combinations accounted for under the pooling-of-interests method during the period from January 1997 through April 1997 (the "Pooled Companies") and include the results of companies acquired in business combinations accounted for under the purchase method from their respective dates of acquisition. Prior to their respective dates of acquisition by U.S. Office Products, the Pooled Companies reported results on years ending on December 31. Upon acquisition by U.S. Office Products and effective for the fiscal year ended April 26, 1997 ("fiscal 1997"), the Pooled Companies changed their year-ends from December 31 to conform to U.S. Office Products' fiscal year, which ends on the last Saturday in April.

    The Company generates revenues principally from (i) base and incentive override commissions on air travel tickets, (ii) fees for services rendered to customers and (iii) commissions on hotel reservations and car rentals. Air travel ticketing generates the largest portion of the Company's revenues. In the fiscal year ended April 30, 1997 and the calendar years ended December 31, 1995 and 1994, air travel commissions, including both base commissions and incentive override commissions, accounted for approximately 73.1%, 78.9% and 79.1%, respectively, of the Company's revenues.

    The methods by which the airlines compensate travel agents have changed considerably in recent years and continue to be in flux. Historically, the airlines paid a percentage commission on ticket price for each domestic and international air travel ticket issued by a travel agent. Subsequent to 1995, most major United States airlines imposed commission caps of $25 on domestic one-way air travel and $50 on domestic round-trip tickets. Commissions on international tickets are not subject to a cap. In October 1997, the airlines reduced base commissions on tickets to approximately 8% of the ticket price. The reduction of base commissions has reduced the Company's gross revenue and gross margin below historical levels.

    In response to the reductions in the commissions paid to travel agents, travel agents are in the process of changing their financial arrangements with their corporate customers either by implementing management contracts, in the case of middle market and larger customers, or by charging transaction fees. Under management contracts, the Company typically deducts its direct operating expenses, indirect overhead costs and a management fee from commission revenues collected for travel arrangements made on behalf of the customer. If the commission revenues exceed the amounts deducted, the Company may share a negotiated amount of the excess with the customer. If the commission revenues do not cover the amounts deducted, the customer pays the difference to the Company. Fee income recognized under management contracts has historically been derived from commissions paid by the airlines. As a result, the Company does not prepare separate reports distinguishing payments under management contracts from air travel commission income. Management believes that the implementation of these measures will ultimately mitigate the negative impact that the commission reduction has had on gross revenue and gross margin.

    After the airlines instituted the commission cap in 1995 and reduced base commissions in October 1997, travel agencies, including the Company, began charging transaction fees for some services to non-contract customers. The Company typically charges between $10 and $15 per ticket for tickets issued to customers that do not have a management contract with the Company.

    The remainder of Navigant's revenues derive largely from commissions on hotel reservations and car rentals. In accordance with industry practice, the Company receives a commission equal to approximately

10% of the hotel rate for each hotel reservation and 5% of the base rental car rate for each rental car reservation that it makes. Some of the Company's customers negotiate special hotel rates that do not produce commissions. In the fiscal year ended April 26, 1997 and the calendar years ended December 31, 1995 and 1994, hotel and rental car commissions accounted for approximately 11.9%, 9.4% and 7.4% respectively, of Navigant's revenues.

    On March 13, 1998, the Company received 90 days notice of termination of a business relationship. The Company had provided travel administration services to this customer under a five year agreement based on a fee per transaction basis, with all commissions being remitted back to this customer. During the nine months ended January 24, 1998, this relationship contributed approximately $400,000 to net operating income. The Company has approximately $635,000 in intangible assets recorded as of January 24, 1998 relating to the original acquisition of this contract that will be written off within the next reporting period as a charge to income. In addition to this charge, the Company anticipates taking an additional charge in the next reporting period of approximately $565,000 associated with the severance charge and other costs associated with a change in operational strategy to a centralized management structure at one of its locations. This switch to a centralized management structure from a regional structure at this location is consistent with the existing structure at the other regional travel agencies acquired. The total charge to income in the next reporting period is expected to be $1.2 million.

    As part of the Company's increased focus on operational matters, the Company expects to undertake cost reduction measures including the elimination of duplicative facilities, the consolidation of certain operating functions, and the deployment of common information systems. The implementation of the cost reduction measures may involve the incurrence by the Company of certain restructuring costs. However, at the present time, no formal plans to implement any restructuring have been developed. Once developed, any such plans will necessarily require review by the Company's senior management and the implementation of such plans would not be initiated prior to the receipt of proper authorization of the Company's Board of Directors. Based on the additional time and resources expected to be involved in the development, review and approval of any such restructuring plans, the Company cannot presently predict if a restructuring charge will be incurred and, if incurred, the timing or overall magnitude of such a charge.

    The following discussion should be read in conjunction with the Company's consolidated financial statements and related notes thereto and pro forma financial statements and related notes thereto appearing elsewhere in this Prospectus.

RESULTS OF OPERATIONS

    The following table sets forth various items as a percentage of revenues for the years ended December 31, 1994 and 1995, the fiscal year ended April 26, 1997 and for the nine months ended January 25, 1997 and January 24, 1998, as well as for the fiscal year ended April 26, 1997 and for the nine months ended January 25, 1997 and January 24, 1998 on a pro forma basis reflecting the Travel Distribution and the results of companies acquired in business combinations accounted for under the purchase method as if such transactions had occurred on May 1, 1996.

                                                                FOR THE FISCAL
                                                                  YEAR ENDED                  FOR THE NINE MONTHS ENDED
                                FOR THE YEAR ENDED         ------------------------  -------------------------------------------
                         --------------------------------                PRO FORMA                                   PRO FORMA
                          DECEMBER 31,     DECEMBER 31,     APRIL 26,    APRIL 26,    JANUARY 25,    JANUARY 24,    JANUARY 25,
                              1994             1995           1997         1997          1997           1998           1997
                         ---------------  ---------------  -----------  -----------  -------------  -------------  -------------
Revenues...............         100.0%           100.0%         100.0%       100.0%        100.0%         100.0%         100.0%
Operating Expenses.....          57.0             57.1           54.7         54.8          54.6           58.4           56.5
                                -----            -----          -----        -----         -----          -----          -----
  Gross profit.........          43.0             42.9           45.3         45.2          45.4           41.6           43.5
General and
  administrative
  expenses.............          33.7             33.6           34.1         32.2          36.1           32.6           32.7
Amortization expense...           0.6              0.8            1.0          2.0           1.1            1.9            2.2
Non-recurring
  acquisition costs....                                           2.0          0.8           0.7                           0.3
                                -----            -----          -----        -----         -----          -----          -----
  Operating income.....           8.7              8.5            8.2         10.2           7.5            7.1            8.3
Interest expense,
  net..................          (0.4)             0.4            0.3          0.9           0.1            0.1            0.9
Other (income)
  expense..............           0.1              0.1            0.1          0.1           0.1           (0.1)           0.2
                                -----            -----          -----        -----         -----          -----          -----
Income before provision
  for income taxes.....           9.0              8.0            7.8          9.2           7.3            7.1            7.2
Provision for income
  taxes................           0.1              1.2            2.0          4.2           1.3            3.5            3.3
                                -----            -----          -----        -----         -----          -----          -----
Net income.............           8.9%             6.8%           5.8%         5.0%          6.0%           3.6%           3.9%
                                -----            -----          -----        -----         -----          -----          -----
                                -----            -----          -----        -----         -----          -----          -----


                           PRO FORMA
                          JANUARY 24,
                             1998
                         -------------
Revenues...............        100.0%
Operating Expenses.....         56.7
                               -----
  Gross profit.........         43.3
General and
  administrative
  expenses.............         32.3
Amortization expense...          2.0
Non-recurring
  acquisition costs....
                               -----
  Operating income.....          9.0
Interest expense,
  net..................          0.8
Other (income)
  expense..............         (0.1)
                               -----
Income before provision
  for income taxes.....          8.3
Provision for income
  taxes................          3.8
                               -----
Net income.............          4.5%
                               -----
                               -----

CONSOLIDATED RESULTS OF OPERATIONS

    NINE MONTHS ENDED JANUARY 24, 1998 COMPARED TO NINE MONTHS ENDED JANUARY 25,
     1997

    Consolidated revenues increased 94.3%, from $41.5 million for the nine months ended January 25, 1997, to $80.7 million for the nine months ended January 24, 1998. This increase was primarily due to the inclusion of the revenues from the Fiscal 1998 Purchased Companies, from their respective dates of acquisition and to sales to new and existing customer accounts.

    Gross profit increased 77.7%, from $18.9 million, or 45.4% of revenues, for the nine months ended January 25, 1997 to $33.5 million, or 41.6% of revenues, for the nine months ended January 24, 1998. The decrease in gross profit as a percentage of revenues was due primarily to the inclusion of the Fiscal 1998 Purchased Companies. The Fiscal 1998 Purchased Companies have lower gross margins as a percentage of revenue due to a lower proportion of revenues being derived from international air sales and to higher operating cost structures as a result of their geographic locations.

    General and administrative expenses increased 75.0%, from $15.0 million, or 36.1% of revenues, for the nine months ended January 25, 1997 to $26.3 million, or 32.6% of revenues, for the nine months ended January 24, 1998. The decrease in general and administrative expenses as a percentage of revenues was due primarily to a reduction in executive compensation expense at the Pooled Companies. Prior to being acquired by the Company, many of the Pooled Companies were privately held corporations that paid compensation and bonuses substantially in the amount of their net income. Additionally, the fixed general and administrative expenses were spread over a larger revenue base.

    Amortization expense increased from $471,000, or 1.1% of revenues, for the nine months ended January 25, 1997 to $1.5 million, or 1.9% of revenues, for the nine months ended January 24, 1998. This increase is due exclusively to the increase in the number of purchase acquisitions included in the results for the nine months ended January 25, 1997 versus the nine months ended January 24, 1998.

    The Company incurred non-recurring acquisition costs of $284,000 during the nine months ended January 25, 1997, in connection with the acquisition of the Pooled Companies. These non-recurring acquisitions costs included accounting, legal and investment banking fees, real estate and environmental assessments and appraisals and various regulatory fees.

    Provision for income taxes increased from $551,000 for the nine months ended January 25, 1997 to $2.8 million for the nine months ended January 24, 1998, reflecting effective income tax rates of 18.2% and 49.0%, respectively. The low effective income tax rate for the nine months ended January 25, 1997, compared to the federal statutory rate of 35.0%, was primarily due to the fact that several of the companies included in the results of such period, which were acquired in business combinations accounted for under the pooling-of-interests method, were not subject to federal income taxes on a corporate level as they had elected to be treated as subchapter S corporations prior to being acquired by the Company ("Subchapter S Companies"). The high effective income tax rate for the nine months ended January 24, 1998 was due primarily to certain of the Pooled Companies no longer being treated as subchapter S corporations and, therefore, being subject to federal income taxes and due to an increase in nondeductible goodwill amortization resulting from the acquisitions of the Fiscal 1998 Purchased Companies.

    YEAR ENDED APRIL 26, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    Consolidated revenues increased 27.4%, from $45.3 million in 1995, to $57.7 million in fiscal 1997. This increase was due primarily to the inclusion of revenues from a company acquired by one of the Pooled Companies during 1995 in a business combination accounted for under the purchase method (the "1995 Purchased Company") for all of fiscal 1997 and only a portion of 1995.

    Gross profit increased 34.5%, from $19.4 million, or 42.9% of revenues, in 1995 to $26.1 million, or 45.3% of revenues, in fiscal 1997. The increase in gross profit as a percentage of revenues was due primarily to a shift in the mix of revenues to higher margin services such as international air sales and tours and cruise sales.

    General and administrative expenses increased 29.3%, from $15.2 million, or 33.6% of revenues, in 1995 to $19.7 million, or 34.1% of revenues, in fiscal 1997. The increase in general and administrative expenses as a percentage of revenues was primarily due to the inclusion, for all of fiscal 1997 and a portion of 1995, of the 1995 Purchased Company, which had higher general and administrative expenses as a percentage of revenues.

    The Company incurred non-recurring acquisition costs of $1.2 million in fiscal 1997, in connection with the acquisition of the Pooled Companies. These non-recurring acquisitions costs included accounting, legal and investment banking fees, real estate and environmental assessments and appraisals and various regulatory fees.

    Provision for income taxes increased from $565,000 in 1995 to $1.1 million in fiscal 1997, reflecting effective income tax rates of 15.4% and 25.5%, respectively. The low effective income tax rates in 1995 and fiscal 1997, compared to the federal statutory rate of 35.0%, was primarily due to the fact that several of the companies included in the results of such periods, which were acquired in business combinations accounted for under the pooling-of-interests method, were Subchapter S Companies. The difference in the effective tax rate between the two periods was attributable principally to differences in the relative operating performance in such periods of such Subchapter S Companies and companies subject to federal income taxes on a corporate level.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    Consolidated revenues increased 30.9%, from $34.6 million in 1994, to $45.3 million in 1995. This increase was primarily due to the inclusion of the revenues from the 1995 Purchased Company from its date of acquisition. This increase was partially offset by a reduction in revenues due to a change in the commission structure paid by the airlines. In April 1995 most airlines reduced the commissions paid to travel agents by imposing a cap on commissions earned from the booking of domestic flights. Per-ticket commissions are generally capped at $25 for one-way domestic tickets and $50 for round-trip domestic tickets.

    Gross profit increased 30.6%, from $14.9 million, or 43.0% of revenues, in 1994 to $19.4 million, or 42.9% of revenues, in 1995. The decrease in gross profit margin as a percentage of revenues was due to the change in air sale commissions described above, partially offset by the inclusion of the 1995 Purchased Company, which had a higher gross profit percentage than the Company.

    General and administrative expenses increased 30.6%, from $11.7 million, or 33.7% of revenues, in 1994 to $15.2 million, or 33.6% of revenues, in 1995. The increase in general and administrative expenses as a percentage of revenues was due to the inclusion of the 1995 Purchased Company, which had higher general and administrative expenses as a percentage of revenues than the Company and as a result of the change in airline ticket sale commissions described above.

    Provision for income taxes increased from $18,000 in 1994 to $565,000 in 1995, reflecting effective income tax rates of 0.6% and 15.4%, respectively. The low effective income tax rates in 1994 and 1995, compared to the federal statutory rate of 35.0%, was primarily due to the fact that several of the companies included in the results for such periods, which were acquired in business combinations accounted for under the pooling-of-interests method, were Subchapter S Companies. The difference in the effective tax rate between the two periods was attributable principally to differences in the relative operating performance in such periods of such Subchapter S Companies and companies subject to federal income taxes on a corporate level.

PRO FORMA COMBINED RESULTS OF OPERATIONS

    The unaudited pro forma combined financial data discussed herein does not purport to represent the results that the Company would have obtained had the transactions which are the subject of pro forma adjustments occurred at the beginning of the applicable periods, as assumed, and are not necessarily representative of the Company's results of operations in any future period.

    NINE MONTHS ENDED JANUARY 24, 1998 COMPARED TO NINE MONTHS ENDED JANUARY 25,
     1997

    Pro forma revenues increased 13.6%, from $105.4 million for the nine months ended January 25, 1997, to $119.7 million for the nine months ended January 24, 1998. This increase was primarily due to sales to new and existing customer accounts.

    Gross profit increased 13.1%, from $45.8 million, or 43.5% of revenues, for the nine months ended January 25, 1997 to $51.8 million, or 43.3% of revenues, for the nine months ended January 24, 1998. The decrease in gross profit as a percentage of revenues was due primarily to the seven companies acquired in business combinations accounted for under the purchase method during the nine months ended January 24, 1998 (the "Fiscal 1998 Purchased Companies") becoming a higher proportion of the Company's overall revenues. The Fiscal 1998 Purchased Companies have lower gross margins as a percentage of revenue due to a lower proportion of revenues being derived from international air sales and to higher operating cost structures as a result of their geographic locations. Unlike commissions earned on domestic air sales, commissions earned on international air sales are not subject to limitations by the airlines, and therefore result in higher margins.

    General and administrative expenses increased 11.9%, from $34.5 million, or 32.7% of revenues, for the nine months ended January 25, 1997 to $38.6 million, or 32.3% of revenues, for the nine months ended January 24, 1998. The decrease in general and administrative expenses as a percentage of revenues was primarily due to the spreading of fixed general and administrative expenses over a larger revenue base.

    The Company incurred non-recurring acquisition costs of $284,000 during the nine months ended January 25, 1997, in connection with the acquisition of the Pooled Companies. These non-recurring acquisitions costs included accounting, legal and investment banking fees, real estate and environmental assessments and appraisals and various regulatory fees. Generally accepted accounting principles ("GAAP") require the Company to expense all acquisition costs (both those paid by the Company and those paid by the sellers of the acquired companies) related to business combinations accounted for under pooling-of-interests method of accounting. In accordance with GAAP, the Company will be unable to utilize the pooling-of-interests method to account for acquisitions for a period of two years following the completion of the Strategic Restructuring Plan. During this period, the Company will not reflect any non-recurring acquisition costs in its results of operations, as all costs incurred of this nature would be related to acquisitions accounted for under the purchase method and would, therefore, be capitalized as a portion of the purchase consideration.

    Provision for income taxes has been estimated using an effective income tax rate of 46.0%. The high effective income tax rate, compared to the federal statutory rate of 35.0%, was primarily due to nondeductible goodwill amortization resulting from acquisition of the Fiscal 1998 Purchased Companies.

LIQUIDITY AND CAPITAL RESOURCES

    At January 24, 1998, the Company had cash of $5.9 million and working capital of $8.6 million. The Company's capitalization, defined as the sum of long-term debt, long-term payable to U.S. Office Products and stockholder's equity, at January 24, 1998 was approximately $112.8 million. On a pro forma basis at January 24, 1998, the Company had working capital of $3.0 million and capitalization of $109.4 million. The decreases in pro forma working capital and capitalization are a result of pro forma adjustments reflecting the Company's
(i) using its cash to pay a long-term payable to U.S. Office Products and (ii) assuming certain liabilities in connection with the Distribution Agreement. See "The Spin-Offs From U.S. Office Products--Distribution Agreement."

    During the nine months ended January 24, 1998, net cash provided by operating activities was $2.0 million. Cash flow from operating activities was primarily impacted by a significant increase in deposits made on the behalf of customers for advance travel reservations. Net cash used in investing activities was $1.2 million, including $2.3 million for additions to property and equipment, such as computer equipment and office furniture and $617,000 to pay non-recurring acquisition costs, partially offset by $1.6 million of cash acquired with the Fiscal 1998 Purchased Companies. Net cash used in financing activities was $1.8 million, consisting of $7.1 million for the repayment of indebtedness, partially offset by advances to the Company of $5.2 million from U.S. Office Products.

    During the nine months ended January 25, 1997, net cash provided by operating activities was $4.6 million. Net cash used in investing activities was $2.7 million, including $1.3 million paid for acquisitions, $888,000 related to additions to property and equipment, such as computer equipment and office furniture and $284,000 to pay non-recurring acquisition costs. Net cash used in financing activities was $2.2 million, including $1.7 million for the repayment of indebtedness and $2.8 million for the payment of dividends, partially offset by advances to the Company of $1.1 million from U.S. Office Products.

    During fiscal 1997, net cash provided by operating activities was $6.5 million. Net cash used in investing activities was $3.1 million, including $1.8 million for an acquisition, $769,000 for additions to property and equipment, such as computer equipment and office furniture and $539,000 to pay non-recurring acquisition costs. Net cash used in financing activities was $2.1 million, including $4.6 million for the repayment of indebtedness and $3.0 million for the payment of dividends, partially offset by advances to the Company of $5.0 million from U.S. Office Products.

    During 1995, net cash provided by operating activities was $4.2 million. Net cash provided by investing activities was $561,000, including $2.3 million of cash received in conjunction with a purchase acquisition partially offset by $1.9 million paid for additions to property and equipment, such as computer equipment and office furniture. Net cash used by financing activities was $3.1 million, including $2.0 million for the repayment of indebtedness and $2.4 million for the payment of dividends, partially offset by proceeds from the sale of $800,000 of common stock of one of the pooled companies.

    During 1994, net cash provided by operating activities was $3.0 million. Net cash used in investing activities was $676,000, including $804,000 for additions to property and equipment, such as computer equipment and office furniture. Net cash used in financing activities was $4.0 million, including $707,000 to repay indebtedness and $3.3 million for the payment of dividends.

    The Company expects that the Distribution Agreement with U.S. Office Products will call for an allocation of $15.0 million of debt by U.S. Office Products resulting in incremental debt of $7.4 million at January 24, 1998, which will be reflected in the financial statements as a reduction in stockholder's equity. The Company intends to use a portion of the net proceeds of this offering to repay such debt. The remainder of the net proceeds from this offering will be retained by the Company and used for general corporate purposes, including acquisitions. See "Use of Proceeds."

    Under the Distribution Agreement, the Company is required, on or prior to the Travel Distribution, to obtain a credit facility, to borrow funds under such facility and to use the proceeds of such borrowings to pay off approximately $15.0 million of U.S. Office Products' debt, as described under "The Spin-Offs From U.S. Office Products--Distribution Agreement--Debt". The Company has received a commitment letter for a secured $75.0 million revolving credit facility from NationsBank, N.A. as Administrative Agent. NationsBanc Montgomery Securities LLC, one of the Underwriters and an affiliate of NationsBank, N.A., is the Arranger and Syndication Agent. The credit facility will terminate five years from the effective date of the credit facility. Interest on borrowings under the credit facility will accrue at a rate of, at the Company's option, either (i) LIBOR plus a margin of between 1.00% and 2.00%, depending on the Company's funded debt to EBITDA ratio, or (ii) the Alternative Base Rate (defined as the higher of (x) the NationsBank, N.A. prime rate and (y) the Federal Funds rate plus .50%) plus a margin of between 0% and .75%, depending on the Company's funded debt to EBITDA ratio. Indebtedness under the credit facility will be secured by substantially all of the assets of the Company. The credit facility will be subject to terms and conditions typical of facilities of such size and will include certain financial covenants. The Company will borrow under the credit facility to repay the U.S. Office Products' debt which it is obligated under the Distribution Agreement to repay. The balance of the credit facility will be available for working capital, capital expenditures and acquisitions, subject to compliance with the applicable covenants.


    Navigant intends to use a portion of the net proceeds from this offering to repay the approximately $15.0 million to be borrowed under the $75.0 million credit facility to refinance all amounts payable to U.S. Office Products. After such repayment, approximately $75.0 million will be available under the credit facility. See "Use of Proceeds".


    Capital expenditures for fiscal year 1998 are expected to be approximately $3.5 million.

FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

    The domestic and international travel industry is extremely seasonal. The results of the Company have fluctuated because of seasonal variations in the travel industry, especially the leisure travel segment. Net revenues and net income for the Company are generally higher in the second and third calendar quarters.

The Company expects this seasonality to continue in the future. The Company's quarterly results of operations may also be subject to fluctuations as a result of fare wars by travel suppliers, changes in relationships with certain travel suppliers, changes in the mix of services offered by the Company, extreme weather conditions or other factors affecting travel. Unexpected variations in quarterly results could also adversely affect the price of the Company Common Stock, which in turn could limit the ability of the Company to make acquisitions.

    As the Company continues to complete acquisitions, it may become subject to additional seasonal influences. Quarterly results also may be materially affected by the timing of acquisitions, the timing and magnitude of costs related to such acquisitions, variations in the prices paid by the Company for the products it sells, the mix of products sold and general economic conditions. Moreover, the operating margins of companies acquired may differ substantially from those of the Company, which could contribute to the further fluctuation in its quarterly operating results. Therefore, results for any quarter are not necessarily indicative of the results that the Company may achieve for any subsequent fiscal quarter or for a full fiscal year.

    The following table sets forth certain unaudited consolidated quarterly financial data for the year ended December 31, 1995, the fiscal year ended April 26, 1997 and the fiscal year ending April 25, 1998 (in thousands). The information has been derived from unaudited consolidated financial statements that in the opinion of management reflect all adjustments, consisting only of normal recurring accruals, necessary for a presentation of such quarterly information.

                                                                          YEAR ENDED DECEMBER 31, 1995
                                                              -----------------------------------------------------
                                                                FIRST     SECOND      THIRD     FOURTH      TOTAL
                                                              ---------  ---------  ---------  ---------  ---------
Revenues....................................................  $   8,486  $  13,241  $  12,005  $  11,535  $  45,267
Gross profit................................................      3,142      6,305      5,093      4,891     19,431
Operating income............................................        188      2,091      1,000        589      3,868
Net income..................................................        217      1,558        792        531      3,098

                                                                           YEAR ENDED APRIL 26, 1997
                                                             -----------------------------------------------------
                                                               FIRST     SECOND      THIRD     FOURTH      TOTAL
                                                             ---------  ---------  ---------  ---------  ---------
Revenues...................................................  $  15,243  $  13,770  $  12,514  $  16,150  $  57,677
Gross profit...............................................      7,637      6,276      4,958      7,265     26,136
Operating income (loss)....................................      2,186      1,131       (212)     1,643      4,748
Net income (loss)..........................................      1,753        937       (209)       862      3,343

                                                                          YEAR ENDING APRIL 25, 1998
                                                             -----------------------------------------------------
                                                               FIRST     SECOND      THIRD     FOURTH      TOTAL
                                                             ---------  ---------  ---------  ---------  ---------
Revenues...................................................  $  19,530  $  27,027  $  34,149             $  80,706
Gross Profit...............................................      8,637     11,705     13,192                33,534
Operating income (loss)....................................      2,565      2,138      1,048                 5,751
Net income (loss)..........................................      1,358      1,207        373                 2,938

INFLATION

    The Company does not believe that inflation has had a material impact on its results of operations.

NEW ACCOUNTING PRONOUNCEMENTS

    REPORTING COMPREHENSIVE INCOME. In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company intends to adopt SFAS No. 130 in fiscal 1999.

                               INDUSTRY OVERVIEW

    The travel agency industry in the United States is highly fragmented and characterized by intense competition. There are more than 30,000 travel agencies producing an estimated $70 billion in annual airline ticket sales. Approximately seven of those agencies, including Navigant, have more than $1.0 billion each in annual airline sales. Navigant believes that approximately 75% of the United States market for air travel is booked through travel agencies. Business travel accounts for approximately 60% of all travel expenditures, with leisure travel accounting for the balance. Airline ticket sales by travel agencies increased at a rate of approximately 10.5% for calendar year 1997, and have increased approximately 66% since 1988, according to recent industry reports.

    Travel agencies serve both their customers and travel suppliers. The agencies have traditionally served their customers by booking travel reservations with travel suppliers and providing information regarding the array of travel services available. The agencies review, analyze and simplify the range of information concerning competing suppliers, schedules and prices to provide customers with relevant and useful choices. In addition, agencies servicing corporate customers offer customized reports and other management tools that facilitate the development and monitoring of corporate travel policies. Agencies also serve travel suppliers by acting as their primary distribution channel for information and booking services. Travel agencies derive their revenue from commissions generated by airline, rental car and hotel bookings and from service fees paid by customers.

    The business travel agency industry has undergone significant changes since 1995, due in part to the reduction in commission revenues from airline carriers, increasing industry reliance on technology and the concentration of the industry's customer base. Navigant believes that significant technological and financial resources are required to compete in today's corporate travel market, and that larger corporate travel agencies may therefore have a competitive advantage. Accordingly, Navigant believes the business travel agency industry is undergoing a period of consolidation and that significant growth opportunities exist. Navigant believes that large agencies providing integrated systems from purchasing to payment will eventually dominate the industry.

    The industry's role and capacity as a distribution channel, and its relationship with both customers and suppliers, is also undergoing significant changes as a result of the Internet, computer on-line services and other technological innovations. Navigant believes these innovations offer opportunities for travel agencies to increase the efficiency of their distribution capacities and enhance services provided to travelers and corporate travel managers.

                                    BUSINESS

GENERAL


    Navigant, one of the five largest providers of corporate travel management services in the United States based on airline ticket sales, was formed by U.S. Office Products through the acquisition of twelve regional corporate travel agencies. In calendar year 1997, the travel agencies that form Navigant booked $1.38 billion in airline ticket sales, or approximately 2.5 million airline tickets. With locations throughout the United States, in Canada, and in the United Kingdom, Navigant provides its corporate customers with a wide range of corporate travel management services, including reservations by telephone, facsimile, e-mail, Internet and direct access; ticketing; accounting; information and management reporting; assistance in planning and organizing incentive trips, corporate meetings and events; and travel management consulting services. Navigant provides corporate travel management services to its customers through several channels, including on-site travel agencies, regional travel agency offices and satellite ticket printers. Navigant receives commissions and fees from airlines, hotels, car rental companies and other travel suppliers, and service and management fees from its customers. As a small portion of Navigant's overall business, Navigant provides travel services to leisure customers and groups.

    Navigant employs approximately 2,460 people at 129 offices and 219 on-site locations in the United States, Canada and the United Kingdom. U.S. Office Products began building Navigant with the acquisition of Professional Travel Corporation in January 1997 and thereafter acquired eleven additional corporate travel management companies. The following table sets forth each of the acquired agencies.



NAME                                                                HEADQUARTERS                    DATE FOUNDED
------------------------------------------------  ------------------------------------------------  -------------

Professional Travel Corporation                   Englewood, Colorado                                       1983

Mutual Travel                                     Seattle, Washington                                       1985

Travel Arrangements, Inc. and
  St. Pierre Enterprises (Super Travel)           Houston, Texas                                       1975/1985

Simmons Associates, Inc.                          Alexandria, Virginia                                      1976

Associated Travel International                   Santa Ana, California                                     1961

Evans Travel Group                                New Orleans, Louisiana                                    1986

Atlas Travel Services                             Vancouver, British Columbia                               1961

Omni Travel                                       Cambridge, Massachusetts                                  1979

Travel Consultants, Inc.                          Grand Rapids, Michigan                                    1972

McGregor Travel Management                        Stamford, Connecticut                                     1953

Wareheim Travel Services
  (Travel Guide)                                  Baltimore, Maryland                                       1951

TravelCorp, Inc.                                  Edina, Minnesota                                          1974


BUSINESS STRATEGY

    Navigant's objective is to be a premier provider of corporate travel management services to middle market and larger companies around the world. To accomplish this objective, Navigant has a focused business strategy based upon the following key principles:

    - FOCUSING ON CORPORATE TRAVEL. Navigant's customers are primarily middle market and larger corporations, which typically require the expertise and efficiencies offered by multi-regional professional service providers. Navigant provides these customers with end-to-end systems integration of their corporate travel: from consulting on the development of corporate travel policies, negotiating with frequently-used travel suppliers and making reservations to providing corporate management with detailed accounting, travel expense and travel activity reports.

    - MAINTAINING PERSONALIZED CUSTOMER SERVICE. Navigant's strategy is to combine the resources and efficiencies of a large, national "mega-agency" with the responsive, personalized service of local and regional travel agencies. Although the mega-agencies have the resources to manage and service large national accounts efficiently, they have not maintained a reputation for delivery of personal service. Navigant believes that its regional business focus, which allows it to emphasize customer service and to offer its customers dedicated, local service, is a key feature differentiating it from its other large competitors.

    - OPERATING WITH DECENTRALIZED MANAGEMENT STRUCTURE. Navigant believes that its local management teams have a thorough understanding of their respective geographic markets and businesses and have developed strong relationships with their customers and suppliers. Navigant intends to capitalize on its local market expertise and client relationships by utilizing a decentralized management structure. Even as Navigant centralizes administrative and technology systems, local management will continue to handle daily interactions with customers and operate their businesses with an appreciation of their particular local and regional markets. Navigant's executive management team will work closely with local and regional offices to coordinate, integrate and expand their service offerings. Navigant also intends to use appropriate incentive compensation, including stock ownership, to ensure that local management interests and Navigant objectives remain aligned.

    - ACHIEVING OPERATING EFFICIENCIES. Navigant's strategy is to reduce costs as a percentage of sales by taking advantage of purchasing, administrative and other operating efficiencies which it believes can be achieved with the Company's existing and potentially increasing size and scale. Navigant believes that it will be able to achieve operating efficiencies by eliminating redundant facilities, reducing overhead and combining certain general and administrative functions, such as ARC processing, 24-hour toll-free number service, research and development, purchasing, data processing and the process of securing accounting, insurance, financial management, human resources and legal support.

    - UTILIZING TECHNOLOGY TO IMPROVE SERVICE AND REDUCE COST. Navigant intends to continue pursuing systems and technological advancement to provide the most complete, accurate and current information about travel services and reservations to the Navigant's customers. Certain of Navigant's subsidiaries have developed operating and technology systems designed to improve and enhance their operations, including a fully-automated quality assurance and cost savings program. See "--Services--Use of Technology." Navigant intends to utilize the Internet, computer on-line booking services and other technological innovations to enhance its ability to interface with its customers efficiently and conveniently and to reduce the cost of transactions to its customers.

GROWTH STRATEGIES

    Navigant plans to achieve its objective of being a premier provider of corporate travel management services to middle market and larger companies around the world by implementing an internal growth strategy and pursuing an aggressive acquisition program.

    - IMPLEMENTING INTERNAL GROWTH STRATEGY. The key elements of Navigant's internal growth strategy are as follows:

        Generate new customers through an aggressive marketing program. Navigant intends to expand its customer base by capitalizing on the breadth of its services, its size, its geographic scope and its financial resources. The Company believes that it will be able to leverage its nationwide presence to attract corporate customers that have locations in more than one geographic region.

        Continue to reduce customer costs. Navigant intends to continue developing its planning, consulting and other management services to help clients achieve their travel objectives at the lowest feasible cost. In addition, Navigant's shift toward a revenue structure based primarily on management fees enables Navigant to share with customers the cost savings it achieves through operating efficiencies. See "--Revenue Sources--Management Contracts."

        Implement best practices. Navigant believes that the ability of its different operating units to access and share the collective experience and expertise of its management gives it competitive advantages in the industry. Navigant seeks to identify certain best practices in each of its operating units that can be implemented in other operating units, and therefore generate incremental revenue, reduce costs, and enhance profitability. For example, Navigant intends to identify the best applications among the software and information technology of each of its subsidiaries.

        Achieve economies of scale. Navigant believes that it can achieve economies of scale through the integration of its back-office operations, technology development and information and management systems at its current operations. For instance, Navigant has begun implementing a single, Company-wide information technology platform to service its accounting and reporting requirements. Navigant believes that it can benefit from greater purchasing power in such key expense areas as telecommunications, advertising, insurance, courier expenses and employee benefits. Navigant also believes that it can reduce total operating expenses by eliminating or consolidating certain duplicative administrative functions, such as ARC processing, 24-hour toll-free number services and research and development.

    - PURSUING AN AGGRESSIVE ACQUISITION PROGRAM TO FURTHER CONSOLIDATE THE INDUSTRY. Navigant believes that the travel service industry is highly fragmented with significant opportunities to consolidate through selective acquisitions of leading regional and local companies. Navigant will seek to acquire companies that (i) have demonstrated growth and profitability,
      (ii) have desirable geographic locations, (iii) are run by successful, experienced entrepreneurs whom Navigant will generally endeavor to retain,
      (iv) predominantly serve the corporate market and (v) have an emphasis on customer service. Navigant believes that its acquisition strategy will enable it to achieve operating efficiencies through consolidation of purchasing and various administrative functions, while freeing regional and local management to focus on service and customer satisfaction. Navigant believes that opportunities exist for global expansion. Navigant, which already has operations in Canada and the United Kingdom, also intends to continue seeking opportunities for international expansion through strategic international acquisitions and through internal expansion into global markets.


        Navigant routinely reviews, and conducts investigations of, potential acquisitions of domestic and foreign travel agencies. When Navigant believes a favorable opportunity exists, Navigant seeks to enter into discussions with the owners of such businesses regarding the possibility of an acquisition by Navigant. At any given time, Navigant may be in discussions with one or more travel agency owners.


SERVICES

TRAVEL MANAGEMENT SERVICES

    Navigant provides the full range of corporate travel management services, including: reservations by telephone, facsimile, Internet and direct access; ticketing; accounting; information and management reporting; assistance in planning and organizing incentive trips, corporate meetings and events; and travel management consulting services. In providing these services, Navigant seeks to assist corporations in managing and controlling their travel costs.

    Navigant books travel reservations for its customers with a variety of travel suppliers, including airlines, hotels and rental car companies. In calendar year 1997 Navigant, on a pro forma basis, booked $1.38 billion in airline ticket sales, or approximately 2.5 million airline tickets. In order to improve customer value, Navigant uses several computer reservation systems to book airline tickets, hotel reservations and rental car reservations. Navigant uses three major systems, SABRE, Galileo/Apollo and Worldspan. After reserving travel arrangements for its customers, Navigant issues tickets, both paper and electronic, and provides its customers with detailed itineraries, which include confirmation numbers for hotel and car rental reservations. Navigant also provides a 24-hour toll-free number which its customers can access for emergency assistance.

    For its business customers, Navigant provides various travel management services. These include tracking and reporting travel expenses, providing reports to management summarizing travel patterns and policy, and identifying deviations from the customer's travel policies. See "--Use of Technology." Navigant can also assist its business customers in the creation of their travel policies and can manage customer costs by negotiating discounts and other benefits with travel suppliers, such as airlines, hotels and car rental companies.

    In addition to corporate travel management, Navigant provides leisure travel services to individuals and groups, as a small portion of Navigant's overall business. Navigant derives part of its leisure travel business through its existing corporate customer base. Certain of Navigant's regional offices also actively advertise in the leisure travel market.

USE OF TECHNOLOGY

    Navigant embraces technology as a key to future success in the travel industry. Navigant's information technology can provide corporate travel managers with extensive feedback about individual, departmental and company travel activity and patterns. Navigant can use this information to consult with its customers regarding the structure, operation and efficiency of a variety of corporate travel policies. In addition, Navigant can provide corporate travel managers with comprehensive information about cost saving opportunities for the travel undertaken by their companies' employees.

    Navigant has developed a fully-automated quality assurance program, AQUA-Registered Trademark-, which features both a quality auditing system and a computerized cost avoidance system. AQUA's Trip Auditor system checks each travel record for accuracy and completeness and repetitively searches airline seat maps for each traveler's preferred seat assignments and frequent flier upgrade opportunities. AQUA's FareBuster-TM- system is a computerized cost avoidance program which checks each record for a lower airline fare or hotel rate and continuously checks wait list flights and flight inventories for discount fares that become available prior to travel. AQUA also advises travel managers of travelers who are not taking advantage of the lowest fare. Although certain of Navigant's regional agencies cannot yet access the AQUA system, Navigant intends to install the system throughout its offices.

    In addition, Navigant has recently developed an Internet system that allows travel managers and other executives to view their company's travel activities 24 hours a day using a password protected system. The user can view both pre-trip and post-trip information sorted at every level of corporate organization, from individual traveler to department, division or company.

DISTRIBUTION OF SERVICES

    Navigant provides corporate travel management services to its customers through several channels, including on-site travel agencies, regional travel agency offices and on-site satellite ticket printers ("STP").

    Navigant currently has 214 on-site travel operations on customer premises, where it provides customized trip planning, reservation and ticketing services to the employees of corporate customers. On-site operations are typically desirable for customers with airline expenditures in excess of $1.0 million per year. Through an on-site office, Navigant is able to work one-on-one with the customer's travel manager to meet the customer's travel needs, including the need for customized corporate travel information and negotiations with travel suppliers frequently used by the customer.


    Navigant has 129 regional travel agency offices. These offices are typically used by corporate customers with less than $1.0 million in travel expenditures per year. The regional travel agency offices provide local companies with comprehensive travel management services, including trip planning, reservation and ticketing services, accounting, corporate travel reporting, negotiations with frequently used travel suppliers and consulting. The regional nature of these offices allows them to leverage their local market expertise and to provide quick, responsive and personalized service. In addition, regional travel agency offices provide backup to nearby on-site locations.


    Navigant also operates over 300 STPs at customer locations across the country. Navigant uses these printers to distribute tickets instantly to customers' field locations that have enough volume to justify the STP. Locations with lower volume can receive tickets via overnight delivery services. Navigant believes that the advent of electronic ticketing will eventually eliminate the need for STPs and overnight delivery.

    Navigant has entered into arrangements with third parties pursuant to which it fulfills travel reservations placed on the Internet. In addition, Navigant has several sites on the World Wide Web where individual customers can, among other things, check flight times, make reservations, access and sort password-protected corporate travel data, find restaurants and automatic teller machines, and access the latest currency conversions.

    Navigant also offers desktop reservation services to its customers. This distribution method offers customers the option of performing reservation services directly, while the travel agent provides a supporting role. The travel agent's role includes performing quality control on the reservation, assisting the traveler with the use of the reservation system and issuing and delivering tickets reserved by the customer. Additionally, the travel agent reports to management on matters such as pre- and post-travel activity, cost saving opportunities and the development and assessment of the company's travel policy and negotiated rate opportunities.

REVENUE SOURCES

    Navigant generates revenues principally from (i) base and incentive override commissions on air travel tickets, (ii) fees for services rendered to customers and (iii) commissions on hotel reservations and car rentals. In accordance with industry practice, Navigant receives a commission on each domestic and international air travel ticket that it issues of approximately 8%, with a commission cap of $25 on domestic one-way air travel tickets and $50 on domestic round-trip tickets. Commissions on international tickets are not subject to a commission cap. Navigant has also entered into agreements with major airlines for the payment of "incentive override commissions" in addition to the base commissions Navigant receives. Under such agreements, the airlines generally award additional commissions on domestic and international air travel if the volume of Navigant's ticket sales surpasses specified thresholds, which typically are based on the airlines' share of the relevant markets. Furthermore, Navigant receives a commission equal to approximately 10% of the hotel rate for hotel reservations that it makes and a commission equal to 5% of the base rental car rate for rental car reservations that it makes.

    In response to reductions in the commissions paid to travel agents and consistent with growing industry practice, Navigant has entered into management contracts with many of its corporate customers. Under these contracts, Navigant typically deducts its direct operating expenses, indirect overhead costs and a management fee from commission revenues collected from travel arrangements made on behalf of the customer. If the commission revenues collected exceed the amounts deducted, Navigant may share a negotiated amount of the excess with the customer. If the commission revenues do not cover the amounts deducted, the customer pays the difference to Navigant. Fee income recognized under management contracts has historically been paid from commissions paid by travel suppliers. As a result, Navigant does not prepare separate reports distinguishing payments under management contracts from commission income.

    After the airlines instituted the commission cap in 1995, and reduced base commissions to approximately 8% in October 1997, travel agencies, including Navigant, began charging transaction fees for some services to non-contract customers. Navigant typically charges between $10 and $15 per ticket for tickets issued to customers who do not have a management contract with Navigant.

    Despite the management fees increasingly being charged to customers since airlines reduced commissions, it is Navigant's belief that corporate customers will continue to use travel agents for their service and knowledge capabilities. The expense and opportunity costs to a corporate customer of processing reservations and comprehending the magnitude of information available regarding travel services would probably exceed the fees charged by a travel agency. In addition, the management fee structure enables the customer to benefit from operating efficiencies and other cost reductions that Navigant is able to achieve. Moreover, an internal travel management capability would fall outside the core business expertise of most companies. Customers have the option of contracting directly with airlines and other travel suppliers, but at the risk of increased costs, inadequate information and a substantial time investment.

    Navigant also provides group and leisure travel services, largely to its corporate customers. Navigant's leisure travel services include booking airline tickets, hotel reservations, car rentals, tours, cruises and specialty travel packages. As is the case with non-contract corporate customers, Navigant usually charges between $10 and $15 per airline ticket for tickets issued to leisure customers.

COMPETITION

    Navigant competes with a variety of other providers of travel and travel-related products and services. Its principal competitors are (i) other travel agencies and other distributors of travel services, (ii) travel suppliers offering their products and services directly to consumers and (iii) various on-line services available on the Internet.

    Navigant faces competition from local, regional and large travel agencies. Local and regional agencies often have a strong presence in particular geographic areas and benefit from a detailed knowledge of their particular markets. Large travel agencies and other travel distributors may have substantial resources and the leverage to achieve certain purchasing and operating efficiencies. In addition, travel suppliers, including airlines, hotels and rental car companies, are increasingly offering their products and services directly to consumers through the Internet and computer on-line services. Because of low barriers to entry in the travel service industry, Navigant constantly faces competition from possible new entrants. See "Risk Factors--Substantial Competition and Industry Consolidation; New Methods of Distribution."

    Navigant believes that it competes for customers based upon service, price and specialized knowledge. Navigant believes that it is well-positioned to compete on these bases due to its combination of size and regional focus. Navigant uses its size to achieve operating efficiencies by implementing customized and industry-standard technologies and by consolidating administrative functions. Navigant's size also provides opportunities to negotiate favorable arrangements with travel suppliers, such as airlines, hotels and rental car companies. Navigant's regional focus, conversely, fosters personalized customer service and specialized local market knowledge, which helps improve customer service and expand the Company's customer base.

MARKETING AND SALES

    Navigant's marketing continually targets both new and existing customers. Navigant's sales staff identifies potential customers, and develops opportunities to provide additional travel services to existing customers. Over the past few years, travel policy and travel purchasing decisions in larger companies have been centralized in purchasing departments, with travel managers, or within the offices of chief financial officers. The selection of a travel agency has also become more formal, with larger accounts soliciting bids through "requests for proposals." Navigant has adapted to these changes by relying on a sales force specially trained in the business of corporate travel, supported by experienced marketing staff. Navigant has approximately 100 employees in its sales and marketing departments.

    Navigant also plans to utilize co-branding to enhance its national identity. Navigant expects that each of its subsidiaries will use the Company's name and its own name together in its advertising and marketing efforts.

MANAGEMENT INFORMATION SYSTEMS

    Navigant uses networked management information systems for financial management, reporting, and communication. These systems provide management with current financial information from all Navigant's offices, and allow management to share that information easily and quickly with others. The systems also allow management to communicate efficiently with employees and each other throughout the business day. Navigant employs technicians to administer, install, and maintain its computer hardware and software, as well as computer programmers to create software solutions for Navigant and its customers. Navigant has begun implementing a single, Company-wide information technology platform to service its accounting and reporting requirements, and expects the new system to be in place Company-wide by the first quarter of calendar 1999.

YEAR 2000 ISSUES

    Navigant is addressing the Year 2000 issues relating to its financial accounting system by upgrading its financial accounting software to a program that is Year 2000 compliant. This upgrade is being done in conjunction with Navigant's shift towards an integrated system for all of its operating subsidiaries and, therefore, Navigant expects that the upgrade to Year 2000 compliant software will not result in any material capital expenditure above and beyond that which would have been incurred to integrate the Company's systems. Navigant expects the new system to be in place Company-wide by the first quarter of calendar 1999. Other significant software used in the Company's operations, such as its computerized reservation system, is provided by third-party vendors, who have represented that their software will be Year 2000 compliant.

EMPLOYEES


    As of December 31, 1997, Navigant had approximately 2,460 full time employees, none of which are subject to collective bargaining agreements. The Company believes that it enjoys good relations with its employees.


PROPERTIES


    As of December 31, 1997, Navigant operated at 129 travel agency facilities, three of which are owned and 126 of which are leased. The following are material properties:


                                                                     APPROXIMATE
                                                                       SQUARE       OWNED/
LOCATION                                                               FOOTAGE      LEASED          EXPIRATION
------------------------------------------------------------------  -------------  ---------  ----------------------

Santa Ana, California.............................................       22,852    Leased     October 31, 1998

Alexandria, Virginia..............................................        6,000    Leased     December 13, 1998

New Orleans, Louisiana............................................        2,521    Leased     June 30, 1998

Stamford, Connecticut.............................................       10,000    Owned      N/A

Seattle, Washington...............................................        1,200    Leased     January 31, 1999

Seattle, Washington...............................................          560    Leased     October 31, 1998

Cambridge, Massachusetts..........................................       15,500    Leased     December 31, 2001

Englewood, Colorado...............................................       49,900    Owned      N/A

Grand Rapids, Michigan............................................       29,142    Owned      N/A

    The office building owned by Navigant and located at 84 Inverness Circle East, Englewood, Colorado is subject to first and second deeds of trust. The first deed of trust secures payment of a Promissory Note dated May 16, 1995 and payable to Colorado National Bank, in the principal amount of $1,650,000. The second deed of trust secures payment of a Promissory Note dated June 20, 1995 and payable to Colorado National Bank, in the principal amount of $225,000.

    The portions of the office building owned by Navigant and located at 112 Prospect Street, Stamford, Connecticut are subject to a mortgage securing payment of a Promissory Note payable to First County Bank, in the principal amount of $585,000.

    Navigant is evaluating the possibility of entering into sale-leaseback transactions with respect to its owned properties in Stamford, Connecticut and Grand Rapids, Michigan.

    Navigant believes that its properties are adequate to support its operations for the foreseeable future.

LEGAL PROCEEDINGS

    Navigant is involved in various legal actions arising in the ordinary course of business. Navigant believes that none of these actions will have a material adverse effect on its business, financial condition and results of operations.

                             MANAGEMENT OF NAVIGANT

EXECUTIVE OFFICERS AND DIRECTORS

    Following the Travel Distribution, it is anticipated that the executive officers and directors of Navigant will be as follows:

NAME                                            AGE                        POSITION
------------------------------------------      ---      --------------------------------------------
Edward S. Adams...........................          47   Chairman of the Board, Chief Executive
                                                         Officer, President and Director
Robert C. Griffith........................          48   Chief Financial Officer and Treasurer
Douglas R. Knight.........................          40   Chief Operating Officer
Eugene A. Over, Jr........................          40   General Counsel and Secretary
Jonathan J. Ledecky.......................          40   Director*
Vassilios Sirpolaidis.....................          50   Director*
Ned A. Minor..............................          52   Director*
D. Craig Young............................          44   Director*

------------------------


* Messrs. Ledecky, Sirpolaidis, Minor and Young are expected to join the Board of Directors prior to this offering.


    EDWARD S. ADAMS has served as Chairman of the Board, Chief Executive Officer, President and Director of Navigant since February 1998. He has served as Chairman and Chief Executive Officer of Professional Travel Corporation ("PTC"), a subsidiary of Navigant, since 1983, as President of PTC from 1983 through April 1998, and as President of the U.S. Office Products Corporate Travel Services Division from January 1997 through the Distribution Date.

    ROBERT C. GRIFFITH has served as Chief Financial Officer and Treasurer of Navigant since February 1998. He has served as Chief Financial Officer of PTC since January 1997 and as Chief Financial Officer of the U.S. Office Products Corporate Travel Services Division from January 1997 through the Distribution Date. Mr. Griffith served as Vice President of Finance and Administration of PTC from June 1993 through January 1997. Prior to joining PTC, Mr. Griffith served as Senior Manager and Area Director of IDS Tax and Business Services, a subsidiary of American Express, from September 1991 to June 1993. Before joining IDS, Mr. Griffith was employed by Deloitte & Touche. Mr. Griffith is licensed as a certified public accountant in the state of Colorado.

    DOUGLAS R. KNIGHT has served as Chief Operating Officer of Navigant since May 1998. Mr. Knight has served as President of McGregor Travel Management, Inc., a subsidiary of Navigant ("McGregor"), since April 1993 and as chairman of McGregor since October 1997. Mr. Knight joined McGregor in 1987 as Controller and became Vice President of Finance in 1989. From 1984 to 1987, Mr. Knight worked for American Airlines and was responsible for implementing and maintaining American Airline's travel agency accounting system, ADS, in travel agencies across the United States.

    EUGENE A. OVER, JR. has served as General Counsel and Secretary of Navigant since February 1998. He has also served as Legal Affairs and Administrative Officer of PTC since December 1997. Mr. Over was an attorney at Clanahan Tanner Downing & Knowlton, P.C. from December 1994 through November 1997. From January 1994 through November 1994, he served as General Counsel of GSA Corporation, a private investment company. Prior to January 1994, Mr. Over was an attorney at Montgomery, Little & McGrew, P.C.


    JONATHAN J. LEDECKY will serve as a Director and employee of Navigant and each of the other Spin-Off Companies. He founded Consolidation Capital Corporation in February 1997 and serves as its Chairman and Chief Executive Officer. Mr. Ledecky founded U.S. Office Products in October 1994 and will serve as its Chairman of the Board until the Distribution Date and served as its Chief Executive Officer until November 5, 1997. Mr. Ledecky has also served as the Non-Executive Chairman of the Board of USA Floral Products, Inc. since April 1997 and as a director of UniCapital Corporation since October 1997. Mr. Ledecky served from 1989 to 1991 as the President of The Legacy Fund, Inc., and from 1991 to September 1994 as President and Chief Executive Officer of Legacy Dealer Capital Fund, Inc., a wholly-owned subsidiary of Steelcase Inc. Prior to his tenure at The Legacy Fund, Inc., Mr. Ledecky was a partner at Adler and Company and a Senior Vice President at Allied Capital Corporation, an investment management company.


    VASSILIOS SIRPOLAIDIS will serve as a Director of Navigant. He has been President of Mile High Office Supply Company, Inc. ("Mile High") since 1978. U.S. Office Products acquired Mile High in July 1996. Mr. Sirpolaidis has also served as a District President of U.S. Office Products since August 1996 and as President of Arizona Office Products, a subsidiary of U.S. Office Products, since May 1997.



    NED A. MINOR will serve as a Director of Navigant. Mr. Minor has served as Director, President and Vice-President of Minor & Brown, P.C., a private law firm, since 1977. Mr. Minor is a practicing attorney in the state of Colorado, specializing in the areas of general corporate law and mergers and acquisitions.



    D. CRAIG YOUNG will serve as a Director of Navigant. Mr. Young currently serves as Director, President and Chief Executive Officer of Metronet Communications, a telecommunications company. From 1995 through 1998, Mr. Young served as the President and Chief Operating Officer of Brooks Fiber Properties, Inc. Mr. Young served from 1993 to 1995 as Vice President of Custom Business for Ameritech Corp., a telecommunications company based in Chicago, Illinois.


EXECUTIVE COMPENSATION

    The following table sets forth information with respect to the compensation paid by all persons for services rendered to Navigant and its subsidiaries during the fiscal years ended April 26, 1997 and April 25, 1998 to the Chief Executive Officer and to the other most highly compensated officers of Navigant (the "Named Officers").

                           SUMMARY COMPENSATION TABLE


                                                                          ANNUAL COMPENSATION
                                                                    --------------------------------     ALL OTHER
NAME AND PRINCIPAL POSITION                                           YEAR     SALARY(1)     BONUS    COMPENSATION(2)
------------------------------------------------------------------  ---------  ----------  ---------  ----------------
Edward S. Adams...................................................       1997  $  300,750     --         $    8,554
  Chairman of the Board, Chief Executive Officer, President and          1998     250,000     --              8,554
  Director

Robert C. Griffith................................................       1997     120,000  $   3,000          5,256
  Chief Financial Officer and                                            1998     150,000     --              5,256
  Treasurer

Douglas R. Knight.................................................       1997      --         --             --
  Chief Operating Officer                                                1998     382,000     --              3,563



(1) The salaries for Mr. Adams and Mr. Griffith include nine months of salary prior to PTC being acquired by U.S. Office Products. Mr. Adams' salary was reduced from $312,600 to $250,000 and Mr. Griffith's salary was increased from $104,000 to $150,000 upon the acquisition of PTC by U.S. Office Products. Because McGregor was acquired by U.S. Office Products after the fiscal year ended April 26, 1997, Mr. Knight did not receive any compensation for services rendered to Navigant or its subsidiaries during the fiscal year ended April 26, 1997. Upon the completion of the Travel Distribution, the annual salaries of the named executives will be: Mr. Adams--$300,000, Mr. Griffith-- $200,000 and Mr. Knight--$250,000.


(2) Represents automobile expenses paid by Navigant.

    The following table sets forth certain information regarding options to acquire U.S. Office Products Common Stock ("U.S. Office Products Options") granted to the Named Officers during the year ended April 25, 1998. All options were granted by U.S. Office Products as options to acquire U.S. Office Products Common Stock and are expected to be replaced with options to acquire Navigant Common Stock ("Navigant Options") in connection with the Travel Distribution. See "--Replacement of Outstanding U.S. Office Products Options Held by Navigant Employees."

                      OPTIONS GRANTED IN FISCAL YEAR 1998

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                    OPTIONS GRANTED IN                                          ANNUAL RATE OF
                                     FISCAL YEAR 1998                                            STOCK PRICE
                           ------------------------------------                                APPRECIATION FOR
                                              PERCENT OF                                         OPTION TERM
                             OPTIONS         TOTAL OPTIONS       EXERCISE    EXPIRATION   --------------------------
NAME                       GRANTED(1)   GRANTED IN FISCAL YEAR   PRICE(1)       DATE           5%           10%
-------------------------  -----------  -----------------------  ---------  ------------  ------------  ------------
Edward S. Adams..........      22,500                2.1%        $   15.17     4/28/2007  $    214,657  $    543,984
                              480,000               44.8             18.50     3/20/2008     5,584,584    14,152,433
Robert C. Griffith.......      15,000                1.4             15.17     4/28/2007       143,105       362,656
                              120,000               10.0             18.50     3/20/2008     1,396,146     3,538,108
Douglas R. Knight........      --                                   --           --            --            --

------------------------

(1) The number of U.S. Office Products Options will be adjusted by applying the following formula:

    Option Shares (New) = Option Shares (Old) XTrading Price of U.S. Office
                                               Products Common Stock Pre-Travel
                                               Distribution
                                               Initial Public Offering Price of
                                               Navigant Common Stock in the
                                               Offering

    The exercise price of U.S. Office Products Options will be adjusted by applying the following formula:

     Exercise Price (New) = Exercise Price (Old) XInitial Public Offering Price of Navigant Common Stock in the Offering
                               Trading Price of U.S. Office Products Common
     Stock Pre-Travel Distribution

    For all optionees, the "Trading Price of U.S. Office Products Common Stock Pre-Travel Distribution" will be the average closing price of U.S. Office Products Common Stock for the lesser of (a) ten business days preceding the Distribution Date or (b) the number of business days falling between the expiration of the Tender Offer and the Distribution Date.

    The following table sets forth certain information regarding option exercises and unexercised options held by the Named Officers at April 25, 1998. All options were granted by U.S. Office Products as U.S. Office Products Options and are expected to be replaced with Navigant Options in connection with the Travel Distribution. See "--Replacement of Outstanding U.S. Office Products Options Held by Navigant Employees."

        AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED APRIL 25, 1998
                     AND FISCAL YEAR-END 1998 OPTION VALUES

                                                                                              VALUE OF UNEXERCISED
                                                                 NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS
                                                               OPTIONS HELD AT APRIL 25,       AT APRIL 25, 1998
                                                                        1998(1)                   ($)(1)(2)(3)
                                 SHARES ACQUIRED     VALUE     --------------------------  --------------------------
NAME                             ON EXERCISE (#)  REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-------------------------------  ---------------  -----------  -----------  -------------  -----------  -------------
Edward S. Adams................        --             --            5,625        496,875    $   9,591    $    28,772
Robert C. Griffith.............        --             --            3,750        131,250        6,394         19,181
Douglas R. Knight..............        --             --           --            --            --            --

------------------------

(1) The number of U.S. Office Products Options will be adjusted by applying the following formula:

    Option Shares (New) = Option Shares (Old) XTrading Price of U.S. Office
                                               Products Common Stock Pre-Travel
                                               Distribution
                                               Initial Public Offering Price of
                                               Navigant Common Stock in the
                                               Offering

    The exercise price of U.S. Office Products Options will be adjusted by applying the following formula:

     Exercise Price (New) = Exercise Price (Old) XInitial Public Offering Price
                                                  of Navigant Common Stock in
                                                  the Offering
                                                  Trading Price of U.S. Office
                                                  Products Common Stock
                                                  Pre-Travel Distribution

    For all optionees, the "Trading Price of U.S. Office Products Common Stock Pre-Travel Distribution" will be the average closing price of U.S. Office Products Common Stock for the lesser of (a) ten business days preceding the Distribution Date, or (b) the number of business days falling between the expiration of the Tender Offer and the Distribution Date.

(2) Options are "in-the-money" if the closing market price of U.S. Office Products Common Stock exceeds the exercise price of the options.

(3) The value of unexercised options represents the difference between the exercise price of such options and $16.875, the closing market price of U.S. Office Products Common Stock at April 24, 1998.

REPLACEMENT OF OUTSTANDING U.S. OFFICE PRODUCTS OPTIONS HELD BY NAVIGANT
  EMPLOYEES

    Navigant expects that all or substantially all vested and unvested U.S. Office Products Options that are held by Navigant employees on the Distribution Date will be replaced with Navigant Options. As of the Distribution Date, approximately 1,212,222 U.S. Office Products Options will be held by employees of Navigant.

    The number and exercise price of Navigant Options that will be outstanding after the Distributions will depend on the trading prices of U.S. Office Products Common Stock around the time of the Distributions and the public offering price of the Navigant Common Stock in this offering. Thus, the number and exercise price of Navigant Options into which the U.S. Office Products Options will convert is not yet determinable. The formulas set forth above will be used to determine the number and exercise price of Navigant Options resulting from conversion of U.S. Office Products Options. Such formulas will adjust solely for the Travel Distribution and not for other events, such as the Tender Offer.

    Such formula adjustments are intended to preserve for the holder of U.S. Office Products Options the intrinsic value per option, measured as the difference between the market value of one share of U.S. Office

Products Common Stock at the time of the Travel Distribution and the exercise price of such option. The intrinsic value of the Navigant Options will be no greater than the intrinsic value of the U.S. Office Products Options immediately before the Distributions, and the ratio of exercise price to market price will be not less than the ratio immediately before the Distributions. As a result of the foregoing adjustments, options held by Navigant employees after the Travel Distribution would represent a greater percentage interest in Navigant than the percentage interest in U.S. Office Products represented by such options before the Distributions.

    It is anticipated that all other terms of the Navigant Options will be the same as the terms of the U.S. Office Products Options they replace.

1998 STOCK INCENTIVE PLAN


    Navigant expects to adopt the 1998 Stock Incentive Plan (the "Plan"). The purpose of the Plan is to promote the long-term growth and profitability of the Company by providing employees with incentives to improve stockholder value and contribute to the growth and financial success of the Company, and by enabling the Company to attract, retain and reward highly motivated and qualified employees. The maximum percentage of shares of Navigant Common Stock that may be issued with respect to awards granted under the Plan is 25% of the outstanding Navigant Common Stock following the Travel Distribution and this offering. The maximum number of shares that may be issued with respect to awards granted under the Plan to an individual in a calendar year may not exceed 1,100,000 shares. The Plan will be administered by the Compensation Committee of the Board of Directors. All employees of the Company and its subsidiaries, as well as non-employee directors of the Company, are eligible to receive awards under the Plan. The Plan authorizes the Compensation Committee to make awards of stock options, restricted stock and other stock-based awards. The Compensation Committee will determine the prices, vesting schedules, expiration dates and other material conditions under which such awards may be exercised.



    Mr. Ledecky will receive a stock option for Navigant Common Stock pursuant to the Plan, as of the Distribution Date. The option is intended to compensate Mr. Ledecky for services to Navigant as an employee. The option will cover up to 7.5% of the outstanding Navigant Common Stock determined as of the Distribution Date, without regard to this offering. The option will have a per share exercise price equal to the initial public offering price of Navigant Common Stock. The estimated value of this option depends on the initial public offering price of the Navigant Common Stock and the trading volatility of the Navigant Common Stock. Based on an assumed initial public offering price of $12.00 (which is equal to the mid-point of the price range set forth on the cover of this Prospectus) and an assumed trading volatility index of the Navigant Common Stock of 45%, the estimated value of the option is $2,163,296, net of taxes at an assumed 40% rate.


    It is expected that Mr. Ledecky's option will become fully vested when granted but will not be exercisable until the 12-month anniversary of the Distribution Date. Mr. Ledecky's option from the Company will be exercisable immediately if Mr. Ledecky dies before the option expires or, if and to the extent that, Navigant accelerates the exercise schedule of options for substantially all management option holders. All unexercised portions of the option will expire ten years after its date of grant or, if applicable, as of the date Mr. Ledecky violates his non-competition agreement with Navigant.


    The Company expects that Edward Adams will also receive an option (the "Adams Option") pursuant to the Plan for 4.0% of the outstanding Navigant Common Stock as of the Distribution Date. The Adams Option is anticipated to have the same terms as Mr. Ledecky's option, including an exercise price equal to the initial public offering price of the Navigant Common Stock. The estimated value of the Adams Option depends on the initial public offering price of the Navigant Common Stock. Based on an assumed initial public offering price of $12.00 (which is equal to the mid-point of the price range set forth on the cover of this Prospectus) and an assumed trading volatility index of the Navigant Common Stock of 45%, the estimated value of the Adams Option is $1,153,758, net of taxes at an assumed 40% rate. In addition, management currently expects to recommend option grants to certain executive officers of the Company for approximately 3.5% of the outstanding Navigant Common Stock following this offering and the Travel Distribution, also at an exercise price equal to the initial public offering price of the Navigant Common Stock.

COMMITTEES OF THE BOARD


    The Board of Directors intends to create an Audit Committee prior to the Distribution Date. The Audit Committee is expected to consist of Messrs. Sirpolaidis, Minor and Young. The Audit Committee will be charged with reviewing Navigant's annual audit and meeting with Navigant's independent accountants to review Navigant's internal control and financial management practice.



    The Board of Directors intends to create a Compensation Committee prior to the Distribution Date. The Compensation Committee is expected to consist of Messrs. Sirpolaidis, Minor and Young. The Compensation Committee will be charged with determining the compensation of executive officers of Navigant and administering any stock option plan Navigant may adopt.


DIRECTOR COMPENSATION

    Non-management directors are expected to be compensated with $10,000 of airline tickets and other travel accommodations for their services as directors. In addition, such directors will be paid $2,500 in cash for each committee of the Board of Directors on which they serve and may be granted Navigant Options under the Plan. Non-management directors will also be reimbursed for all out-of-pocket expenses related to their service as directors.

LEDECKY SERVICES AGREEMENT


    Jonathan J. Ledecky entered into the Ledecky Services Agreement with U.S. Office Products on January 13, 1998, effective on the Distribution Date and contingent on the consummation of the Distributions, which agreement is expected to be amended as of June 3, 1998. The Ledecky Services Agreement will expire on September 30, 1998 if none of the Distributions has occurred by that date. If the Ledecky Services Agreement becomes effective, it will replace his employment agreement with U.S. Office Products as amended November 4, 1997. The principal terms of the Ledecky Services Agreement, as it is expected to be amended, are summarized below.



    The Ledecky Services Agreement governs Mr. Ledecky's continuing obligations to U.S. Office Products. Under the Ledecky Services Agreement, Mr. Ledecky will report to the U.S. Office Products Board of Directors and will provide high-level acquisition negotiation services and strategic business advice. Under the agreement, Mr. Ledecky will remain an employee of U.S. Office Products at an annual salary of $48,000 through June 30, 2001. Mr. Ledecky will also retain his existing U.S. Office Products Options; the number of shares subject to these options, and their exercise price, will be adjusted to take account of the Distributions. As a continuing employee, Mr. Ledecky is entitled to retain his options despite his reduction in services to U.S. Office Products. U.S. Office Products can terminate Mr. Ledecky's employment only for "cause" where cause consists of (i) his conviction of or guilty or nolo contendere plea to a felony demonstrably and materially injurious to U.S. Office Products or (ii) his violation of the noncompetition provision as it relates to U.S. Office Products. If Mr. Ledecky resigns or is terminated, he will cease to vest in his U.S. Office Products Options and will have 90 days to exercise any vested options (as under his existing options).



    It is expected that Navigant will enter into an employment agreement with Mr. Ledecky, effective as of June 10, 1998 that will implement its assigned portion of the Ledecky Services Agreement. Under the employment agreement, Mr. Ledecky will report to the Board of Directors and senior management of Navigant. In such capacity, Mr. Ledecky will provide high-level acquisition negotiations services and strategic business advice. Navigant can require Mr. Ledecky's performance of such services, consistent with his other contractual obligations to Consolidation Capital Corporation, U.S. Office Products and the other Spin-Off Companies. As an employee, Mr. Ledecky will also be subject to the generally applicable personnel policies of Navigant and will be eligible for such benefit plans in accordance with their terms. Navigant will pay Mr. Ledecky an annual salary of $48,000, for up to two years. The Company may terminate Mr. Ledecky's employment with "cause," where cause has the same definition as in the Ledecky Services Agreement, as modified to refer to Navigant.



    The Ledecky Services Agreement provides for non-competition and non-solicitation restrictions that continue until the end of the specified restricted period, which, for Navigant, means the later of June 10, 2000 or the date one year after Mr. Ledecky leaves Navigant's employ. These provisions generally restrict Mr. Ledecky from, among other things, investing in or working for or on behalf of any business selling any products or services in direct competition with U.S. Office Products or the Spin-Off Companies (collectively, the "U.S. Office Products Companies"), within 100 miles of any location where the relevant U.S. Office Products Company regularly maintains an office. (For this purpose, "products or services" are those that U.S. Office Products offered on January 13, 1998.) Notwithstanding this prohibition, Mr. Ledecky may serve in a policy making role (but not engage in direct personal competition) with respect to the following businesses: (i) certain businesses acquired by Consolidation Capital Corporation that are directly competitive with Aztec Technology Partners, Inc. if those businesses (A) relate to computer installation and servicing, (B) information technology, or (C) telecommunications, and if, when acquired, the businesses met certain revenue limits and had their principal place of business in the same metropolitan area as that of the acquiring electrical contracting and services business; (ii) businesses selling, supplying, or distributing janitorial or sanitary products or services; (iii) businesses managing or servicing office equipment (other than computers); (iv) businesses providing internet access services; (v) UniCapital Corporation's leasing businesses (which include equipment leasing); or (vi) U.S. Marketing Services' shelf-stocking and merchandising and point-of-purchase display creation businesses. The Ledecky Services Agreement prohibits Mr. Ledecky from trying to hire away managerial employees of the U.S. Office Products Companies or calling upon customers of the U.S. Office Products Companies to solicit or sell products or services in direct competition with the U.S. Office Products Companies. Mr. Ledecky also may not hire away for Consolidation Capital Corporation any person then or in the preceding one year employed by the U.S. Office Products Companies. U.S. Office Products is permitted to (and will) assign to Navigant and the other Spin-Off Companies the ability to enforce the non-competion provision described above as they apply to the Spin-Off Companies respective businesses, which will then constitute part of his employment agreement with each Spin-Off Company.


EMPLOYMENT CONTRACTS AND RELATED MATTERS

    In January 1997, PTC entered into an employment agreement with Edward S. Adams, its President and Chief Executive Officer. The employment agreement provides for an initial two-year term and successive one-year extensions at the option of PTC. Pursuant to this agreement, Mr. Adams is entitled to receive minimum annual compensation of $250,000 (which will be increased to $300,000 upon completion of the Travel Distribution), incentive bonuses as determined by the Board of Directors of PTC (and approved by the U.S. Office Products Board of Directors), all perquisites and benefits customarily provided by PTC to its employees and reimbursement for the actual cost of leasing an automobile for business use (not to exceed $712 per month). The agreement also provides for the issuance of options to purchase 60,000 shares of U.S. Office Products Common Stock for every $10 million increase in commission revenue earned by U.S. Office Products after the date of the agreement (up to a maximum of 600,000 shares). As of the date of this Prospectus, Mr. Adams has earned and been granted options for the maximum number of shares. Mr. Adams has assigned 20% of these options to Mr. Griffith. In the event that Mr. Adams' employment is terminated for any reason other than cause, Mr. Adams' employment agreement provides that Mr. Adams is entitled to receive his base salary and benefits for the longer of (i) six months from the date of termination, or (ii) the remaining time under the initial term of the employment agreement, subject to a right of offset if Mr. Adams secures other employment during the period that payment is continuing under the agreement. The employment agreement also prohibits Mr. Adams from engaging in certain activities deemed competitive with PTC or its affiliates during the duration of his employment with PTC and for the longer of (i) a period of two years thereafter, or (ii) as long as Mr. Adams continues to receive severance payments from PTC.

    In January 1997, PTC entered into an employment agreement with Robert C. Griffith, its Chief Financial Officer and Treasurer. The employment agreement provides for an initial two-year term and successive one-year extensions at the option of PTC. Pursuant to this agreement, Mr. Griffith is entitled to receive minimum annual compensation of $150,000 (which will be increased to $200,000 upon completion of the Travel Distribution), incentive bonuses as determined by the President of PTC (and approved by the U.S. Office Products Board of Directors), all perquisites and benefits customarily provided by PTC to its employees and reimbursement for the actual cost of leasing an automobile for business use (not to exceed $438 per month). In the event that Mr. Griffith's employment is terminated for any reason other than cause, Mr. Griffith's employment agreement provides that Mr. Griffith is entitled to receive his base salary and benefits for the longer of (i) four months from the date of termination, or (ii) the remaining time under the initial term of the employment agreement, subject to a right of offset if Mr. Griffith secures other employment during the period that payment is continuing under the agreement. The employment agreement also prohibits Mr. Griffith from engaging in certain activities deemed competitive with PTC or its affiliates during the duration of his employment with PTC and for the longer of (i) a period of two years thereafter, or (ii) as long as Mr. Griffith continues to receive severance payments from PTC.

    In October 1997, McGregor entered into an employment agreement with Douglas
R. Knight, its President. The agreement provides for a two year term, with a base salary of $250,000 per year, all perquisites and benefits customarily provided by McGregor to its employees and reimbursement for the actual cost of leasing an automobile for business use (not to exceed $550 per month). If McGregor terminates Mr. Knight's employment without cause, Mr. Knight is entitled to compensation at the rate of $250,000 per year for the time period remaining under the term of the employment agreement, subject to a right of offset if Mr. Knight secures other employment during the period that payment is continuing under the agreement. The employment agreement also prohibits Mr. Knight from engaging in certain activities deemed competitive with McGregor or its affiliates during the duration his employment with McGregor or its affiliates and for the longer of (i) a period of one year thereafter or (ii) as long as Mr. Knight continues to receive severance payments from McGregor.


    Effective as of the Distribution Date, PTC will assign Messrs. Adams', Griffith's and Knight's employment agreements to Navigant and, thereafter, all decisions formerly made by PTC's or McGregor's Board of Directors (and approved by the U.S. Office Products Board of Directors) will be made by Navigant's Board of Directors. After the Distribution Date, Navigant's Board of Directors may consider amending these employment agreements or entering into separate severance agreements with these and other officers to provide for additional compensation if their employment is terminated following a change of control of Navigant.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors expects to create a Compensation Committee effective as of the Effective Date. The Compensation Committee is expected to consist of Messrs. Sirpolaidis, Minor and Young. The Compensation Committee will be charged with determining the compensation of all executive officers. Until a Compensation Committee of the Board of Directors is created, decisions regarding the compensation of executive officers will be made by the Board of Directors. No member of the Board of Directors has ever been an officer of Navigant or any of its subsidiaries, except that Mr. Adams is the Chief Executive Officer of Navigant. In addition, Mr. Ledecky was the Chief Executive Officer of U.S. Office Products until November 5, 1997 and will be the Chairman of U.S. Office Products until the Distribution Date and Mr. Sirpolaidis has been President of Mile High, which was acquired by U.S. Office Products in July 1996, since 1978 and a District President of U.S. Office Products since August 1996.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On January 24, 1997, U.S. Office Products acquired PTC, which will be a wholly-owned subsidiary of Navigant following the Travel Distribution, from Edward S. Adams, Navigant's Chairman of the Board, Chief Executive Officer and President, for 725,923 shares of U.S. Office Products Common Stock valued at $22.725 per share (the "PTC Acquisition"). In connection with the PTC Acquisition, PTC also entered into an employment agreement with Mr. Adams at an annual base salary of $250,000 per year and employment agreement with Robert C. Griffith, Navigant's Chief Financial Officer and Treasurer, at an annual base salary of $150,000 per year. The Company believes that the terms of this transaction are as favorable as could be negotiated with third parties. See "Management of Navigant--Employment Contracts and Related Matters."

    On January 24, 1997, in a transaction related to the PTC Acquisition, PTC acquired a commercial office building at 84 Inverness Circle East, Englewood, Colorado from Marcono LLC ("Marcono"), a Colorado limited liability company, for an aggregate purchase price of approximately $3.4 million, consisting of 68,154 shares of U.S. Office Products Common Stock valued at $22.725 per share and PTC's assumption of certain notes from Marcono in the aggregate amount of $1,846,721. Marcono is owned as follows: 2% by Edward S. Adams, 2% by Mr. Adams' wife and 48% by each of two trusts established for the benefit of Mr. Adams' two children. Vassilios Sirpolaidis, who is expected to be a director of Navigant, is the trustee of the two trusts. Prior to the purchase of the office building by PTC, PTC leased the office building from Marcono for approximately $22,000 per month. The office building purchased by PTC is used as its headquarters. The Company believes that the terms of this transaction are as favorable as could be negotiated with third parties.


    On October 24, 1997, U.S. Office Products acquired McGregor, which will be a wholly-owned subsidiary of Navigant following the Travel Distribution, from its stockholders (the "McGregor Acquisition") for approximately 1,273,432 shares of U.S. Office Products Common Stock valued at approximately $24.54 per share (the "Purchase Price"). The McGregor Acquisition included the purchase of portions of an office building at 112 Prospect Street, Stamford, Connecticut from DeFranco & Knight, LLC. $450,000 of the Purchase Price was allocated to the purchase of the building and $585,000 of debt related to the building was assumed by McGregor. One of McGregor's beneficial owners was Douglas R. Knight, who will be Navigant's Chief Operating Officer following the Travel Distribution. In connection with the McGregor Acquisition, Mr. Knight received approximately 676,293 shares of U.S. Office Products Common Stock and DeFranco & Knight, LLC, of which Mr. Knight is a 50% owner, received approximately 18,336 shares of U.S. Office Products Common Stock. Also in connection with the McGregor Acquisition, McGregor entered into an employment agreement with Mr. Knight at an annual base salary of $250,000 per year. The Company believes that the terms of this transaction are as favorable as could be negotiated with third parties. See "Management of Navigant--Employment Contracts and Related Matters."



    DeFranco & Knight, LLC owns a portion of a property in Stamford, Connecticut, which is leased to McGregor for approximately $142,000 per year. In addition, Mr. Knight is a partner in an emergency travel service provider that contracts with McGregor to provide emergency travel service to customers of McGregor at a rate of $12.00 per emergency call. During the fiscal year ended April 25, 1998, McGregor paid approximately $472,000 to such emergency travel service provider.


    Mr. Minor, who will serve as a director of Navigant at the Effective Date, has, since 1977, served as Director, President and Vice-President of Minor & Brown, P.C., a law firm that PTC has retained from time to time during the previous three fiscal years.

    For a discussion of matters related to the spin-off of Navigant from U.S. Office Products, see "The Spin-Offs From U.S. Office Products."

    For a discussion of transactions between Navigant and Mr. Ledecky, see "Management of Navigant-- Ledecky Services Agreement."

                       PRINCIPAL STOCKHOLDERS OF NAVIGANT

    The following table sets forth the number and percentage of outstanding shares of the U.S. Office Products Common Stock beneficially owned as of April 1, 1998, and the number and percentage of outstanding shares of Navigant Common Stock as adjusted to reflect the sale of the shares of Navigant Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment option), by (i) all persons known by Navigant to own beneficially more than 5% of U.S. Office Products Common Stock, (ii) each director and each Named Officer of Navigant who is a stockholder of U.S. Office Products, and (iii) all directors and executive officers of Navigant as a group. All persons listed below have sole voting and investment power with respect to their shares of U.S. Office Products Common Stock unless otherwise indicated.

                                                              PERCENT OF        NUMBER OF
                                     NUMBER OF SHARES OF     U.S. OFFICE        SHARES OF         PERCENT OF
                                         U.S. OFFICE           PRODUCTS          NAVIGANT      NAVIGANT COMMON
NAME AND ADDRESS OF                       PRODUCTS           COMMON STOCK     COMMON STOCK,         STOCK
  BENEFICIAL OWNER                      COMMON STOCK      PRIOR TO OFFERING   AS ADJUSTED(1)    AFTER OFFERING
-----------------------------------  -------------------  ------------------  --------------  ------------------
Edward S. Adams(2).................           699,702             *

Robert C. Griffith(3)..............             3,750             *

Douglas R. Knight(4)...............           694,629             *

Jonathan J. Ledecky(5).............         2,428,125               1.7%

Vassilios Sirpolaidis(6)...........         1,206,375             *

All current executive officers and
  directors as a group (7
  persons).........................         5,032,581               3.6%

5% STOCKHOLDERS

FMR Corp...........................        15,754,406              11.2%
  82 Devonshire Street
  Boston, MA 02109

Massachusetts Financial Services
  Company(7).......................         8,262,886               5.9%

  500 Boylston Street
  Boston, MA 02116

------------------------

*   Less than 1%.

(1) Reflects the results of the Tender Offer and the application of the Distribution Ratio.

(2) Includes 5,625 shares which may be acquired upon exercise of options exercisable within 60 days following the Travel Distribution.

(3) Includes 3,750 shares which may be acquired upon exercise of options exercisable within 60 days following the Travel Distribution.

(4) Includes 18,336 shares with respect to which Mr. Knight shares investment and voting power.

(5) Excludes U.S. Office Products Options that will not be converted into Navigant Options at the time of the Travel Distribution.

(6) Includes 9,375 shares which may be acquired upon exercise of options exercisable within 60 days following the Travel Distribution and 48,000 shares held by Mr. Sirpolaidis' wife.

(7) Based upon a Schedule 13G filed with the SEC.

                     DESCRIPTION OF NAVIGANT CAPITAL STOCK

GENERAL

    Set forth below is a summary of Navigant's authorized capital stock. At the time of the Travel Distribution and this offering, Navigant's authorized capital stock is expected to consist of 150,000,000 shares of Navigant Common Stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). Immediately following the Travel Distribution and this offering, Navigant is expected to have outstanding approximately 13,070,000 shares of Navigant Common Stock and no shares of Preferred Stock.

NAVIGANT COMMON STOCK

    The holders of Navigant Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

    Subject to the rights of any then outstanding shares of Preferred Stock, the holders of Navigant Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. See "Dividend Policy." The holders of Navigant Common Stock are entitled to share ratably in the net assets of Navigant upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Navigant Common Stock have no preemptive rights to purchase shares of stock of Navigant. Shares of Navigant Common Stock are not subject to any redemption provisions and are not convertible into any other securities of Navigant. All of the shares of Navigant Common Stock to be distributed pursuant to the Travel Distribution will be fully paid and nonassessable.

PREFERRED STOCK

    The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of Navigant's certificate of incorporation (the "Certificate of Incorporation") and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. Navigant has no current plans to issue any shares of Preferred Stock of any class or series.

    One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of Navigant by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of Navigant's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Navigant Common Stock. For example, Preferred Stock issued by Navigant may rank prior to Navigant Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Navigant Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for Navigant Common Stock or may otherwise adversely affect the market price of Navigant Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

    Navigant is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation if such affiliate or associate was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

    A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws, by action of its stockholders, to exempt itself from coverage, provided that such bylaws or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. Navigant has not adopted such an amendment to its Certificate of Incorporation or bylaws (the "Bylaws"). Under Navigant's Certificate of Incorporation the affirmative vote of a majority of the directors is required to approve an interested stockholder transaction.

PROVISIONS OF NAVIGANT'S CERTIFICATE OF INCORPORATION AND BYLAWS AFFECTING
  CHANGE OF CONTROL


    The Board of Directors has adopted certain provisions in the Certificate of Incorporation or Bylaws that may, provide the Board of Directors with more negotiating leverage by delaying or making more difficult unsolicited acquisitions or changes of control of Navigant. It is believed that such provisions will enable Navigant to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by Navigant's Board of Directors to be in the best interests of Navigant and its stockholders. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of Navigant, although such proposals, if made, might be considered desirable by a majority of Navigant's stockholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the management of Navigant without concurrence of Navigant's Board of Directors. These provisions include: (i) the availability of capital stock for issuance from time to time at the discretion of Navigant's Board of Directors (see "--Preferred Stock" above); (ii) the classification of Navigant's Board of Directors into three classes, each of which serves for a term of three years; (iii) limitation on stockholders calling a special meeting of stockholders; (iv) prohibition on stockholders acting by written consent in lieu of a meeting; (v) requirements for advance notice for raising business or making nominations at stockholders' meetings; and (vi) the requirement of a supermajority vote to amend the Bylaws.


    CLASSIFIED BOARD


    The Certificate of Incorporation includes provisions dividing the Board of Directors into three classes, each of which serves until the third succeeding annual meeting with one class being elected at each annual meeting of stockholders. Under Delaware law, each class will be as nearly equal in number as possible. As a result, at least two annual meetings of stockholders may be required for Navigant's stockholders to change a majority of the members of the Board of Directors. Navigant believes that a classified board of directors will assure continuity and stability of Navigant's management and policies, without diminishing accountability to stockholders. Navigant's classified Board of Directors will ensure that a majority of directors at any given time will have experience in the business and competitive affairs of Navigant.

    NO STOCKHOLDER ACTION BY WRITTEN CONSENT


    The Certificate of Incorporation and Bylaws provide that stockholder action can be taken only at an annual or special meeting and cannot be taken by written consent in lieu of a meeting.


    ADVANCE NOTICE FOR RAISING BUSINESS AT MEETINGS


    The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders. Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the Board of Directors, or by a stockholder who has given to the Secretary of Navigant timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The chairman of such meeting has the authority to make the determination of whether business has been properly brought before such meeting. These provisions are intended to establish orderly procedures for the conduct of Navigant's business and to allow the Board of Directors adequate time to evaluate and respond to stockholder initiatives. They may have the effect of impeding the ability of a stockholder to present proposals or make nominations in a control context if the requisite notice provisions cannot be satisfied.


    AMENDMENT OF BYLAWS


    The Certificate of Incorporation requires a vote of a least 75% of the outstanding Navigant Common Stock for the stockholders to amend the Bylaws. This super-majority requirement could make it more difficult for stockholders to compel action by the Board of Directors by amending the Bylaws to require actions not presently permitted by the Bylaws.


RIGHTS PLAN

    Navigant may consider adoption of a shareholder rights plan or "poison pill." As with the Certificate of Incorporation and Bylaw provisions discussed above, if such a plan is adopted it could render more difficult or discourage an attempt to obtain control of Navigant. However, such a plan might also provide the Board of Directors with more negotiating leverage by delaying or making more difficult unsolicited acquisitions or changes of control of Navigant.

LIMITATION ON DIRECTORS' LIABILITIES

    Pursuant to the Certificate of Incorporation and under Delaware law, directors of Navigant are not liable to Navigant or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Navigant Common Stock will be American Stock Transfer & Trust Company .

                                  UNDERWRITING

    Upon the terms and subject to the conditions set forth in the Underwriting Agreement, Navigant has agreed to sell to each of the Underwriters named below (the "Underwriters"), for whom Smith Barney Inc., NationsBanc Montgomery Securities LLC and Raymond James & Associates, Inc. are acting as representatives (the "Representatives"), and each of such Underwriters has severally agreed to purchase from Navigant the respective number of shares of Navigant Common Stock set forth opposite its name below:

UNDERWRITERS                                                                 NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Smith Barney Inc. .........................................................
NationsBanc Montgomery Securities LLC......................................
Raymond James & Associates, Inc............................................

                                                                             -----------------
  Total....................................................................       2,000,000
                                                                             -----------------
                                                                             -----------------

    In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Navigant Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares of Navigant Common Stock are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated. Navigant has been advised by the Representatives that the several Underwriters propose initially to offer such shares of Navigant Common Stock at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a
concession not in excess of $      per share of Navigant Common Stock. The
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $      per share of Navigant Common Stock to other dealers. After the initial offering, the public offering price and such concessions may be changed.

    Navigant has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 300,000 additional shares of Navigant Common Stock, at the public offering price less the Underwriting Discounts set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments in the sale of the shares of Navigant Common Stock that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment.

    The Representatives have informed Navigant that they do not intend to confirm sales to any account over which they exercise discretionary authority.

    In connection with this offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of Navigant Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Navigant Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Navigant Common Stock in connection with this offering than they are committed to purchase from Navigant, and in such case may purchase Navigant Common Stock in the open market following completion of the offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 300,000 shares of Navigant Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, Smith Barney Inc., on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the offering) for the account of the other Underwriters, the selling concession with respect to Navigant Common Stock that is distributed in the offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of Navigant Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.


    Certain of Navigant's officers and directors will agree that they will not, without the prior written consent of Smith Barney Inc., offer, sell, pledge or otherwise dispose of, or file (or participate in the filing of) a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, with respect to, any shares of capital stock of Navigant or any securities convertible into or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period of 180 days after the date of the Underwriting Agreement, subject to certain exceptions. Navigant has agreed that it will not, for a period of 180 days following the date of the Underwriting Agreement, without the prior written consent of Smith Barney Inc., offer, sell or contract to sell, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by Navigant or any affiliate of Navigant or any person in privity with Navigant or any affiliate of Navigant) directly or indirectly, or announce the offering of, any other shares of Navigant Common Stock or any securities convertible into, or exchangeable for, shares of Navigant Common Stock, except that Navigant may issue and sell Navigant Common Stock pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan of Navigant in effect on the date of the Underwriting Agreement, and subject to certain other exceptions.


    The Underwriting Agreement provides that Navigant will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof. In the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. NationsBanc Montgomery Securities LLC is the Arranger and Syndication Agent for a $75 million revolving credit facility being provided by its affilate, NationsBank, N.A., to the Company. NationsBank, N.A. will be repaid approximately $17.3 million of borrowings by the Company under the credit facility from the net proceeds of this offering. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Navigant-- Liquidity and Capital Resources." Because more than 10% of the net proceeds of this offering will be paid to NationsBank, N.A., the offering is being conducted in accordance with Rule 2710(c)(8) and Rule 2720 ("Rule 2720") of the Conduct Rules of the National Association of Securities Dealers, Inc., Smith Barney Inc. will serve as a "qualified independent underwriter" in the offering and, in such capacity, will recommend a price in compliance with Rule 2720 and has performed due diligence investigations in accordance with Rule 2720.

    Prior to the Travel Distribution and this offering, there has been no public market for Navigant Common Stock. The price to the public for the shares of Navigant Common Stock will be determined through negotiations between Navigant and the Representatives and will be based on, among other things, Navigant's financial and operating history and condition, the prospects of Navigant and its industry in general, the management of Navigant and the market prices of securities of companies engaged in businesses similar to those of Navigant. There can, however, be no assurance that the prices at which the shares of Navigant Common Stock will sell in the public market after this offering will not be lower than the price at which the shares of Navigant Common Stock are sold by the Underwriters.

                                    EXPERTS

    The consolidated financial statements of Navigant International, Inc. as of April 30, 1996, April 26, 1997 and January 24, 1998, and for the years ended December 31, 1994 and December 31, 1995, for the four months ended April 30, 1996, for the year ended April 26, 1997 and for the nine months ended January 24, 1998 included in this Prospectus, except as they relate to MTA, Inc. as of December 31, 1995 and for the period from January 25, 1995 (date of incorporation) to December 31, 1995, have been so included in reliance on the March 27, 1998 (except for the first paragraph of Note 1 and the last paragraph of Note 3, which are as of May 14, 1998) report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated balance sheet of MTA, Inc., as of December 31, 1995 and the related consolidated statements of income and retained earnings and of cash flows for the period from January 25, 1995 (date of incorporation) to December 31, 1995 (not presented separately or incorporated separately by reference herein) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is included herein given on the authority of said firm as experts in accounting and auditing.

    The financial statements of Associated Travel Services, Inc. as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been so included in reliance on the May 22, 1997 report of Deloitte & Touche LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Evans Travel Group, Inc. and Evans Consulting Services, Inc. as of July 25, 1997 and for the year then ended included in this Prospectus have been so included in reliance on the February 3, 1998 report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of McGregor Travel Management, Inc. as of December 31, 1996 and 1995 included in this Prospectus have been so included in reliance on the March 6, 1997 report, except for Note 10, Note 12 and the last paragraph of Note 1, as to which the date is January 29, 1998, of Walter J. McKeever & Company, independent auditors, given on the authority of said firm as experts in auditing and accounting.

    The financial statements as of December 31, 1996 for Omni Travel Service, Inc. included in this Prospectus have been so included in reliance on the August 22, 1996 (except for Note 10 as to which the date is January 30, 1998) report of Nardella & Taylor, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The combined financial statements of Travel Consultants, Inc. and Envisions Vacations, Inc. as of October 24, 1997 and for the year then ended included in this Prospectus have been so included in reliance on the January 23, 1998 report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    The validity of shares of Navigant Common Stock and certain tax matters relating to the Distributions will be passed upon on behalf of Navigant and U.S. Office Products by Wilmer, Cutler & Pickering, Washington, D.C. Certain legal matters will be passed upon for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                          NAVIGANT INTERNATIONAL, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
NAVIGANT INTERNATIONAL, INC.
  Report of Price Waterhouse LLP, Independent Accountants..................................................        F-3
  Report of Deloitte & Touche LLP, Independent Auditors....................................................        F-4
  Consolidated Balance Sheet as of April 30, 1996, April 26, 1997 and January 24, 1998.....................        F-5
  Consolidated Statement of Income for the years ended December 31, 1994 and 1995, the four months ended
    April 30, 1996, the fiscal year ended April 26, 1997 and the nine months ended January 25, 1997
    (unaudited) and January 24, 1998.......................................................................        F-6
  Consolidated Statement of Stockholder's Equity for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the nine months ended January 24,
    1998...................................................................................................        F-7
  Consolidated Statement of Cash Flows for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the nine months ended January 25, 1997
    (unaudited) and January 24, 1998.......................................................................        F-8
  Notes to Consolidated Financial Statements...............................................................       F-10
  Introduction to Pro Forma Financial Information..........................................................       F-26
  Pro Forma Combined Balance Sheet as of January 24, 1998 (unaudited)......................................       F-28
  Pro Forma Combined Statement of Income for the nine months ended January 24, 1998 (unaudited)............       F-29
  Pro Forma Combined Statement of Income for the nine months ended January 25, 1997 (unaudited)............       F-30
  Pro Forma Combined Statement of Income for the fiscal year ended April 26, 1997 (unaudited)..............       F-31
  Notes to Pro Forma Combined Financial Statements (unaudited).............................................       F-32

ASSOCIATED TRAVEL SERVICES, INC.
  Report of Deloitte and Touche LLP, Independent Auditors..................................................       F-34
  Balance Sheets as of December 31, 1995 and 1996 and March 31, 1997 (unaudited)...........................       F-35
  Statements of Income for the years ended December 31, 1994, 1995 and 1996 and the three months ended
    March 31, 1996 (unaudited) and 1997 (unaudited)........................................................       F-37
  Statements of Shareholder's Equity for the years ended December 31, 1994, 1995 and 1996 and the three
    months ended March 31, 1997 (unaudited)................................................................       F-38
  Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996 and the three months ended
    March 31, 1996 (unaudited) and 1997 (unaudited)........................................................       F-39
  Notes to Financial Statements............................................................................       F-41

EVANS TRAVEL GROUP, INC. AND EVANS CONSULTING SERVICES, INC.
  Report of Price Waterhouse LLP, Independent Accountants..................................................       F-49
  Combined Balance Sheet as of July 25, 1997...............................................................       F-50
  Combined Statement of Income and Retained Earnings for the year ended July 25, 1997......................       F-51
  Combined Statement of Cash Flows for the year ended July 25, 1997........................................       F-52
  Notes to Combined Financial Statements...................................................................       F-53

                          NAVIGANT INTERNATIONAL, INC.

                                                                                                               PAGE
                                                                                                             ---------
MCGREGOR TRAVEL MANAGEMENT, INC.
  Report of Walter J. McKeever & Company, Independent Accountants..........................................       F-57
  Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997 (unaudited).......................       F-58
  Statement of Income and Retained Earnings for the years ended December 31, 1995 and 1996 and the nine
    months ended September 30, 1996 (unaudited) and 1997 (unaudited).......................................       F-60
  Statements of Cash Flows for the years ended December 31, 1995 and 1996 and the nine months ended
    September 30, 1996 (unaudited) and 1997 (unaudited)....................................................       F-61
  Notes to Financial Statements............................................................................       F-63

OMNI TRAVEL SERVICE, INC.
  Report of Nardella & Taylor, Independent Accountants.....................................................       F-70
  Balance Sheets as of December 31, 1996 and June 30, 1997 (unaudited).....................................       F-71
  Statements of Income and Retained Earnings for the year ended June 30, 1996, the six months ended
    December 31, 1996 and the six months ended June 30, 1996 (unaudited) and 1997 (unaudited)..............       F-72
  Statements of Cash Flows for the year ended June 30, 1996, the six months ended December 31, 1996 and the
    six months ended June 30, 1996 (unaudited) and 1997 (unaudited)........................................       F-73
  Notes to Financial Statements............................................................................       F-74

TRAVEL CONSULTANTS, INC. AND ENVISIONS VACATIONS, INC.
  Report of Price Waterhouse LLP, Independent Accountants..................................................       F-80
  Combined Balance Sheet as of October 24, 1997............................................................       F-81
  Combined Statement of Income and Retained Earnings for the year ended October 24, 1997...................       F-82
  Combined Statement of Cash Flows for the year ended October 24, 1997.....................................       F-83
  Notes to Combined Financial Statements...................................................................       F-84

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of

Navigant International, Inc.

    In our opinion, based upon our audits and the report of other auditors, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Navigant International, Inc. (the "Company") and its subsidiaries at April 30, 1996, April 26, 1997 and January 24, 1998, and the results of their operations and their cash flows for the fiscal years ended December 31, 1994 and 1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the nine months ended January 24, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of MTA, Inc., a wholly-owned subsidiary, which statements reflect total revenues of $11,418,751 for the period from January 25, 1995 (date of incorporation) to December 31, 1995. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for MTA, Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Denver, Colorado
March 27, 1998, except for the first paragraph of Note 1

and the last paragraph of Note 3, which are as of May 14, 1998

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
  MTA, Inc.

    We have audited the consolidated balance sheet of MTA, Inc. as of December 31, 1995 and the related consolidated statements of income and retained earnings and of cash flows for the period from January 25, 1995 (date of incorporation) to December 31, 1995 (not presented separately herein). These financial statements are the responsibility of MTA, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MTA, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the period from January 25, 1995 (date of incorporation) to December 31, 1995, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Seattle, Washington

September 23, 1996

                          NAVIGANT INTERNATIONAL, INC.

                           CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)

                                                                   APRIL 30,  APRIL 26,  JANUARY 24,
                                                                     1996       1997        1998
                                                                   ---------  ---------  -----------   PRO FORMA
                                                                                                       (NOTE 3)
                                                                                                      JANUARY 24,
                                                                                                         1998
                                                                                                      -----------
                                                                                                      (UNAUDITED)
                                               ASSETS
Current assets:
  Cash and cash equivalents......................................  $   5,646  $   6,952   $   5,919    $
  Accounts receivable, less allowance for doubtful accounts of
    $96, $271 and $198, respectively.............................      5,449      5,965      24,171       24,171
  Prepaid expenses and other current assets......................        655        775       1,638        1,638
                                                                   ---------  ---------  -----------  -----------
      Total current assets.......................................     11,750     13,692      31,728       25,809

Property and equipment, net......................................      7,947      7,954      19,406       19,406
Intangible assets, net...........................................      5,456      7,112      85,525       85,525
Other assets.....................................................        539        581       1,002        1,002
                                                                   ---------  ---------  -----------  -----------
      Total assets...............................................  $  25,692  $  29,339   $ 137,661    $ 131,742
                                                                   ---------  ---------  -----------  -----------
                                                                   ---------  ---------  -----------  -----------

                                LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Short-term debt................................................  $   2,059  $     456   $     625    $     625
  Short-term payable to U.S. Office Products.....................                 4,221         217          217
  Accounts payable...............................................      2,385      3,226       5,918        5,918
  Accrued compensation...........................................      1,508      1,085       4,916        4,916
  Other accrued liabilities......................................      1,460      3,423      11,472       11,472
                                                                   ---------  ---------  -----------  -----------
      Total current liabilities..................................      7,412     12,411      23,148       23,148

Long-term debt...................................................      6,366      2,012       2,664        2,664
Long-term payable to U.S. Office Products........................                   787      10,027       11,494
Deferred income taxes............................................        190        196
Other long-term liabilities......................................        503        450       1,711        1,711
                                                                   ---------  ---------  -----------  -----------
      Total liabilities..........................................     14,471     15,856      37,550       39,017
                                                                   ---------  ---------  -----------  -----------

Commitments and contingencies

Stockholder's equity:
  Divisional equity..............................................      4,093     10,320      94,140       92,855
  Cumulative translation adjustment..............................                              (130)        (130)
  Retained earnings..............................................      7,128      3,163       6,101
                                                                   ---------  ---------  -----------  -----------
      Total stockholder's equity.................................     11,221     13,483     100,111       92,725
                                                                   ---------  ---------  -----------  -----------
      Total liabilities and stockholder's equity.................  $  25,692  $  29,339   $ 137,661    $ 131,742
                                                                   ---------  ---------  -----------  -----------
                                                                   ---------  ---------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                          NAVIGANT INTERNATIONAL, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                                 (IN THOUSANDS)

                                                                                     FOR THE           FOR THE NINE
                                            FOR THE YEAR ENDED      FOR THE FOUR     FISCAL            MONTHS ENDED
                                        --------------------------  MONTHS ENDED   YEAR ENDED    ------------------------
                                        DECEMBER 31,  DECEMBER 31,   APRIL 30,      APRIL 26,    JANUARY 25,  JANUARY 24,
                                            1994          1995          1996          1997          1997         1998
                                        ------------  ------------  ------------  -------------  -----------  -----------
                                                                                                 (UNAUDITED)
Revenues..............................   $   34,569    $   45,267    $   18,009     $  57,677     $  41,527    $  80,706
Operating expenses....................       19,692        25,836         9,491        31,541        22,656       47,172
                                        ------------  ------------  ------------  -------------  -----------  -----------
      Gross profit....................       14,877        19,431         8,518        26,136        18,871       33,534

General and administrative expenses...       11,651        15,221         6,660        19,684        15,011       26,274
Amortization expense..................          221           342           128           548           471        1,509
Non-recurring acquisition costs.......                                                  1,156           284
                                        ------------  ------------  ------------  -------------  -----------  -----------
      Operating income................        3,005         3,868         1,730         4,748         3,105        5,751

Other (income) expense:
    Interest expense..................          118           515           173           587           415          399
    Interest income...................         (253)         (352)         (109)         (445)         (382)        (338)
    Other.............................           48            42            20           118            40          (71)
                                        ------------  ------------  ------------  -------------  -----------  -----------
Income before provision for income
  taxes...............................        3,092         3,663         1,646         4,488         3,032        5,761
Provision for income taxes............           18           565           255         1,145           551        2,823
                                        ------------  ------------  ------------  -------------  -----------  -----------
Net income............................   $    3,074    $    3,098    $    1,391     $   3,343     $   2,481    $   2,938
                                        ------------  ------------  ------------  -------------  -----------  -----------
                                        ------------  ------------  ------------  -------------  -----------  -----------
Weighted average shares outstanding:
  Basic...............................        4,556         5,906         7,750         9,003         8,598       11,476
  Diluted.............................        4,570         6,002         7,910         9,176         8,782       11,719
Income per share:
  Basic...............................   $     0.67    $     0.52    $     0.18     $    0.37     $    0.29    $    0.26
  Diluted.............................   $     0.67    $     0.52    $     0.18     $    0.36     $    0.28    $    0.25
Unaudited pro forma net income (see
  Note 9).............................                                              $   2,289     $   1,546    $   2,938
                                                                                  -------------  -----------  -----------
                                                                                  -------------  -----------  -----------
Unaudited pro forma income per share:
  Basic...............................                                              $    0.25     $    0.18    $    0.26
  Diluted.............................                                              $    0.25     $    0.18    $    0.25

          See accompanying notes to consolidated financial statements.

                          NAVIGANT INTERNATIONAL, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

                                 (IN THOUSANDS)

                                                                              CUMULATIVE                  TOTAL
                                                                 DIVISIONAL   TRANSLATION  RETAINED   STOCKHOLDER'S
                                                                   EQUITY     ADJUSTMENT   EARNINGS      EQUITY
                                                                 -----------  -----------  ---------  -------------
Balance at December 31, 1993...................................   $   1,668    $           $   6,246   $     7,914
  Cash dividends of Pooled Companies...........................                               (3,252)       (3,252)
  Net income...................................................                                3,074         3,074
                                                                 -----------  -----------  ---------  -------------

Balance at December 31, 1994...................................       1,668                    6,068         7,736
  Transactions of Pooled Companies:
    Issuance of Pooled Company common stock for cash...........         800                                    800
    Cash dividends.............................................                               (2,447)       (2,447)
  Net income...................................................                                3,098         3,098
                                                                 -----------  -----------  ---------  -------------

Balance at December 31, 1995...................................       2,468                    6,719         9,187
  Transactions of Pooled Companies:
    Issuance of Pooled Company common stock for cash...........       1,625                                  1,625
    Cash dividends.............................................                                 (982)         (982)
  Net income...................................................                                1,391         1,391
                                                                 -----------  -----------  ---------  -------------

Balance at April 30, 1996......................................       4,093                    7,128        11,221
  Transactions of Pooled Companies:
    Issuance of Pooled Company common stock for cash...........         142                                    142
    Capital contribution.......................................          43                                     43
    Cash dividends.............................................                               (3,038)       (3,038)
    Discontinuance of subchapter S corporation election........       4,270                   (4,270)
  Issuance of U.S. Office Products common stock for repayment
    of debt....................................................       1,772                                  1,772
  Net income...................................................                                3,343         3,343
                                                                 -----------  -----------  ---------  -------------

Balance at April 26, 1997......................................      10,320                    3,163        13,483
  Issuance of U. S. Office Products common stock in conjunction
    with acquisitions..........................................      83,820                                 83,820
  Cumulative translation adjustment............................                     (130)                     (130)
  Net income...................................................                                2,938         2,938
                                                                 -----------  -----------  ---------  -------------
Balance at January 24, 1998....................................   $  94,140    $    (130)  $   6,101   $   100,111
                                                                 -----------  -----------  ---------  -------------
                                                                 -----------  -----------  ---------  -------------

          See accompanying notes to consolidated financial statements.

                          NAVIGANT INTERNATIONAL, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                                   FOR THE
                                                                                                     FOR THE        NINE
                                                                                   FOR THE FOUR      FISCAL        MONTHS
                                                          FOR THE YEAR ENDED       MONTHS ENDED    YEAR ENDED       ENDED
                                                     ----------------------------  -------------  -------------  -----------
                                                     DECEMBER 31,   DECEMBER 31,     APRIL 30,      APRIL 26,    JANUARY 25,
                                                         1994           1995           1996           1997          1997
                                                     -------------  -------------  -------------  -------------  -----------
                                                                                                                 (UNAUDITED)
Cash flows from operating activities:
  Net income.......................................    $   3,074      $   3,098      $   1,391      $   3,343     $   2,481
  Adjustment to reconcile net income to net cash
    provided by (used in) operating activities:
    Depreciation and amortization expense..........          679            986            452          1,660         1,236
    Non-recurring acquisition costs................                                                     1,156           284
    Other..........................................          (82)           137            (27)             6           (75)
    Changes in current assets and liabilities (net
      of assets acquired and liabilities assumed in
      business combinations accounted for under the
      purchase method):
      Accounts receivable..........................         (772)           679           (361)          (106)          235
      Prepaid expenses and other current assets....           12             46            (43)             6           426
      Accounts payable.............................          464            124            453            755           166
      Accrued liabilities..........................         (380)          (909)          (985)          (323)         (152)
                                                     -------------  -------------  -------------  -------------  -----------
        Net cash provided by operating activities..        2,995          4,161            880          6,497         4,601
                                                     -------------  -------------  -------------  -------------  -----------
Cash flows from investing activities:
  Additions to property and equipment, net of
    disposals......................................         (804)        (1,858)          (486)          (769)         (888)
  Cash paid in acquisitions, net of cash received..                       2,293                        (1,758)       (1,293)
    Payments of non-recurring acquisition costs....                                                      (539)         (284)
  Other............................................          128            126           (129)                        (197)
                                                     -------------  -------------  -------------  -------------  -----------
        Net cash (used in) provided by investing
          activities...............................         (676)           561           (615)        (3,066)       (2,662)
                                                     -------------  -------------  -------------  -------------  -----------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt.........                          72          3,800            362           907
  Payments of long-term debt.......................         (518)        (1,968)        (5,594)        (3,039)       (1,651)
  Proceeds from (payments of) short-term
    debt, net......................................         (189)           424            801         (1,603)          211
  Payments of dividends of Pooled Companies........       (3,252)        (2,447)          (982)        (3,038)       (2,837)
  Proceeds from issuance of common stock...........                         800          1,625            142           112
  Capital contributed by stockholders of Pooled
    Companies......................................                                                        43
  Net advances from U.S. Office Products Company...                                                     5,008         1,061
                                                     -------------  -------------  -------------  -------------  -----------
        Net cash used in financing activities......       (3,959)        (3,119)          (350)        (2,125)       (2,197)
                                                     -------------  -------------  -------------  -------------  -----------
Net increase (decrease) in cash and cash
  equivalents......................................       (1,640)         1,603            (85)         1,306          (258)
Cash and cash equivalents at beginning of period...        5,768          4,128          5,731          5,646         5,646
                                                     -------------  -------------  -------------  -------------  -----------
Cash and cash equivalents at end of period.........    $   4,128      $   5,731      $   5,646      $   6,952     $   5,388
                                                     -------------  -------------  -------------  -------------  -----------
                                                     -------------  -------------  -------------  -------------  -----------
Supplemental disclosures of cash flow information:
  Interest paid....................................    $     161      $     562      $     189      $     579     $     365
  Income taxes paid................................    $       9      $     361      $     364      $     453     $     375


                                                     JANUARY 24,
                                                        1998
                                                     -----------

Cash flows from operating activities:
  Net income.......................................   $   2,938
  Adjustment to reconcile net income to net cash
    provided by (used in) operating activities:
    Depreciation and amortization expense..........       3,143
    Non-recurring acquisition costs................
    Other..........................................        (132)
    Changes in current assets and liabilities (net
      of assets acquired and liabilities assumed in
      business combinations accounted for under the
      purchase method):
      Accounts receivable..........................      (6,887)
      Prepaid expenses and other current assets....         105
      Accounts payable.............................        (918)
      Accrued liabilities..........................       3,726
                                                     -----------
        Net cash provided by operating activities..       1,975
                                                     -----------
Cash flows from investing activities:
  Additions to property and equipment, net of
    disposals......................................      (2,345)
  Cash paid in acquisitions, net of cash received..       1,570
    Payments of non-recurring acquisition costs....        (617)
  Other............................................         204
                                                     -----------
        Net cash (used in) provided by investing
          activities...............................      (1,188)
                                                     -----------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt.........          66
  Payments of long-term debt.......................      (4,697)
  Proceeds from (payments of) short-term
    debt, net......................................      (2,425)
  Payments of dividends of Pooled Companies........
  Proceeds from issuance of common stock...........
  Capital contributed by stockholders of Pooled
    Companies......................................
  Net advances from U.S. Office Products Company...       5,236
                                                     -----------
        Net cash used in financing activities......      (1,820)
                                                     -----------
Net increase (decrease) in cash and cash
  equivalents......................................      (1,033)
Cash and cash equivalents at beginning of period...       6,952
                                                     -----------
Cash and cash equivalents at end of period.........   $   5,919
                                                     -----------
                                                     -----------
Supplemental disclosures of cash flow information:
  Interest paid....................................   $     136
  Income taxes paid................................   $      17

                          NAVIGANT INTERNATIONAL, INC.

                                 (IN THOUSANDS)

    The Company issued common stock, notes payable and cash in connection with certain business combinations accounted for under the purchase method in the year ended December 31, 1995, the fiscal year ended April 26, 1997, the nine months ended January 25, 1997 and the nine months ended January 24, 1998. The fair values of the assets and liabilities of the acquired companies at the dates of the acquisitions are presented as follows:

                                                                                                FOR THE           FOR THE NINE
                                                                                 FOR THE        FISCAL            MONTHS ENDED
                                                                               YEAR ENDED     YEAR ENDED    ------------------------
                                                                              DECEMBER 31,     APRIL 26,    JANUARY 25,  JANUARY 24,
                                                                                  1995           1997          1997         1998
                                                                              -------------  -------------  -----------  -----------
                                                                                                            (UNAUDITED)
Accounts receivable.........................................................    $   2,406      $     410     $     410    $  11,119
Prepaid expenses and other current assets...................................          248             99            99        1,279
Property and equipment......................................................          928            348           348       10,450
Intangible assets...........................................................        5,109          2,127         1,682       79,704
Other assets................................................................          176             70            70        1,508
Short-term debt.............................................................         (859)                                   (2,593)
Accounts payable............................................................         (817)           (86)          (86)      (3,974)
Accrued liabilities.........................................................       (1,610)        (1,167)         (334)      (8,415)
Long-term debt..............................................................                         (43)         (896)      (5,119)
Other long-term liabilities.................................................         (520)                                   (1,709)
                                                                              -------------  -------------  -----------  -----------
    Net assets acquired.....................................................    $   5,061      $   1,758     $   1,293    $  82,250
                                                                              -------------  -------------  -----------  -----------
                                                                              -------------  -------------  -----------  -----------
The acquisitions were funded as follows:
U.S. Office Products common stock...........................................    $              $             $            $  83,820
Notes payable...............................................................        7,354
Cash paid, net of cash received.............................................       (2,293)         1,758         1,293       (1,570)
                                                                              -------------  -------------  -----------  -----------
    Total...................................................................    $   5,061      $   1,758     $   1,293    $  82,250
                                                                              -------------  -------------  -----------  -----------
                                                                              -------------  -------------  -----------  -----------

Noncash transactions:

- During the fiscal year ended April 26, 1997, the Company used U.S. Office Products common stock to repay $1,772 of indebtedness.

                          NAVIGANT INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

NOTE 1--BACKGROUND

    is a Delaware Corporation which is a wholly-owned subsidiary of U.S. Office Products Company ("U.S. Office Products"). On January 13, 1998, U.S. Office Products announced its intention to spin-off its Corporate Travel Services division as an independent publicly owned company. This transaction is expected to be effected through the distribution of shares of the Company to U.S. Office Products shareholders effective on or about June 9, 1998 (the "Distribution"). Prior to the Distribution, U.S. Office Products plans to contribute its equity interests in certain wholly-owned subsidiaries associated with U.S. Office Products' Corporate Travel Services division to the Company. U.S. Office Products and the Company will enter into a number of agreements to facilitate the Distribution and the transition of the Company to an independent business enterprise. At the date of Distribution, U.S. Office Products has agreed to allocate $15,000 in debt to the Company. The debt payable to U.S. Office Products will be payable upon the completion of the Distribution. Additionally, in connection with the Distribution, the Company anticipates selling 2.0 million shares of the Company's common stock (2.3 million shares if the Underwriters' over-allotment is sold) in an initial public offering ("IPO").

    The Corporate Travel Services division was created by U.S. Office Products in January 1997 and completed four business combinations accounted for under the pooling-of-interests method during the period from January 1997 to April 1997 (the "Pooled Companies"). As a result of these business combinations being accounted for under the pooling-of-interests method, the results of the Company prior to the completion of such business combinations represent the combined results of the Pooled Companies operating as separate autonomous entities.

    The Company's operations are primarily concentrated in one market segment--airline travel--and the customers are geographically diverse with no single customer base concentrated in a single industry. Management considers a downturn in this market segment to be unlikely. The Company's operations are seasonal, with the November and December periods having the lowest airline bookings.

NOTE 2--BASIS OF PRESENTATION

    The consolidated financial statements reflect the assets, liabilities, divisional equity, revenues and expenses that were directly related to the Company as it was operated within U.S. Office Products. In cases involving assets and liabilities not specifically identifiable to any particular business of U.S. Office Products, only those assets and liabilities expected to be transferred to the Company prior to the Distribution were included in the Company's separate consolidated balance sheet. The Company's statement of income includes all of the related costs of doing business including an allocation of certain general corporate expenses of U.S. Office Products which were not directly related to these businesses including certain corporate executives' salaries, accounting and legal fees, departmental costs for accounting, finance, legal, purchasing, marketing, human resources as well as other general overhead costs. These allocations were based on a variety of factors, dependent upon the nature of the costs being allocated, including revenues, number and size of acquisitions and number of employees. Management believes these allocations were made on a reasonable basis.

    U.S. Office Products uses a centralized approach to cash management and the financing of its operations. As a result, minimal amounts of cash and cash equivalents and an agreed upon amount of debt will be allocated to the Company at the time of the Distribution. The consolidated statement of income includes an allocation of interest expense on all debt allocated to the Company. See Note 8 for further discussion of interest expense.

                          NAVIGANT INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CHANGE IN FISCAL YEAR

    Prior to their respective dates of acquisition by U.S. Office Products, the Pooled Companies reported results on years ending on December 31. Upon acquisition by U.S. Office Products and effective for the fiscal year ended April 26, 1997 ("fiscal 1997"), the Pooled Companies changed their year-ends from December 31 to conform to U.S. Office Products' fiscal year, which ends on the last Saturday in April. A four month fiscal transition period from January 1, 1996 through April 30, 1996 has been presented for the Company to conform its fiscal year-end.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation.

CASH AND CASH EQUIVALENTS

    The Company considers temporary cash investments with original maturities of three months or less from the date of purchase to be cash equivalents.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Receivables arising from sales to customers are not collateralized and, as a result, management continually monitors the financial condition of its customers to reduce the risk of loss.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Additions and improvements are capitalized. Maintenance and repairs are expensed as incurred. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives range from 25 to 40 years for buildings and its components and 3 to 15 years for furniture, fixtures and equipment. Property and equipment leased under capital leases is being amortized over the lesser of its useful life or its lease terms.

INTANGIBLE ASSETS

    Intangible assets consist of goodwill, which represents the excess of cost over the fair value of assets acquired in business combinations accounted for under the purchase method. Substantially all goodwill is

                          NAVIGANT INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) amortized on a straight line basis over an estimated useful life of 35 years. Management periodically evaluates the recoverability of goodwill, which would be adjusted for a permanent decline in value, if any, by comparing anticipated undiscounted future cash flows from operations to net book value.

TRANSLATION OF FOREIGN CURRENCIES

    Balance sheet accounts of foreign subsidiaries are translated using the year-end exchange rate, and statement of income accounts are translated using the average exchange rate for the year. Translation adjustments are recorded as a separate component of stockholder's equity.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value.

INCOME TAXES

    As a division of U.S. Office Products, the Company does not file separate federal income tax returns but rather is included in the federal income tax returns filed by U.S. Office Products and its subsidiaries from the respective dates that the entities within the Company were acquired by U.S. Office Products. For purposes of the consolidated financial statements, the Company's allocated share of U.S. Office Products' income tax provision was based on the "separate return" method. Certain companies acquired in pooling-of-interests transactions elected to be taxed as Subchapter S corporations, and accordingly, no federal income taxes were recorded by those companies for periods prior to their acquisition by U.S. Office Products.

REVENUE RECOGNITION

    The Company records revenues from air reservations and hotel and car reservations when earned, which is at the time a reservation is booked and ticketed. The Company provides a reserve for cancellations and reservation changes, and provisions for such amounts are reflected in net revenues. The reserves that have been netted against net revenues are not material in the periods reflected. The Company estimates and records accruals for cancellations and changes to reservation revenues booked. However, such estimates could vary significantly based upon changes in economic and political conditions that impact corporate travel patterns. Cruise revenues are recorded when the customer is no longer entitled to a full refund of the cost of the cruise. The Company records override commissions on an accrual basis in the month it is earned based upon the Company's estimated ticket sales in excess of required thresholds. Revenues consist of commissions on travel services and year-end volume bonuses from travel service providers.

OPERATING EXPENSES

    Operating expenses include travel agent commissions, salaries, communications and other costs associated with the selling and processing of travel reservations.

                          NAVIGANT INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ADVERTISING COSTS

    The Company expenses advertising costs when the advertisement occurs. Advertising costs are included in the consolidated statement of income as a component of general and administrative expenses.

NON-RECURRING ACQUISITION COSTS

    Non-recurring acquisition costs represent acquisition costs incurred by the Company in business combinations accounted for under the pooling-of-interests method. These costs include accounting, legal, and investment banking fees, real estate and environmental assessments and appraisals, various regulatory fees and recognition of transaction related obligations. Generally accepted accounting principles require the Company to expense all acquisition costs (both those paid by the Company and those paid by the sellers of the acquired companies) related to business combinations accounted for under the pooling-of-interests method.

NET INCOME PER SHARE

    Net income per share is calculated in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which establishes standards for computing and presenting earnings per share ("EPS"). SFAS No. 128 requires dual presentation of basic and diluted EPS on the face of the income statement. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The difference between the weighted-average number of common shares used for the calculation of basic EPS and the weighted-average number of shares of common shares used for the diluted EPS is comprised of the dilutive effect of outstanding common stock options. However, a portion of the Company's employee stock options outstanding during the periods presented were not included in the computation of diluted EPS as they were anti-dilutive.

NEW ACCOUNTING PRONOUNCEMENT

    In June 1997, the FASB issued SFAS No. 130. "Reporting Comprehensive income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company intends to adopt SFAS No. 130 in fiscal 1999.

INTERIM FINANCIAL DATA (UNAUDITED)

    In the opinion of management, the Company has made all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of operations and of cash flows for the nine months ended January 25, 1997, as presented in the accompanying unaudited consolidated financial data.

                          NAVIGANT INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PRO FORMA INFORMATION (UNAUDITED)

    The pro forma balance sheet at January 24, 1998 adjusts the historical January 24, 1998 balances to give effect to the payment of debt with available cash and the allocation of a total of $15,000 of debt to the Company at the date of the Distribution. The incremental debt allocated to the Company has been reflected as a $6,101 distribution of retained earnings and the remaining $1,285 as a reduction of capital. See additional discussion in Note 1.

    DISTRIBUTION RATIO

    On May 14, 1998, the U.S. Office Products Board of Directors approved the distribution ratio for the Company in connection with the Distribution. At the date of Distribution, the Company will issue to U.S. Office Products shareholders one share of its common stock for every ten shares of U.S. Office Products common stock held by each respective shareholder. The share data reflected in the accompanying financial statements represents the historical share data for U.S. Office Products for the period or as of the date indicated, and retroactively adjusted to give effect to the one for ten distribution ratio.

NOTE 4--BUSINESS COMBINATIONS

POOLING-OF-INTERESTS METHOD

    In fiscal 1997, the Company issued 3,731,152 shares of U.S. Office Products common stock to acquire the Pooled Companies. The Pooled Companies and the number of shares issued in each business combination are as follows:

                                                                                   NUMBER OF
COMPANY NAME                                                                     SHARES ISSUED
-------------------------------------------------------------------------------  -------------
Professional Travel Corporation................................................       794,078
Travel Arrangements, Inc. and St. Pierre Enterprises (Supertravel).............     1,293,713
Simmons Associates, Inc........................................................       611,607
MTA, Inc.......................................................................     1,031,754
                                                                                 -------------
Total shares issued............................................................     3,731,152
                                                                                 -------------
                                                                                 -------------

    The Company's consolidated financial statements give retroactive effect to the acquisitions of the Pooled Companies for all periods presented. Prior to being acquired by U.S. Office Products, the Pooled Companies all reported on years ending on December 31. Upon completion of the acquisitions of the Pooled Companies, their year-ends were changed to U.S. Office Products' year-end of the last Saturday in April.

                          NAVIGANT INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 4--BUSINESS COMBINATIONS (CONTINUED)
    The following presents the separate results, in each of the periods presented, of the Company (excluding the results of Pooled Companies prior to the dates on which they were acquired), and the Pooled Companies up to the dates on which they were acquired:

                                                                             NAVIGANT
                                                                          INTERNATIONAL,      POOLED
                                                                               INC.          COMPANIES    COMBINED
                                                                         -----------------  -----------  -----------
For the year ended December 31, 1994
  Revenues.............................................................     $                $  34,569    $  34,569
  Net income...........................................................     $                $   3,074    $   3,074
For the year ended December 31, 1995
  Revenues.............................................................     $                $  45,267    $  45,267
  Net income...........................................................     $                $   3,098    $   3,098
For the four months ended April 30, 1996
  Revenues.............................................................     $                $  18,009    $  18,009
  Net income...........................................................     $                $   1,391    $   1,391
For the fiscal year ended April 26, 1997
  Revenues.............................................................     $     6,135      $  51,542    $  57,677
  Net income...........................................................     $       231      $   3,112    $   3,343
For the nine months ended January 25, 1997 (unaudited):
  Revenues.............................................................     $                $  41,527    $  41,527
  Net income...........................................................     $                $   2,481    $   2,481
For the nine months ended January 24, 1998:
  Revenues.............................................................     $    80,706                   $  80,706
  Net income...........................................................     $     2,938                   $   2,938

PURCHASE METHOD

    During 1995, the Company made one acquisition accounted for under the purchase method for an aggregate purchase price of $5,061, consisting of $7,354 of notes payable and net of $2,293 of cash acquired. The total assets related to the acquisition were $8,867, including goodwill of $5,109. The results of the acquisition have been included in the Company's results from the date of acquisition.

    In fiscal 1997, the Company made one acquisition accounted for under the purchase method for an aggregate cash purchase price of $1,758. The total assets related to the acquisition were $3,054, including goodwill of $2,127. The results of the acquisition have been included in the Company's results from the date of acquisition.

    During the nine months ended January 24, 1998 the Company made seven acquisitions accounted for under the purchase method for an aggregate purchase price of $82,250, consisting of 3,805,379 shares of common stock with a market value of $83,820 and net of $1,570 of cash acquired. The total assets related to these seven acquisitions were $104,060, including intangible assets of $79,704. The results of these acquisitions have been included in the Company's results from their respective dates of acquisition.

    The following presents the unaudited pro forma results of operations of the Company for the year ended December 31, 1995 and the fiscal year ended April 26, 1997 and includes the Company's

                          NAVIGANT INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 4--BUSINESS COMBINATIONS (CONTINUED) consolidated financial statements, which give retroactive effect to the acquisitions of the Pooled Companies for all periods presented, and the results of the companies acquired in purchase acquisitions as if all such purchase acquisitions had been made at the beginning of 1995. The results presented below include certain pro forma adjustments to reflect the amortization of intangible assets, adjustments in executive compensation of $7.1 million for the fiscal year ended April 26, 1997 and $265,000 for the nine months ended January 24, 1998, and the inclusion of a federal income tax provision on all earnings:

                                                                         FOR THE      FOR THE
                                                                       FISCAL YEAR  NINE MONTHS
                                                                          ENDED        ENDED
                                                                        APRIL 26,   JANUARY 24
                                                                          1997         1998
                                                                       -----------  -----------
                                                                             (UNAUDITED)
Revenues.............................................................   $ 144,394    $ 117,324
Net income...........................................................       7,267        5,209

    The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred on May 1, 1996 or the results which may occur in the future.

NOTE 5--PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                             APRIL 30,  APRIL 26,  JANUARY 24,
                                                               1996       1997        1998
                                                             ---------  ---------  -----------
Land.......................................................  $     325  $     325   $     325
Buildings..................................................      3,605      3,088       7,679
Furniture and fixtures.....................................      7,013      7,934      15,396
Leasehold improvements.....................................        667      1,273       2,277
                                                             ---------  ---------  -----------
                                                                11,610     12,620      25,677
Less: Accumulated depreciation.............................     (3,663)    (4,666)     (6,271)
                                                             ---------  ---------  -----------
Net property and equipment.................................  $   7,947  $   7,954   $  19,406
                                                             ---------  ---------  -----------
                                                             ---------  ---------  -----------

    Depreciation expense for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the nine months ended January 24, 1998 was $458, $644, $324, $1,112 and $1,634,
respectively.

                          NAVIGANT INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 6--INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                                               APRIL 30,    APRIL 26,   JANUARY 24,
                                                                 1996         1997         1998
                                                              -----------  -----------  -----------
Goodwill....................................................   $   6,103    $   8,138    $  88,139
Less: Accumulated amortization..............................        (647)      (1,026)      (2,614)
                                                              -----------  -----------  -----------
Net intangible assets.......................................   $   5,456    $   7,112    $  85,525
                                                              -----------  -----------  -----------
                                                              -----------  -----------  -----------

    Amortization expense for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the nine months ended January 24, 1998 was $221, $342, $128, $548, and $1,509
respectively.

NOTE 7--OTHER ACCRUED LIABILITIES

    Other accrued liabilities consist of the following:

                                                               APRIL 30,    APRIL 26,   JANUARY 24,
                                                                 1996         1997         1998
                                                              -----------  -----------  -----------
Customer deposits...........................................   $     142    $   1,198    $   5,286
Deferred revenue............................................                                 1,761
Customer Revenue Share......................................         407          521        1,295
Accrued acquisition costs...................................                      618
Accrued income taxes........................................         314          917        1,276
Other.......................................................         597          169        1,854
                                                              -----------  -----------  -----------
    Total other accrued liabilities.........................   $   1,460    $   3,423    $  11,472
                                                              -----------  -----------  -----------
                                                              -----------  -----------  -----------

NOTE 8--CREDIT FACILITIES

SHORT-TERM DEBT

    Short-term debt consists of the following:

                                                               APRIL 30,    APRIL 26,    JANUARY 24,
                                                                 1996         1997          1998
                                                              -----------  -----------  -------------
Other.......................................................   $     705    $             $     151
Current maturities of long-term debt........................       1,354          456           474
                                                              -----------  -----------        -----
    Total short-term debt...................................   $   2,059    $     456     $     625
                                                              -----------  -----------        -----
                                                              -----------  -----------        -----

                          NAVIGANT INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 8--CREDIT FACILITIES (CONTINUED)
LONG-TERM DEBT

    Long-term debt consists of the following:

                                                               APRIL 30,    APRIL 26,   JANUARY 24,
                                                                 1996         1997         1998
                                                              -----------  -----------  -----------
Notes payable, secured by certain assets of the Company,
  interest rates ranging from 9.04% to 9.4%, maturities from
  October 1997 through 2015.................................   $   7,720    $   2,393    $   3,051
Capital lease obligations...................................                       75           87
                                                              -----------  -----------  -----------
                                                                   7,720        2,468        3,138
Less: Current maturities of long-term debt..................      (1,354)        (456)        (474)
                                                              -----------  -----------  -----------
    Total long-term debt....................................   $   6,366    $   2,012    $   2,664
                                                              -----------  -----------  -----------
                                                              -----------  -----------  -----------

MATURITIES OF LONG-TERM DEBT

    Maturities on long-term debt, including capital lease obligations, are as follows:

1998................................................................  $     474
1999................................................................        414
2000................................................................        154
2001................................................................        109
2002................................................................        115
Thereafter..........................................................      1,872
                                                                      ---------
    Total maturities of long-term debt                                $   3,138
                                                                      ---------
                                                                      ---------

PAYABLE TO U.S. OFFICE PRODUCTS

    The short-term payable to U.S. Office Products was incurred by the Company primarily as a result of U.S. Office Products repaying short-term debt outstanding at the businesses acquired by U.S. Office Products at or soon after the respective dates of acquisition and through the centralized cash management system, which involves daily advances or sweeps of cash to keep the cash balance at or near zero on a daily basis. U.S. Office Products has charged the Company interest on the short-term payable at U.S. Office Products weighted average interest rate during the applicable periods.

                          NAVIGANT INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 8--CREDIT FACILITIES (CONTINUED)
    The long-term payable to U.S. Office Products primarily represents payments made by U.S. Office Products on behalf of the Company and a reasonable allocation by U.S. Office Products of certain general corporate expenses. An analysis of the activity in this account is as follows:

Balance at April 30, 1996..........................................  $
Payments of long-term debt of Pooled Companies upon acquisition....        394
Payments of acquisition costs......................................        263
Allocated corporate expenses.......................................        107
Normal operating costs paid by U.S. Office Products................         23
                                                                     ---------
Balance at April 26, 1997..........................................        787

Payments of long-term debt of acquired companies upon
  acquisition......................................................      4,174
Normal operating costs paid by U.S. Office Products................      3,003
Payments of acquisition costs......................................      1,370
Allocated corporate expenses.......................................        693
                                                                     ---------
Balance at January 24, 1998........................................  $  10,027
                                                                     ---------
                                                                     ---------

    The average outstanding long-term payable to U.S. Office Products during the fiscal year ended April 26, 1997 and the nine months ended January 24, 1998 were $43 and $4,538, respectively. Interest has been allocated to the Company based upon the Company's average outstanding payable balance with U.S. Office Products at U.S. Office Products' weighted average interest rate during such period.

    The Company's financial statements include allocations of interest expense from U.S. Office Products totaling $58 during the year ended April 26, 1997 and $245 during the nine months ended January 24, 1998.

    The debt payable to U.S. Office Products will be payable upon the completion of the Distribution.

                          NAVIGANT INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 9--INCOME TAXES

The provision for income taxes consists of:

                                                                    FOR THE
                                                                     FOUR        FOR THE      FOR THE
                                                                    MONTHS       FISCAL     NINE MONTHS
                                       FOR THE YEAR ENDED            ENDED     YEAR ENDED      ENDED
                                --------------------------------  -----------  -----------  -----------
                                 DECEMBER 31,     DECEMBER 31,     APRIL 30,    APRIL 26,   JANUARY 24,
                                     1994             1995           1996         1997         1998
                                ---------------  ---------------  -----------  -----------  -----------
Income taxes currently
  payable:
  Federal.....................     $                $     435      $     348    $     991    $   2,666
  State.......................            18               75             43          159          562
                                       -----            -----          -----   -----------  -----------
                                          18              510            391        1,150        3,228
                                       -----            -----          -----   -----------  -----------
Deferred income tax expense
  (benefit)...................                             55           (136)          (5)        (405)
                                       -----            -----          -----   -----------  -----------
    Total provision for income
      taxes...................     $      18        $     565      $     255    $   1,145    $   2,823
                                       -----            -----          -----   -----------  -----------
                                       -----            -----          -----   -----------  -----------

    Deferred taxes are comprised of the following:

                                                               APRIL 30,    APRIL 26,    JANUARY 24,
                                                                 1996         1997          1998
                                                              -----------  -----------  -------------
Current deferred tax assets:
  Allowance for doubtful accounts...........................   $      28    $      36     $      86
  Accrued liabilities.......................................         191          229           662
                                                                   -----        -----         -----
    Total current deferred tax assets.......................         219          265           748
                                                                   -----        -----         -----
Long-term deferred tax liabilities:
  Property and equipment....................................        (409)        (680)         (647)
  Intangible assets.........................................                       (3)           (2)
  Other.....................................................                      222           106
                                                                   -----        -----         -----
    Total long-term deferred tax liabilities................        (409)        (461)         (543)
                                                                   -----        -----         -----
Net deferred tax liability                                     $    (190)   $    (196)    $     205
                                                                   -----        -----         -----
                                                                   -----        -----         -----

                          NAVIGANT INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 9--INCOME TAXES (CONTINUED)
    The Company's effective income tax rate varied from the U.S. federal statutory tax rate as follows:

                                                                                        FOR THE
                                                                                         FOUR        FOR THE
                                                                                        MONTHS       FISCAL     FOR THE NINE
                                                           FOR THE YEAR ENDED            ENDED     YEAR ENDED   MONTHS ENDED
                                                    --------------------------------  -----------  -----------  -------------
                                                     DECEMBER 31,     DECEMBER 31,     APRIL 30,    APRIL 26,    JANUARY 24,
                                                         1994             1995           1996         1997          1998
                                                    ---------------  ---------------  -----------  -----------  -------------
U.S. federal statutory rate.......................          35.0%            35.0%          35.0%        35.0%         35.0%
State income taxes, net of federal income tax
  benefit.........................................           0.6              1.8            1.7          2.3           6.3
Subchapter S corporation income not subject to
  corporate level taxation........................         (35.0)           (21.4)         (21.2)       (24.7)
Nondeductible Goodwill............................                                                                      5.8
Nondeductible acquisition costs...................                                                        6.8           1.3
Other.............................................                                                        6.1           0.6
                                                           -----            -----          -----        -----           ---
Effective income tax rate.........................           0.6%            15.4%          15.5%        25.5%         49.0%
                                                           -----            -----          -----        -----           ---
                                                           -----            -----          -----        -----           ---

    Certain Pooled Companies were organized as subchapter S corporations prior to the closing of their acquisitions by the Company and, as a result, the federal tax on their income was the responsibility of their individual stockholders. Accordingly, the specific Pooled Companies provided no federal income tax expense prior to these acquisitions by the Company.

    The following unaudited pro forma income tax information is presented in accordance with SFAS 109 as if the Pooled Company had been subject to federal income taxes for the fiscal year ended April 26, 1997. There was no pro forma adjustment for income taxes for the nine months ended January 24, 1998.

                                                                                    FOR THE
                                                                                    FISCAL
                                                                                  YEAR ENDED
                                                                                   APRIL 26,
                                                                                     1997
                                                                                 -------------
Net income per consolidated statement of income................................    $   3,343
Pro forma income tax provision adjustment......................................        1,054
                                                                                      ------
  Pro forma net income.........................................................    $   2,289
                                                                                      ------
                                                                                      ------

                          NAVIGANT INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 10--LEASE COMMITMENTS

    The Company leases various types of office facilities, equipment, and furniture and fixtures under noncancelable lease agreements, which expire at various dates. Future minimum lease payments under noncancelable capital and operating leases are as follows:

                                                                             CAPITAL     OPERATING
                                                                             LEASES       LEASES
                                                                           -----------  -----------
1998.....................................................................   $      79    $   1,726
1999.....................................................................          14        2,330
2000.....................................................................                    2,042
2001.....................................................................                    1,536
2002.....................................................................                      766
Thereafter...............................................................                       92
                                                                                  ---   -----------
Total minimum lease payments.............................................          93    $   8,492
                                                                                        -----------
                                                                                        -----------
Less: Amounts representing interest......................................          (6)
                                                                                  ---
Present value of net minimum lease payments..............................   $      87
                                                                                  ---
                                                                                  ---

    Rent expense for all operating leases for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997, and the nine months ended January 24, 1998 was $1,791, $1,811, $573, $1,903 and $2,345, respectively.

NOTE 11--COMMITMENTS AND CONTINGENCIES

LITIGATION

    The Company is, from time to time, a party to litigation arising in the normal course of its business. Management believes that none of this litigation will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

POSTEMPLOYMENT BENEFITS

    The Company has entered into employment agreements with several employees that would result in payments to these employees upon a change of control or certain other events. No amounts have been accrued at April 30, 1996, April 26, 1997 and January 24, 1998 related to these agreements, as no change of control has occurred.

DISTRIBUTION

    On or immediately after the Distribution, the Company expects to have a credit facility in place. The terms of the credit facility are expected to contain customary covenants including financial covenants. See additional discussion in Note 15. The Company plans to use a portion of the proceeds from the credit facility to repay certain amounts payable to U.S. Office Products.

    On or before the date of the distribution, the Company, U.S. Office Products and the other Spin-Off Companies will enter into the Distribution Agreement, the Tax Allocation Agreement and the Employee Benefits Agreement, and the Spin-Off Companies will enter into the Tax Indemnification Agreement and may enter into other agreements, including agreements related to referral of customers to one another.

                          NAVIGANT INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 11--COMMITMENTS AND CONTINGENCIES (CONTINUED)
These agreements are expected to provide, among other things, for U.S. Office Products and the Company to indemnify each other from tax and other liabilities relating to their respective businesses prior to and following the Distribution. Certain of the obligations of the Company and the other spin-off companies to indemnify U.S. Office Products are joint and several. Therefore, if one of the other spin-off companies fails to indemnify U.S. Office Products when such a loss occurs, the Company may be required to reimburse U.S. Office Products for all or a portion of the losses that otherwise would have been allocated to other spin-off companies. In addition, the agreements will allocate liabilities, including general corporate and securities liabilities of U.S. Office Products not specifically related to the business travel agency business, between U.S. Office Products and each spin-off company.

NOTE 12--EMPLOYEE BENEFIT PLANS

    Effective September 1, 1996, the Company implemented the U.S. Office Products 401(k) Retirement Plan (the "401(k) Plan") which allows employee contributions in accordance with Section 401(k) of the Internal Revenue Code. The Company matches a portion of employee contributions and all full-time employees are eligible to participate in the 401(k) Plan after one year of service.

    Certain subsidiaries of the Company have, or had prior to implementation of the 401(k) Plan, qualified defined contribution benefit plans, which allow for voluntary pre-tax contributions by the employees. The subsidiaries paid all general and administrative expenses of the plans and in some cases made matching contributions on behalf of the employees. For the years ended December 31, 1994 and 1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the nine months ended January 24, 1998, the subsidiaries incurred expenses totaling $194, $204, $73, $249 and $208 respectively, related to these plans.

NOTE 13--STOCKHOLDER'S EQUITY

EMPLOYEE STOCK PLANS

    Prior to the Distribution, certain employees of the Company participated in the U.S. Office Products 1994 Long-Term Incentive Plan ("the Plan") covering employees of U.S. Office Products. The Company intends to adopt an employee stock option plan at approximately the time of the Distribution. The Company expects to replace the options to purchase shares of common stock of U.S. Office Products held by employees with options to purchase shares of common stock of the Company.

    U.S. Office Products granted 105,948 and 1,106,274 options to Company employees under the Plan during fiscal 1997 and the nine months ended January 24, 1998, respectively; the Company accounted for these options in accordance with APB Opinion No. 25. Accordingly, because the exercise prices of the options have equaled the market price on the date of grant, no compensation expense was recognized for the options granted. Had compensation expense been recognized based upon the fair value of the stock options on the grant date under the methodology prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income would have been reduced by approximately $15 and $550 for the year ended April 26, 1997 and the nine months ended January 24, 1998, respectively. Additionally, the impact on the net income per share is less than $.005 per share for the respective periods.

    Under a service agreement entered into with Jonathan J. Ledecky, the Board of Directors of U.S. Office Products has agreed that Jonathan J. Ledecky will receive a stock option for the Company common

                          NAVIGANT INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 13--STOCKHOLDER'S EQUITY (CONTINUED) stock from the Company as of the date of the Distribution. The Board intends the option to be compensation for Mr. Ledecky's services as a director of the Company, and certain services as an employee of the Company. The option will cover up to 7.5% of the outstanding Company common stock determined as of the date of the Distribution, with no anti-dilution provisions in the event of issuance of additional shares of common stock (other than with respect to stock splits or reverse stock splits). The option will have a per share exercise price equal to the IPO price.

    Immediately following the effective date of the registration statements filed in connection with the IPO and the Distribution, the Company's Board of Directors is expected to grant options covering 15.0% of the outstanding shares of the Company's common stock, immediately following the Distribution, to certain executive management personnel and non-employee directors. The options will be granted under the 1998 Stock Incentive Plan (the "Plan") and will have a per share exercise price equal to the IPO price, with other terms to be determined by the Company's Board of Directors. Total options available for grant under the Plan will be 23.0% of the outstanding shares of the Company's common stock immediately following the Distribution and the IPO, including the options to be granted to Mr. Ledecky on that date.

NOTE 14--QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following presents certain unaudited quarterly financial data for the year ended December 31, 1995 and the fiscal year ended April 26, 1997:

                                                                          YEAR ENDED DECEMBER 31, 1995
                                                              -----------------------------------------------------
                                                                FIRST     SECOND      THIRD     FOURTH      TOTAL
                                                              ---------  ---------  ---------  ---------  ---------
Revenues....................................................  $   8,486  $  13,241  $  12,005  $  11,535  $  45,267
Gross profit................................................      3,142      6,305      5,093      4,891     19,431
Operating income............................................        188      2,091      1,000        589      3,868
Net income..................................................        217      1,558        792        531      3,098

                                                                       FISCAL YEAR ENDED APRIL 26, 1997
                                                             -----------------------------------------------------
                                                               FIRST     SECOND      THIRD     FOURTH      TOTAL
                                                             ---------  ---------  ---------  ---------  ---------
Revenues...................................................  $  15,243  $  13,770  $  12,514  $  16,150  $  57,677
Gross profit...............................................      7,637      6,276      4,958      7,265     26,136
Operating income (loss)....................................      2,186      1,131       (212)     1,643      4,748
Net income (loss)..........................................      1,753        937       (209)       862      3,343
Pro forma net income (see Note 9)..........................      1,964      1,771        284      3,257      7,276


                                                                          YEAR ENDING APRIL 25, 1998
                                                             -----------------------------------------------------
                                                               FIRST     SECOND      THIRD     FOURTH      TOTAL
                                                             ---------  ---------  ---------  ---------  ---------
Revenues...................................................  $  19,530  $  27,027  $  34,149             $  80,706
Gross Profit...............................................      8,637     11,705     13,192                33,534
Operating income (loss)....................................      2,565      2,138      1,048                 5,751
Net income (loss)..........................................      1,358      1,207        373                 2,938

                          NAVIGANT INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 15--SUBSEQUENT EVENTS

NON-RECURRING CHARGE

    On March 13, 1998, the Company received 90 days notice of termination of a business relationship. The Company had provided travel administrative services to this customer under a five year agreement based on a fee per transaction basis, with all commissions being remitted back to this customer. During the nine months ended January 24, 1998, this relationship contributed approximately $400 to net operating income. The Company has approximately $635 in intangible assets recorded as of January 24, 1998 relating to the original acquisition of this contract that will be written off within the next reporting period as a charge to income.

PROPOSED CREDIT FACILITY (UNAUDITED)

    The Company has received a commitment letter with NationsBank, N.A. for a $75,000 Proposed Credit Facility. The Proposed Credit Facility will mature five years from the effective date of the credit facility; will be secured by all material assets of the Company; and will be subject to terms and conditions customary for facilities of this kind, including certain financial covenants. Interest rate options will be available to the Company depending upon the satisfaction of certain specified financial ratios.

                          NAVIGANT INTERNATIONAL, INC.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

    The unaudited pro forma financial statements give effect to the spin-off of Navigant International, Inc. (the "Company"), formerly the Corporate Travel Services division of U.S. Office Products Company ("U.S. Office Products"), through the distribution of shares of the Company to U.S. Office Products shareholders (the "Distribution") and acquisitions completed through March 5, 1998.

    The pro forma combined balance sheet gives effect to the Distribution and to all acquisitions completed through May 1, 1998 as if such transactions had occurred as of the Company's most recent balance sheet date, January 24, 1998.

    The pro forma combined statement of income for the fiscal year ended April 26, 1997 gives effect to (i) the Distribution; (ii) the acquisition of one individually insignificant company acquired in a business combination accounted for under the purchase method completed during the fiscal year ended April 26, 1997 (the "Fiscal 1997 Purchase Acquisition"); and (iii) the acquisitions of Associated Travel Services, Inc. ("Associated Travel"), Evans Travel Group, Inc. and Evans Consulting Services, Inc. ("Evans Travel"), McGregor Travel Management, Inc. ("McGregor Travel"), Omni Travel Service, Inc. ("Omni Travel"), Travel Consultants, Inc. and Envisions Vacations, Inc. ("Travel Consultants") and two other individually insignificant companies in business combinations accounted for under the purchase method and completed during the fiscal year ending April 25, 1998 (the "Fiscal 1998 Purchase Acquisitions"), as if all such transactions had occurred on May 1, 1996. The pro forma combined statement of income for the year ended April 26, 1997 includes (i) the audited financial information of the Company for the year ended April 26, 1997; (ii) the unaudited financial information of the Fiscal 1997 Purchase Acquisition for the period May 1, 1996 through its respective date of acquisition; and (iii) the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from May 1, 1996 through April 26, 1997.

    The pro forma combined statement of income for the nine months ended January 24, 1998 gives effect to the Distribution and the Fiscal 1998 Purchase Acquisitions, as if all such transactions had occurred on April 27, 1997. The pro forma combined statement of income for the nine months ended January 24, 1998 includes the audited financial information of the Company for the nine months ended January 24, 1998 and the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from April 27, 1997 through the earlier of their respective dates of acquisition or January 24, 1998.

    The pro forma combined statement of income for the nine months ended January 25, 1997 gives effect to (i) the Distribution; (ii) the fiscal 1997 Purchase Acquisition; and (iii) the Fiscal 1998 Purchase Acquisitions, as if all such transactions had occurred on May 1, 1996. The pro forma combined statement of income for the nine months ended January 25, 1997 includes (i) the unaudited financial information of the Company for the nine months ended January 25, 1997;
(ii) the unaudited financial information of the fiscal 1997 Purchase Acquisition for the nine months ended January 25, 1997; and (iii) the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the nine months ended January 25, 1997.

    The historical financial statements of the Company give retroactive effect to the results of the four companies acquired by the Company during the year ended April 26, 1997 in business combinations accounted for under the pooling-of-interests method of accounting.

    The historical financial statements of the Company also reflect an allocated portion of general and administrative costs and interest expense incurred by U.S. Office Products. The allocated general and administrative costs include expenses such as: certain corporate executives' salaries, accounting and legal fees, departmental costs for accounting, finance, legal, purchasing, marketing and human resources, as well as other general overhead costs. These corporate overheads have been allocated to the Company using one of several factors, dependent on the nature of the costs being allocated, including, revenues, number and

                          NAVIGANT INTERNATIONAL, INC.

                                  (UNAUDITED)

size of acquisitions and number of employees. Interest expense has been allocated to the Company based upon the Company's average outstanding intercompany balance with U.S. Office Products at U.S. Office Products' weighted average interest rate during such periods.

    The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma combined financial data presented herein does not purport to represent what the Company's financial position or results of operations would have been had the transactions which are the subject of pro forma adjustments occurred on those dates, as assumed, and are not necessarily representative of the Company's financial position or results of operations in any future period. The pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                          NAVIGANT INTERNATIONAL, INC.

                        PRO FORMA COMBINED BALANCE SHEET

                                JANUARY 24, 1998
                                  (UNAUDITED)

                                          NAVIGANT     POST JANUARY 24,                            PRO FORMA
                                        INTERNATIONAL,   1998 PURCHASE     PRO FORMA               OFFERING     PRO FORMA
                                            INC.          ACQUISITION     ADJUSTMENTS  SUBTOTAL   ADJUSTMENTS   COMBINED
                                        -------------  -----------------  -----------  ---------  -----------  -----------
                                             ASSETS
Current assets:
  Cash and cash Equivalents...........    $   5,919        $     622       $  (6,541)(b) $         $  20,820(d)  $   3,475
  Accounts receivable, net............       24,171              252                      24,423     (17,345)(d)     24,423
  Prepaid and other current assets....        1,638               46                       1,684                    1,684
                                        -------------         ------      -----------  ---------  -----------  -----------
    Total current assets..............       31,728              920          (6,541)     26,107       3,475       29,582

Property and equipment, net...........       19,406               62                      19,468                   19,468
Intangible assets, net................       85,525                            2,029(a)    87,554                  87,554
Other assets..........................        1,002              118                       1,120                    1,120
                                        -------------         ------      -----------  ---------  -----------  -----------
    Total assets......................    $ 137,661        $   1,100       $  (4,512)  $ 134,249       3,475    $ 137,724
                                        -------------         ------      -----------  ---------  -----------  -----------
                                        -------------         ------      -----------  ---------  -----------  -----------

                              LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Short term debt.....................    $     625        $               $           $     625   $    (625)(d)  $
  Short term payable to U.S. Office
    Products..........................          217                             (217)(b)
  Accounts payable....................        5,918               17                       5,935                    5,935
  Accrued compensation................        4,916              127                       5,043                    5,043
  Other accrued liabilities...........       11,472                5                      11,477                   11,477
                                        -------------         ------      -----------  ---------  -----------  -----------
    Total current liabilities.........       23,148              149            (217)     23,080        (625)      22,455

Long-term debt........................        2,664              167           2,800(a)    16,720    (16,720)(d)

Long-term payable to U.S. Office
  Products............................       10,027                           11,089(b)
Deferred income taxes.................                            13         (10,027)(b)        13                     13
Other long-term liabilities...........        1,711                                        1,711                    1,711
                                        -------------         ------      -----------  ---------  -----------  -----------
    Total liabilities.................       37,550              329           3,645      41,524     (17,345)      24,179

Stockholder's Equity:
  Common stock                                                                    11(c)        11          2(d)         13
  Additional paid-in capital                                                  (1,285)(b)    92,844     20,818(d)    113,662
                                                                              94,129(c)
  Divisional equity...................       94,140                          (94,140)(c)
  Cumulative translation adjustment...         (130)                                        (130)                    (130)
  Retained earnings...................        6,101                           (6,101)(b)
  Equity in purchased company.........                           771            (771)(a)
                                        -------------         ------      -----------  ---------  -----------  -----------
    Total stockholder's equity........      100,111              771          (8,157)     92,725      20,820      113,545
                                        -------------         ------      -----------  ---------  -----------  -----------
    Total liabilities and
      stockholder's equity............    $ 137,661        $   1,100       $  (4,512)  $ 134,249   $   3,475    $ 137,724
                                        -------------         ------      -----------  ---------  -----------  -----------
                                        -------------         ------      -----------  ---------  -----------  -----------

       See accompanying notes to pro forma combined financial statements.

                          NAVIGANT INTERNATIONAL, INC.
                     PRO FORMA COMBINED STATEMENT OF INCOME
                   FOR THE NINE MONTHS ENDED JANUARY 24, 1998
                                  (UNAUDITED)

                                                                                                                    INDIVIDUALLY
                                                                                                                    INSIGNIFICANT
                                        NAVIGANT                                                                     FISCAL 1998
                                      INTERNATIONAL, ASSOCIATED     EVANS     MCGREGOR      OMNI        TRAVEL        PURCHASE
                                          INC.         TRAVEL      TRAVEL      TRAVEL      TRAVEL     CONSULTANTS   ACQUISITIONS
                                      -------------  -----------  ---------  -----------  ---------  -------------  -------------
Revenues............................    $  80,706     $   7,146   $   1,524   $  13,134   $   2,983    $   7,052      $   7,148
Operating expenses..................       47,172         4,034         669       7,887       1,259        3,955          2,893
                                      -------------  -----------  ---------  -----------  ---------       ------         ------
  Gross profit......................       33,534         3,112         855       5,247       1,724        3,097          4,255

General and administrative
  expenses..........................       26,274         2,169         401       3,182       1,132        2,159          3,556
Amortization expense................        1,509            17          15          53                       26
                                      -------------  -----------  ---------  -----------  ---------       ------         ------
  Operating income..................        5,751           926         439       2,012         592          912            699

Other (income) expense:
  Interest expense..................          399            32           4          63           1           41             38
  Interest income...................         (338)          (35)                    (61)        (28)                        (26)
  Other.............................          (71)          (47)
                                      -------------  -----------  ---------  -----------  ---------       ------         ------
Income before provision for income
  taxes.............................        5,761           976         435       2,010         619          871            687
Provision for income taxes..........        2,823           252                       7                                     137
                                      -------------  -----------  ---------  -----------  ---------       ------         ------
Net income..........................    $   2,938     $     724   $     435   $   2,003   $     619    $     871      $     550
                                      -------------  -----------  ---------  -----------  ---------       ------         ------
                                      -------------  -----------  ---------  -----------  ---------       ------         ------
Weighted average shares outstanding:
  Basic.............................       11,476
  Diluted...........................       11,719

Income per share:
  Basic.............................    $    0.26
  Diluted...........................    $    0.25


                                                                 PRO FORMA
                                        PRO FORMA                OFFERING     PRO FORMA
                                       ADJUSTMENTS   SUBTOTAL   ADJUSTMENTS   COMBINED
                                      -------------  ---------  -----------  -----------
Revenues............................    $            $ 119,693   $            $ 119,693
Operating expenses..................                    67,869                   67,869
                                      -------------  ---------  -----------  -----------
  Gross profit......................                    51,824                   51,824
General and administrative
  expenses..........................         (265)(e)    38,608                  38,608
Amortization expense................          798(g)     2,418                    2,418
                                      -------------  ---------  -----------  -----------
  Operating income..................         (533)      10,798                   10,798
Other (income) expense:
  Interest expense..................          463(h)     1,041      (1,041)(k)
  Interest income...................          488(h)
  Other.............................                      (118)                    (118)
                                      -------------  ---------  -----------  -----------
Income before provision for income
  taxes.............................       (1,484)       9,875       1,041       10,916
Provision for income taxes..........        1,324(i)     4,543         478(i)      5,021
                                      -------------  ---------  -----------  -----------
Net income..........................    $  (2,808)   $   5,332   $     563    $   5,895
                                      -------------  ---------  -----------  -----------
                                      -------------  ---------  -----------  -----------
Weighted average shares outstanding:
  Basic.............................                    11,070(j)                12,781(l)
  Diluted...........................                    11,070(j)                12,781(l)
Income per share:
  Basic.............................                 $    0.48                $    0.46
  Diluted...........................                 $    0.48                $    0.46

       See accompanying notes to pro forma combined financial statements.

                          NAVIGANT INTERNATIONAL, INC.
                     PRO FORMA COMBINED STATEMENT OF INCOME
                   FOR THE NINE MONTHS ENDED JANUARY 25, 1997
                                  (UNAUDITED)

                                                                                                        INDIVIDUALLY   INDIVIDUALLY
                                                                                                        INSIGNIFICANT  INSIGNIFICANT
                            NAVIGANT                                                                     FISCAL 1998    FISCAL 1997
                          INTERNATIONAL, ASSOCIATED     EVANS     MCGREGOR      OMNI        TRAVEL        PURCHASE       PURCHASE
                              INC.         TRAVEL      TRAVEL      TRAVEL      TRAVEL     CONSULTANTS   ACQUISITIONS   ACQUISITIONS
                          -------------  -----------  ---------  -----------  ---------  -------------  -------------  -------------
Revenues................    $  41,527     $  21,532   $   3,700   $  16,379   $   4,549    $   8,532      $   6,513      $   2,630
Operating expenses......       22,656        12,981       2,196       9,543       1,893        5,498          2,778          2,005
                          -------------  -----------  ---------  -----------  ---------       ------         ------         ------
  Gross profit..........       18,871         8,551       1,504       6,836       2,656        3,034          3,735            625

General and
  administrative
  expenses..............       15,011         7,190       1,215       6,247       1,930        2,628          3,422          1,446
Amortization expense....          471           194          12          90                       41              6              8
Non-recurring
  acquisition costs.....          284
                          -------------  -----------  ---------  -----------  ---------       ------         ------         ------
  Operating income......        3,105         1,167         277         499         726          365            307           (829)

Other (income) expense:
  Interest expense......          415            74          10         104           3           74             35
  Interest income.......         (382)          (57)                    (42)       (103)                        (18)
  Other.................           40           138
                          -------------  -----------  ---------  -----------  ---------       ------         ------         ------
Income before provision
  for income taxes......        3,032         1,012         267         437         826          291            290           (829)
Provision for income
  taxes.................          551           647          30          52                                      62
                          -------------  -----------  ---------  -----------  ---------       ------         ------         ------
Net income..............    $   2,481     $     365   $     237   $     385   $     826    $     291      $     228      $    (829)
                          -------------  -----------  ---------  -----------  ---------       ------         ------         ------
                          -------------  -----------  ---------  -----------  ---------       ------         ------         ------
Weighted average shares
  outstanding:
  Basic.................        8,598
  Diluted...............        8,782
Income per share:
  Basic.................    $    0.29
  Diluted...............    $    0.28


                                                     PRO FORMA
                            PRO FORMA                OFFERING     PRO FORMA
                           ADJUSTMENTS   SUBTOTAL   ADJUSTMENTS   COMBINED
                          -------------  ---------  -----------  -----------
Revenues................    $            $ 105,362   $            $ 105,362
Operating expenses......                    59,550                   59,550
                          -------------  ---------  -----------  -----------
  Gross profit..........                    45,812                   45,812
General and
  administrative
  expenses..............       (5,339)(e)    34,491                  34,491
                                  741(f)
Amortization expense....        1,514(g)     2,336                    2,336
Non-recurring
  acquisition costs.....                       284                      284
                          -------------  ---------  -----------  -----------
  Operating income......        3,084        8,701                    8,701
Other (income) expense:
  Interest expense......          326(h)     1,041      (1,041)(k)
  Interest income.......          602(h)
  Other.................                       178                      178
                          -------------  ---------  -----------  -----------
Income before provision
  for income taxes......        2,156        7,482       1,041        8,523
Provision for income
  taxes.................        2,100(i)     3,442         478(i)      3,920
                          -------------  ---------  -----------  -----------
Net income..............    $      56    $   4,040   $     563    $   4,603
                          -------------  ---------  -----------  -----------
                          -------------  ---------  -----------  -----------
Weighted average shares
  outstanding:
  Basic.................                    11,070(j)                12,781(l)
  Diluted...............                    11,070(j)                12,781(l)
Income per share:
  Basic.................                 $    0.36                $    0.36
  Diluted...............                 $    0.36                $    0.36

       See accompanying notes to pro forma combined financial statements.

                          NAVIGANT INTERNATIONAL, INC.
                     PRO FORMA COMBINED STATEMENT OF INCOME
                       FOR THE YEAR ENDED APRIL 26, 1997
                                  (UNAUDITED)

                                                                                                      INDIVIDUALLY   INDIVIDUALLY
                                                                                                      INSIGNIFICANT  INSIGNIFICANT
                            NAVIGANT                                                                   FISCAL 1998    FISCAL 1997
                          INTERNATIONAL, ASSOCIATED     EVANS     MCGREGOR      OMNI       TRAVEL       PURCHASE       PURCHASE
                              INC.         TRAVEL      TRAVEL      TRAVEL      TRAVEL    CONSULTANTS  ACQUISITIONS   ACQUISITIONS
                          -------------  -----------  ---------  -----------  ---------  -----------  -------------  -------------
Revenues................    $  57,677     $  31,289   $   5,662   $  22,445   $   6,351   $  11,850     $   9,077      $   2,630
Operating expenses......       31,541        18,098       2,948      12,443       2,346       7,347         3,785          2,005
                          -------------  -----------  ---------  -----------  ---------  -----------       ------         ------
  Gross profit..........       26,136        13,191       2,714      10,002       4,005       4,503         5,292            625

General and
  administrative
  expenses..............       19,684        10,999       2,007       8,103       2,792       3,650         4,831          1,446
Amortization expense....          548           213          18         120                      63             8              8
Non-recurring
  acquisition costs.....        1,156
                          -------------  -----------  ---------  -----------  ---------  -----------       ------         ------
  Operating income......        4,748         1,979         689       1,779       1,213         790           453           (829)

Other (income) expense:
  Interest expense......          587            95          14         127           4         105            46
  Interest income.......         (445)          (62)         (1)        (45)        (66)                      (38)
  Other.................          118           194
                          -------------  -----------  ---------  -----------  ---------  -----------       ------         ------
Income before provision
  for income taxes......        4,488         1,752         676       1,697       1,275         685           445           (829)
Provision for income
  taxes.................        1,145         1,048                                 (50)                      104
                          -------------  -----------  ---------  -----------  ---------  -----------       ------         ------
Net income..............    $   3,343     $     704   $     676   $   1,697   $   1,325   $     685     $     341      $    (829)
                          -------------  -----------  ---------  -----------  ---------  -----------       ------         ------
                          -------------  -----------  ---------  -----------  ---------  -----------       ------         ------
Weighted average shares
  outstanding:
  Basic.................        9,003
  Diluted...............        9,176

Income per share:
  Basic.................    $    0.37
  Diluted...............    $    0.36


                                                     PRO FORMA
                            PRO FORMA                OFFERING     PRO FORMA
                           ADJUSTMENTS   SUBTOTAL   ADJUSTMENTS   COMBINED
                          -------------  ---------  -----------  -----------
Revenues................    $            $ 146,981   $            $ 146,981
Operating expenses......                    80,513                   80,513
                          -------------  ---------  -----------  -----------
  Gross profit..........                    66,468                   66,468
General and
  administrative
  expenses..............       (7,119)(e)    47,261                  47,261
                                  868(f)
Amortization expense....        2,019(g)     2,997                    2,997
Non-recurring
  acquisition costs.....                     1,156                    1,156
                          -------------  ---------  -----------  -----------
  Operating income......        4,232       15,054                   15,054
Other (income) expense:
  Interest expense......          410(h)     1,388      (1,388)(k)
  Interest income.......          657(h)
  Other.................                       312                      312
                          -------------  ---------  -----------  -----------
Income before provision
  for income taxes......        3,165       13,354       1,388       14,742
Provision for income
  taxes.................        3,896(i)     6,143         638(i)      6,781
                          -------------  ---------  -----------  -----------
Net income..............    $    (731)   $   7,211   $     750    $   7,961
                          -------------  ---------  -----------  -----------
                          -------------  ---------  -----------  -----------
Weighted average shares
  outstanding:
  Basic.................                    11,070(j)                12,781(l)
  Diluted...............                    11,070(j)                12,781(l)
Income per share:
  Basic.................                 $    0.65                $    0.62
  Diluted...............                 $    0.65                $    0.62

       See accompanying notes to pro forma combined financial statements.

                          NAVIGANT INTERNATIONAL, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                    (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)

1. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

    (a) Adjustment to reflect purchase price adjustments associated with the Post January 24, 1998 Purchase Acquisition. The portion of the consideration assigned to goodwill ($2,029) in the transaction accounted for under the purchase method represents the excess of the cost over the fair market value of the net assets acquired. The Company amortizes goodwill over a period of 35 years. The recoverability of the unamortized goodwill will be assessed on an ongoing basis by comparing anticipated undiscounted future cash flows from operations to net book value.

    (b) Represents payment of debt with available cash and the allocation of a total of $15,000 of debt to the Company at the date of the Distribution. The incremental debt allocated to the Company has been reflected as a $6,101 distribution of retained earnings and the remaining $1,285 as a reduction of capital.

    (c) Adjustment to reflect the reclassification of divisional equity to common stock and additional paid-in-capital as a result of the Navigant Distribution. The Navigant Distribution will result in the issuance of 11,070 shares of Common Stock.

    (d) Adjustment to reflect $20,820 of net proceeds from the sale of 2,000 shares of Common Stock as part of the Offering (net of expenses and underwriting discount) and the utilization of $17,345 of the proceeds to repay debt.

2. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS

    (e) Adjustment to reflect reductions in executive compensation as a result of the elimination of certain executive positions and the renegotiations of executive compensation agreements resulting from certain acquisitions. The Company believes that these reductions are expected to remain in place for the foreseeable future and are not reasonably likely to affect the operating performance of the Company.

    (f) Adjustment to reflect additional corporate overhead during the period prior to the formation of the Corporate Travel Services division by U.S. Office Products as if the division had been formed at May 1, 1996.

    (g) Adjustment to reflect the increase in amortization expense relating to goodwill recorded in purchase accounting related to the Fiscal 1998 Purchase Acquisitions for the periods prior to the respective dates of acquisition. The Company has recorded goodwill amortization in the historical financial statements from the respective dates of acquisition forward. The goodwill is being amortized over an estimated life of 35 years.

    (h) Adjustment to reflect the increase in interest expense. Interest expense is being calculated on the debt outstanding at January 24, 1998 of $17,345 at a weighted average interest rate of approximately 8.0%. Pro forma interest expense will fluctuate $22 on an annual basis for each 0.125% change in the interest rate. The adjustment also reflects a reduction in interest income to zero as the Company expects to use all available cash to repay debt rather than for investment purposes.

    (i) Adjustment to calculate the provision for income taxes on the combined pro forma results at an effective income tax rate of approximately 46%. The difference between the effective tax rate of 46% and the statutory tax rate of 35% relates primarily to state income taxes and non-deductible goodwill. This adjustment assumes that all companies were taxed at 46% regardless of how they were taxed prior to being

                          NAVIGANT INTERNATIONAL, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                            (UNAUDITED) (CONTINUED)

                    (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)

2. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS (CONTINUED) acquired by the Company, including those companies that previously paid no taxes due to their Subchapter S status.

    (j) The weighted average shares outstanding used to calculate pro forma earnings per share of 11,070 is calculated based upon approximately 110,700 shares of U.S. Office Products common stock expected to be outstanding on the date of the Travel Distribution divided by ten, which is the Distribution Ratio. The shares of U.S. Office Products common stock expected to be outstanding on the date of the Navigant Distribution are based upon (a) approximately 133,800 shares currently outstanding, plus (b) approximately 8,900 shares expected to be issued on conversion of U.S. Office Products convertible debt, plus (c) approximately 5,000 shares expected to be issued on exercise of outstanding U.S. Office Products stock options, minus (d) approximately 37,000 shares expected to be accepted in U.S. Office Products' equity self-tender which is part of the Strategic Restructuring Plan.

    (k) Adjustment to reflect a decrease in interest expense as a result of the utilization of a portion of the net proceeds from the Offering of $17,345 to repay debt at an an annual interest rate of 8.0%

    (l) The weighted average shares outstanding used to calculate pro forma as adjusted earnings per share of 12,781 is based upon the 11,070 shares of common stock issued as a result of the Navigant Distribution and 1,711 shares issued in the Offering that were used to pay debt.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of
  Associated Travel Services, Inc.:

    We have audited the accompanying balance sheets of Associated Travel Services, Inc. (the "Company") as of December 31, 1995 and 1996, and the related statements of income, shareholder's equity and cash flows for the years ended December 31, 1994, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of Associated Travel Services, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1994, 1995 and 1996, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Costa Mesa, California

May 22, 1997

                        ASSOCIATED TRAVEL SERVICES, INC.

                                 BALANCE SHEETS

              AS OF DECEMBER 31, 1995 AND 1996 AND MARCH 31, 1997

                                                                               DECEMBER 31,
                                                                        ---------------------------    MARCH 31,
                                                                            1995           1996          1997
                                                                        -------------  ------------  -------------
                                                                                                      (UNAUDITED)
                                                      ASSETS
Current assets:
  Cash and cash equivalents (Note 2)..................................  $     218,192  $  2,584,552  $     468,041
  Short-term investment (Note 2)......................................                       10,000
  Investment securities available for sale, at estimated fair value
    (Notes 2 and 3)...................................................      1,359,894       116,575        167,073
  Trade receivables, less allowance for doubtful accounts of $41,911,
    $42,203 and $42,203 (unaudited), respectively.....................      1,938,435     2,711,671      3,383,654
  Other receivables (Note 8)..........................................        699,865     1,655,783      1,541,389
  Note receivable (Note 8)............................................        200,000
  Prepaid expenses....................................................        149,487        93,895         96,390
  Deferred income taxes (Note 4)......................................        175,211       458,118        510,918
                                                                        -------------  ------------  -------------
    Total current assets..............................................      4,741,084     7,630,594      6,167,465
Deferred income taxes (Note 4)........................................                       32,721         32,721
Property and equipment (Note 2):
  Furniture, fixtures and equipment...................................      2,227,482     2,789,023      4,158,883
  Leasehold improvements..............................................        321,088       366,009        347,464
                                                                        -------------  ------------  -------------
                                                                            2,548,570     3,155,032      4,506,347
    Less accumulated depreciation and amortization....................     (1,660,671)   (2,032,366)    (2,159,952)
                                                                        -------------  ------------  -------------
    Property and equipment, net.......................................        887,899     1,122,666      2,346,395
Other assets (Note 2):
  Goodwill, net.......................................................        427,824       388,931      1,462,395
  Covenants not-to-compete, net.......................................        255,561        39,825        368,919
  Customer lists, net.................................................         41,643        26,912      1,484,231
  Other, net..........................................................         90,712        61,258         69,637
                                                                        -------------  ------------  -------------
    Total other assets................................................        815,740       516,926      3,385,182
                                                                        -------------  ------------  -------------
                                                                        $   6,444,723  $  9,302,907  $  11,931,763
                                                                        -------------  ------------  -------------
                                                                        -------------  ------------  -------------

                See accompanying notes to financial statements.

                        ASSOCIATED TRAVEL SERVICES, INC.

              AS OF DECEMBER 31, 1995 AND 1996 AND MARCH 31, 1997

                                                                               DECEMBER 31,
                                                                        ---------------------------    MARCH 31,
                                                                            1995           1996          1997
                                                                        -------------  ------------  -------------
                                                                                                      (UNAUDITED)
                                       LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Current portion of long-term debt (Note 7)..........................  $     235,281  $    117,580  $     557,579
  Accounts payable....................................................      1,125,209     1,063,485      1,550,609
  Accrued expenses....................................................        520,961     1,481,006      1,426,109
  Accrued payroll and related costs...................................        937,385     1,645,706      1,650,706
  Deferred revenue and customer deposits..............................        215,013       850,015        901,515
                                                                        -------------  ------------  -------------

    Total current liabilities.........................................      3,033,849     5,157,792      6,086,518

Deferred income taxes (Note 4)........................................         58,474

Long-term debt (Note 7)...............................................      1,870,402     1,055,520      2,551,267

Commitments and contingencies (Note 5)

Shareholder's equity (Notes 2 and 3):
  Common stock, no par value; 11,000,000 shares authorized; 10,000,088
    shares issued and outstanding.....................................        682,080       682,080        682,080
  Additional paid-in capital..........................................         43,505        43,505         43,505
  Retained earnings...................................................        785,433     2,355,717      2,560,100
  Net unrealized gain (loss) on investment securities available for sale, net of deferred tax of $25,079, $5,528 and $5,528
    (unaudited), respectively.........................................        (29,020)        8,293          8,293
                                                                        -------------  ------------  -------------
    Total shareholder's equity........................................      1,481,998     3,089,595      3,293,978
                                                                        -------------  ------------  -------------
                                                                        $   6,444,723  $  9,302,907  $  11,931,763
                                                                        -------------  ------------  -------------
                                                                        -------------  ------------  -------------

                See accompanying notes to financial statements.

                        ASSOCIATED TRAVEL SERVICES, INC.

                              STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

               AND THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997

                                                                                     THREE MONTHS ENDED MARCH 31,
                                                  YEAR ENDED DECEMBER 31,
                                        -------------------------------------------  ----------------------------
                                            1994           1995           1996           1996           1997
                                        -------------  -------------  -------------  -------------  -------------
                                                                                             (UNAUDITED)
Travel commissions and fees (Note
  2)..................................  $  20,541,061  $  22,849,253  $  26,304,860  $   6,022,588  $   8,765,598
Rebates (Note 2)......................     (4,028,845)    (5,976,240)    (6,186,654)    (1,345,466)    (1,230,457)
                                        -------------  -------------  -------------  -------------  -------------
Travel commissions and fees, net......     16,512,216     16,873,013     20,118,206      4,677,122      7,535,141
Operating Expenses--Selling, general
  and administrative (Notes 5 and
  9)..................................    (15,231,476)   (15,481,639)   (17,846,826)    (4,086,334)    (7,165,894)
                                        -------------  -------------  -------------  -------------  -------------
Operating Income......................      1,280,740      1,391,374      2,271,380        590,788        369,247
Other income (expense):
Interest expense......................       (188,291)      (146,297)      (102,539)       (31,298)       (50,566)
Investment income.....................         82,279        209,094        279,189         26,446          9,479
Other.................................       (539,767)        93,603        197,672         16,484         35,067
                                        -------------  -------------  -------------  -------------  -------------
  Other income (expense), net.........       (645,779)       156,400        374,322         11,632         (6,020)
                                        -------------  -------------  -------------  -------------  -------------
Income before extraordinary item and
  provision for income taxes..........        634,961      1,547,774      2,645,702        602,420        363,227
Provision for income taxes (Notes 2
  and 4)..............................       (272,973)      (629,995)    (1,075,418)      (259,758)      (158,844)
                                        -------------  -------------  -------------  -------------  -------------
Net income............................  $     361,988  $     917,779  $   1,570,284  $     342,662  $     204,383
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------

                See accompanying notes to financial statements.

                        ASSOCIATED TRAVEL SERVICES, INC.

                       STATEMENTS OF SHAREHOLDER'S EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                   AND THE THREE MONTHS ENDED MARCH 31, 1997

                                                                                           NET
                                                                                       UNREALIZED
                                                                                       (LOSS) GAIN
                                       COMMON STOCK         ADDITIONAL    RETAINED         ON
                                --------------------------   PAID-IN      EARNINGS     INVESTMENT
                                   SHARES        AMOUNT      CAPITAL     (DEFICIT)     SECURITIES       TOTAL
                                ------------  ------------  ----------  ------------  -------------  ------------
BALANCES,
  January 1, 1994.............    10,000,088  $    682,080  $   43,505  $   (494,334)  $   --        $    231,251
Net income....................                                               361,988                      361,988
Net unrealized loss on
  investment securities
  available for sale
  (Note 3)....................                                                             (65,333)       (65,333)
                                ------------  ------------  ----------  ------------  -------------  ------------

BALANCES,
  December 31, 1994...........    10,000,088       682,080      43,505      (132,346)      (65,333)       527,906
Net income....................                                               917,779                      917,779
Net unrealized gain on
  investment securities
  available for sale
  (Note 3)....................                                                              36,313         36,313
                                ------------  ------------  ----------  ------------  -------------  ------------

BALANCES,
  December 31, 1995...........    10,000,088       682,080      43,505       785,433       (29,020)     1,481,998
Net income....................                                             1,570,284                    1,570,284
Net unrealized gain on
  investment securities
  available for sale
  (Note 3)....................                                                              37,313         37,313
                                ------------  ------------  ----------  ------------  -------------  ------------

BALANCES,
  December 31, 1996...........    10,000,088       682,080      43,505     2,355,717         8,293      3,089,595
Net income (Unaudited)........                                               204,383                 $    204,383
                                ------------  ------------  ----------  ------------  -------------  ------------

BALANCES,
  March 31, 1997
  (Unaudited).................    10,000,088  $    682,080  $   43,505  $  2,560,100   $     8,293   $  3,293,978
                                ------------  ------------  ----------  ------------  -------------  ------------
                                ------------  ------------  ----------  ------------  -------------  ------------

                See accompanying notes to financial statements.

                        ASSOCIATED TRAVEL SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

               AND THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997

                                                                                           THREE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                MARCH 31,
                                                  -------------------------------------  -----------------------
                                                     1994         1995         1996        1996         1997
                                                  -----------  -----------  -----------  ---------  ------------
                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income......................................  $   361,988  $   917,779  $ 1,570,284  $ 342,662  $    204,384
Adjustments to reconcile net income to net cash
  provided by operating activities:
Depreciation and amortization...................      578,431      584,465      664,718    125,527       189,276
Realized gain on disposal of investments........     (110,988)     (45,698)    (131,356)         0             0
Bad debt expense................................                    26,964       40,435          0          (649)
Deferred income taxes...........................     (442,789)     248,067     (404,709)   116,830       (52,800)
Loss on disposal of property and equipment......                                  9,643        263         2,433
Changes in assets and liabilities:
Trade receivables...............................      225,670   (1,063,805)    (813,671)   172,151      (671,334)
Other receivables...............................      (81,262)    (162,902)    (955,918)  (167,727)      114,394
Prepaid expenses................................       75,186      (34,592)      85,046     33,695        (2,495)
Income taxes receivable.........................      203,389                                    0             0
Accounts payable................................                    16,024      (61,724)    90,000       487,124
Accrued expenses................................      309,348     (389,809)     960,045    131,533       (54,897)
Accrued payroll and related costs...............       32,893       20,434      708,321     17,373         5,000
Deferred revenue and customer deposits..........       37,459       82,222      635,002   (215,013)       51,500
                                                  -----------  -----------  -----------  ---------  ------------
Net cash provided by operating activities.......    1,189,325      199,149    2,306,116    647,294       271,936
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investment securities...............   (2,589,105)  (3,229,309)  (8,079,244)  (126,326)      (50,498)
Proceeds from sale of investment securities.....    2,020,208    3,617,096    9,511,839          0        10,000
Acquisition of travel agency....................                                                      (2,000,000)
(Increase) decrease in note receivable..........     (200,000)                  200,000          0             0
Purchase of property and equipment..............     (261,178)    (274,693)    (639,768)   (55,013)     (368,897)
Increase in other assets........................      (52,818)                            (121,421)       85,203
                                                  -----------  -----------  -----------  ---------  ------------
Net cash (used in) provided by investing
  activities....................................   (1,082,893)     113,094      992,827   (302,760)   (2,324,192)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt........      138,269                              (79,251)            0
Repayments of long-term debt....................     (575,180)    (485,598)    (932,583)         0       (64,255)
                                                  -----------  -----------  -----------  ---------  ------------
Net cash used in financing activities...........     (436,911)    (485,598)    (932,583)   (79,251)      (64,255)
                                                  -----------  -----------  -----------  ---------  ------------
Net (decrease) increase in cash and cash
  equivalents...................................     (330,479)    (173,355)   2,366,360    265,283    (2,116,511)
Cash and cash equivalents, beginning of year....      722,026      391,547      218,192    218,192     2,584,552
                                                  -----------  -----------  -----------  ---------  ------------
Cash and cash equivalents, end of year..........  $   391,547  $   218,192  $ 2,584,552  $ 483,475  $    468,041
                                                  -----------  -----------  -----------  ---------  ------------
                                                  -----------  -----------  -----------  ---------  ------------
SUPPLEMENTAL INFORMATION
CASH PAID DURING THE YEAR FOR:
Interest........................................  $   191,766  $   179,853  $   101,955  $     703  $     20,000
                                                  -----------  -----------  -----------  ---------  ------------
                                                  -----------  -----------  -----------  ---------  ------------
Income taxes....................................  $   573,794  $   248,745  $ 1,176,875  $  38,259  $    301,500
                                                  -----------  -----------  -----------  ---------  ------------
                                                  -----------  -----------  -----------  ---------  ------------

                        ASSOCIATED TRAVEL SERVICES, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

               AND THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

    The Company purchased various assets of Sunbelt Travel, Inc., a Texas corporation, and Sunbelt Travel of Houston, Inc., a Texas corporation, (collectively, Sunbelt) for $2,000,000 in exchange for the issuance of a long-term note for $2,000,000. In conjunction with the acquisition, assets and liabilities were assumed as follows:

Customer lists acquired.....................................................  $1,461,000
Convenant not to compete....................................................  $  400,000
Property and equipment......................................................  $  139,000
Long-Term Debt Issued.......................................................              $2,000,000

                See accompanying notes to financial statements.

                        ASSOCIATED TRAVEL SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

1. GENERAL

    OPERATIONS--Associated Travel Services, Inc. (the "Company"), a California corporation, was incorporated on July 24, 1979. The Company is in the travel agency business and has offices located in several states, primarily California.

    INTERIM UNAUDITED FINANCIAL INFORMATION--In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting only of various normal accruals) necessary to present fairly the Company's financial position, results of operations and cash flows. The financial position at March 31, 1997 is not necessarily indicative of the financial position to be expected at December 31, 1997 and the results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results of operations to be expected for the year ending December 31, 1997.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    FISCAL YEAR--The Company operates on a fiscal year ending on the Sunday closest to December 31. For fiscal 1994, the last day was January 1, 1995. For fiscal 1995, the last day was December 31, 1995. For fiscal 1996, the last day was December 29, 1996. For convenience of presentation, the Company has indicated its fiscal years end as December 31, 1994, 1995 and 1996.

    CASH EQUIVALENTS--Cash equivalents include highly-liquid investments with original maturities of 90 days or less.

    SHORT-TERM INVESTMENT--Short-term investment consists of a certificate of deposit with an original maturity of greater than three months and a remaining maturity of less than one year. Short-term investment is stated at cost which approximates market value.

    INVESTMENT SECURITIES--The Company has classified its investment portfolio as "available for sale." In accordance with Statement of Financial Accounting Standards (SFAS) No. 115, investments classified as available for sale are carried at fair value, and unrealized gains and losses, net of applicable income taxes, are reported as a separate component of shareholder's equity.

    Investments consist principally of marketable equity securities, tax-exempt bonds and taxable bonds with maturities in excess of 90 days. Marketable equity securities are not considered cash equivalents for purposes of the statement of cash flows. The cost of marketable equity securities sold is based on the average cost of all shares of each security held at the time of sale.

    PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. The Company provides for depreciation and amortization of the cost of property and equipment, principally on the straight-line method over the estimated useful lives or lease periods, as applicable. Useful lives range from three to five years. Depreciation and amortization expense amounted to $337,418, $352,085 and $395,357 for the years ended December 31, 1994, 1995 and 1996, respectively.

    GOODWILL--Goodwill, which relates to the acquisition of Sunbelt, is being amortized on the straight-line method over 20 years. Accumulated amortization of goodwill amounted to $487,864 and $526,757 at December 31, 1995 and 1996, respectively. The Company periodically evaluates the recoverability of goodwill by comparing the carrying value of goodwill to estimated future operating income from the related operations.

    ACQUISITIONS OF TRAVEL AGENCIES--The Company periodically buys the assets of travel agencies in certain prime locations. These transactions are treated as purchases of assets. Assets acquired typically include covenants not-to-compete, customer lists, and property and equipment (Note 10).

                        ASSOCIATED TRAVEL SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 (CONTINUED)

    COVENANTS NOT-TO-COMPETE--In conjunction with the acquisition of certain travel agencies, the Company has negotiated covenants not-to-compete with the prior owners. These agreements are being amortized on the straight-line method over the periods specified in the agreements, which range from three to five years. Accumulated amortization of covenants not-to-compete amounted to $674,939 and $890,676 at December 31, 1995 and 1996, respectively.

    CUSTOMER LISTS--Customer lists purchased in connection with the acquisition of certain travel agencies are being amortized using the straight-line method over the shorter of their useful lives or ten years. Accumulated amortization of customer lists amounted to $105,257 and $119,987 at December 31, 1995 and 1996, respectively.

    REVENUE RECOGNITION--Travel commissions and fees from ticketing, reservations and other transaction services are recognized as earned. Included in such revenues are certain amounts based on the volume of business with various travel vendors. The amount which the Company will receive relative to any given fiscal year is determined by the travel vendors, generally on a quarterly basis.

    REBATES--Rebates represent a portion of the travel commissions earned by the Company which are rebated to certain commercial customers based on business volume and other factors. Rebates are recognized when the travel commissions are earned from ticketing, reservations and other transaction services.

    GROSS REVENUES--Gross revenues, presented for information purposes, represent the gross amount of transportation ticket revenue generated for and on behalf of air, ground and sea carriers and other travel-related services sold by the Company and on which the Company earns commissions and fees.

    INCOME TAXES--The Company recognizes income tax expense and deferred taxes in accordance with SFAS No. 109.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    STOCK SPLIT--On November 30, 1996, the Company amended its Articles of Incorporation to increase the number of authorized shares of common stock from 5,000,000 to 11,000,000 and effected a 9.905-for-one stock split of its common stock. All share amounts included in the accompanying financial statements and footnotes have been restated to reflect the stock split.

    LONG-LIVED ASSETS--The Company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. In accordance with SFAS No. 121, long-lived assets to be held are reviewed for events or changes in circumstances which indicate that their carrying value may not be recoverable. The Company periodically reviews the carrying value of long-lived assets to determine whether or not an impairment to such value has occurred.

    RECLASSIFICATIONS--Certain reclassifications have been made to the 1994 and 1995 financial statements to conform to the 1996 presentation.

                        ASSOCIATED TRAVEL SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 (CONTINUED)

3. INVESTMENT SECURITIES AVAILABLE FOR SALE

    The following table summarizes the Company's investment securities available for sale as of December 31.

                                                                                GROSS        GROSS
                                                                             UNREALIZED   UNREALIZED    ESTIMATED
                                                                   COST         GAINS       LOSSES      FAIR VALUE
                                                               ------------  -----------  -----------  ------------

1995
-------------------------------------------------------------

Taxable bonds................................................  $    500,388   $  13,576   $      (900) $    513,064
Equity securities............................................       913,605      10,145       (76,920)      846,830
                                                               ------------  -----------  -----------  ------------
  Total available for sale...................................  $  1,413,993   $  23,721   $   (77,820) $  1,359,894
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------
1996
-------------------------------------------------------------

Taxable bonds................................................  $    100,599   $   9,938   $   --       $    110,537
Equity securities............................................         2,155       3,883   $   --              6,038
                                                               ------------  -----------  -----------  ------------
  Total available for sale...................................  $    102,754   $  13,821   $   --       $    116,575
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------

    The contractual maturities of investments at December 31 are shown below. Expected maturities may differ from contractual maturities.

                                                                        1995                       1996
                                                             --------------------------  ------------------------
                                                                            ESTIMATED                  ESTIMATED
                                                                 COST       FAIR VALUE       COST      FAIR VALUE
                                                             ------------  ------------  ------------  ----------
Taxable bonds:
  Due in one year or less..................................  $     14,795  $     14,795  $    --       $   --
  Due after ten years......................................       485,593       498,269       100,599     110,537
                                                             ------------  ------------  ------------  ----------
                                                                  500,388       513,064       100,599     110,537
Equity securities..........................................       913,605       846,830         2,155       6,038
                                                             ------------  ------------  ------------  ----------
                                                             $  1,413,993  $  1,359,894  $    102,754  $  116,575
                                                             ------------  ------------  ------------  ----------
                                                             ------------  ------------  ------------  ----------

    The Company determined that certain marked table securities are available for use in current operations and, accordingly, classified such securities as current assets without regard to the securities' contractual maturity dates.

                        ASSOCIATED TRAVEL SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 (CONTINUED)

4. INCOME TAXES

    Components of the provision for income taxes for the year sended December 31 are as follows:

                                                                                            1995          1996
                                                                                         -----------  ------------
Current income taxes:
  Federal..............................................................................  $   282,836  $  1,104,936
  State................................................................................       99,092       347,934
                                                                                         -----------  ------------
      Total current income taxes.......................................................      381,928     1,452,870

Deferred income taxes:
  Federal..............................................................................      211,542      (265,674)
  State................................................................................       36,525      (111,778)
                                                                                         -----------  ------------
      Total deferred income taxes......................................................      248,067      (377,452)
                                                                                         -----------  ------------
Total provision for income taxes.......................................................  $   629,995  $  1,075,418
                                                                                         -----------  ------------
                                                                                         -----------  ------------

    The following is a reconciliation of the provision for income taxes computed by applying the federal statutory tax rate to pretax income and the recorded provision for income taxes for the years ended December 31:

                                                                   1994                   1995                    1996
                                                           ---------------------  ---------------------  -----------------------
                                                             AMOUNT        %        AMOUNT        %         AMOUNT         %
                                                           ----------     ---     ----------     ---     ------------     ---
Statutory federal income tax.............................  $  222,236         35% $  541,721         35% $    925,995         35%
State tax, net of federal benefit........................      41,373          7%     89,507          6%      158,742          6%
Amortization of intangibles..............................      13,612          2%     13,224          1%       14,911          1%
Other....................................................      (4,248)       (1)%    (14,457)       (1)%      (24,230)       (1)%
                                                           ----------        ---  ----------        ---  ------------        ---
Total provision for income taxes.........................  $  272,973         43% $  629,995         41% $  1,075,418         41%
                                                           ----------        ---  ----------        ---  ------------        ---
                                                           ----------        ---  ----------        ---  ------------        ---

                        ASSOCIATED TRAVEL SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 (CONTINUED)

4. INCOME TAXES (CONTINUED)
    The major components of the Company's deferred income taxes are as follows:

                                                                                1994         1995         1996
                                                                             -----------  -----------  -----------
Deferred tax assets:
  Accrued vacation and bonuses.............................................  $   111,291  $   109,981  $   202,376
  Deferred revenue.........................................................                                259,077
  State income taxes.......................................................       44,824       33,691
  Allowance for doubtful accounts..........................................       10,752       18,147       17,998
  Amortization of intangibles..............................................       81,680      123,205      213,278
  Litigation settlement accrual............................................      270,683
  Other....................................................................       49,287       13,392       26,736
                                                                             -----------  -----------  -----------
      Total deferred tax assets............................................      568,517      298,416      719,465

Deferred tax liabilities:
  Book versus tax basis in property and equipment, after depreciation and
    amortization...........................................................     (203,713)    (181,679)    (128,418)
  Unrealized gain on investment securities.................................                                 (5,528)
  State income taxes.......................................................                                (44,630)
  Other....................................................................                                (50,050)
                                                                             -----------  -----------  -----------
      Total deferred tax liabilities.......................................     (203,713)    (181,679)    (228,626)
                                                                             -----------  -----------  -----------
Deferred income taxes, net.................................................  $   364,804  $   116,737  $   490,839
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

    Management believes it is more likely than not that the Company will utilize a portion of its deferred tax assets by applying them against taxable income to be generated in future years. The Company estimates that the majority of its deferred tax assets will be realized during the next three years.

5. COMMITMENTS AND CONTINGENCIES

    LEASE COMMITMENTS--The Company has entered into operating leases for its sales and administrative offices, certain equipment and automobiles, which expire at various dates through 1999. At December 31, 1996, future minimum lease payments under noncancelable operating leases which have initial or remaining terms in excess of one year are as follows:

                                                                          OFFICE     EQUIPMENT AND
FISCAL YEAR                                                             FACILITIES    AUTOMOBILES       TOTAL
---------------------------------------------------------------------  ------------  --------------  ------------
1997.................................................................  $    616,859    $   46,600    $    663,459
1998.................................................................       439,596        36,217         475,813
1999.................................................................       176,948        31,290         208,238
2000.................................................................       154,578         2,666         157,244
2001.................................................................       125,056                       125,056
                                                                       ------------  --------------  ------------
                                                                       $  1,513,037    $  116,773    $  1,629,810
                                                                       ------------  --------------  ------------
                                                                       ------------  --------------  ------------

    Rent expense was $709,254, $622,497 and $702,008 for the years ended December 31, 1994, 1995 and 1996, respectively.

                        ASSOCIATED TRAVEL SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 (CONTINUED)

5. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    RESERVATION SYSTEM--The Company entered into an operating lease agreement with a major airline for use of the airline's reservation system. The agreement states that no lease payments have to be made by the Company if the Company maintains a specified level of transactions per terminal per month. In the event the Company does not achieve this average transaction level, it is required to pay an amount per terminal, per month, per transaction deficiency.

    LITIGATION:

    (I) LITIGATION WITH DEVELOPER OF CERTAIN OF THE COMPANY'S QUALITY CONTROL SOFTWARE--The Company has been named in a lawsuit alleging breach of an alleged joint venture agreement, breach of fiduciary duty, breach of contract, bad faith denial of existence of a contract and conversion. The formal lawsuit was dismissed on May 14, 1996, concurrent with the parties entering into a settlement agreement. Such settlement agreement specifies the manner in which the settlement amount is to be determined. As the settlement amount has not been finalized, the ultimate outcome of this matter cannot presently be determined. Accordingly, no provision for any loss that may result upon resolution of this matter has been made in the accompanying financial statements.

    (II) LITIGATION WITH PRIOR OWNER OF AN ACQUIRED TRAVEL AGENCY--The Company was party to arbitration which arose from the fiscal year 1993 termination (as employees) of the prior owners of an acquired travel agency. The matter was arbitrated in November and December 1994, and the Company paid approximately $632,000 in 1995, in full payment of all amounts owing under the employment agreement of one of said employees and all other matters related to this litigation. Such amount was fully expensed in the fiscal 1994 financial statements.

    (III) NORMAL COURSE OF BUSINESS LITIGATION--The Company is involved in litigation arising in the normal course of business. It is the opinion of management that the outcome of this litigation will have no material adverse effect on the financial position of the Company.

    BONUS AGREEMENT--In February 1989, the Company entered into a deferred bonus agreement with an officer which entitles such officer to 5% of all consideration received in the event of a sale of the Company. Pursuant to the terms of the agreement, the officer must be employed with the Company at the time of the sale in order to receive such benefits. As the Company has no liability to the officer if a sale is not consummated, no compensation expense has been recognized as of December 31, 1996 by the Company related to this agreement.

    STOCK APPRECIATION RIGHTS--In July 1992, the Company granted 100,000 stock appreciation rights units to an officer which entitles the holder to receive a cash payment equal to any increase between the unit's initial value and the value upon the exercise of the units. The initial value is zero for 50,000 of the units and $.85 per unit for the remaining 50,000 units. The rights to the units vest over a period of seven years. The Company recorded compensation expense of approximately $10,000 in 1996 related to such stock appreciation rights.

6. LINE OF CREDIT

    The Company has available two credit facilities with a commercial bank that expire on March 1, 1998. Under the terms of the first facility, a line of credit is available under which the Company may borrow up to $1,000,000 through April 15, 1997, at which time the maximum available borrowings will be reduced to $600,000. Borrowings thereunder bear interest at the bank's prime rate plus .5% and are collateralized by substantially all of the Company's assets. As of December 31, 1995 and 1996, no amounts were outstanding

                        ASSOCIATED TRAVEL SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 (CONTINUED)

6. LINE OF CREDIT (CONTINUED)
on the line. This facility also provides for standby letters of credit up to $150,000. This letter of credit expires on March 2, 1997. The terms of the second facility provide for a standby letter of credit not to exceed $1,082,500. The maximum amount available reduces to $866,000 on February 11, 2000 and to $433,000 on February 11, 2001. These facilities are guaranteed by the sole shareholder. No amounts were outstanding on the letters of credit as of December 31, 1996.

7. LONG-TERM DEBT

    Long-term debt at December 31 consists of the following:

                                                                                            1995          1996
                                                                                        ------------  ------------
5.7% unsecured promissory note to shareholder, with interest payable in monthly installments through November 25, 2003, principal due in full on December 1, 2003...  $  1,742,776  $  1,042,776
Noninterest-bearing leasehold improvement loan, principal due in monthly installments
  of $1,417, maturing October 1, 1998.................................................        46,747        29,744
Unsecured promissory note, subordinated to all other debt, personally guaranteed by the sole shareholder with interest at the daily average of the bank's prime interest
  rate for the preceding calendar year, principal due in October 1997.................        81,160        40,580
Unsecured promissory note, subordinated to all other debt, personally guaranteed by
  the sole shareholder with interest at 6.25%, repaid in 1996.........................        15,000
8 1/2% unsecured promissory note, personally guaranteed by the sole shareholder,
  principal due in fiscal 1997........................................................       120,000        60,000
Unsecured promissory note with interest at 9% per annum through October 1995 and 12%
  per annum from November 1995 through October 1996, repaid in 1996...................       100,000
                                                                                        ------------  ------------
Total debt............................................................................     2,105,683     1,173,100
Current portion.......................................................................      (235,281)     (117,580)
                                                                                        ------------  ------------
                                                                                        $  1,870,402  $  1,055,520
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    Future principal payments required on long-term debt are as follows:

                                                                         SUBORDINATED
                                                                          PROMISSORY
FISCAL YEAR                                                                  NOTE         OTHER         TOTAL
-----------------------------------------------------------------------  ------------  ------------  ------------
1997...................................................................   $   40,580   $     77,000  $    117,580
1998...................................................................                      12,744        12,744
1999...................................................................
2000...................................................................
2001...................................................................
Thereafter.............................................................                   1,042,776     1,042,776
                                                                         ------------  ------------  ------------
                                                                          $   40,580   $  1,132,520  $  1,173,100
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------

                        ASSOCIATED TRAVEL SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 (CONTINUED)

8. RELATED-PARTY TRANSACTIONS

    The Company pays certain expenses on behalf of an affiliated entity. The Company is subsequently reimbursed by the affiliate for such amounts. Accounts receivable from the affiliate were $687,696 and $1,399,165 at December 31, 1995 and 1996, respectively, and have been included in other receivables in the accompanying balance sheets. The Company also had a note receivable from its sole shareholder at December 31, 1995 in the amount of $200,000 which bore interest at 6% and was repaid during 1996.

9. EMPLOYEE BENEFIT PLANS

    The Associated Travel Services, Inc. Cash Option Profit-Sharing Plan (the
Plan) is a defined contribution plan covering substantially all employees who have completed at least 1,000 hours of service. The Plan, which commenced January 1, 1985, is subject to the provisions of the Employee Retirement Income Security Act of 1974 and is qualified under Section 401(k) of the Internal Revenue Code and, therefore, is exempt from federal and state income taxes. The Company's contributions amounted to $55,629, $56,229 and $60,000 for the years ended December 31, 1994, 1995 and 1996, respectively, and are included in selling, general and administrative expenses in the accompanying financial statements.

10. SUBSEQUENT EVENT

    ACQUISITION--On January 6, 1997, the Company acquired the travel agency business and substantially all of the related assets of Sunbelt Travel, Inc., a Texas corporation, and Sunbelt Travel of Houston, Inc., a Texas corporation, (collectively, Sunbelt). The aggregate purchase price of the acquisition was $3,000,000, consisting of $2,000,000 in cash, and a $1,000,000 promissory note. The promissory note is collateralized by an irrevocable letter of credit issued by a bank. This acquisition was accounted for as a purchase.

    In connection with the purchase, the Company entered into an employment agreement and two consulting agreements expiring on December 31, 1998 with the three former stockholders of Sunbelt. Minimum annual aggregate compensation under those agreements is $91,000 plus an annual travel account of $20,000. The Company has also agreed to additional aggregate compensation ranging from a minimum of $300,000 to a maximum of $500,000, annually, based on the pre-tax profit of the Company during 1997 and 1998. This compensation is due annually on March 15, 1998 and 1999. As a condition of the purchase, the Company has pledged 280,024 shares of the Company's common stock as collateral for the additional compensation.

    POTENTIAL SALE--The Company is currently negotiating the potential sale of the Company to outside investors. There can be no assurance that the sale will be consummated.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Boards of Directors and Shareholders of Evans Travel Group, Inc. and Evans Consulting Services, Inc.

    In our opinion, the accompanying combined balance sheet and the related combined statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Evans Travel Group, Inc. and its subsidiary and Evans Consulting Services, Inc. (collectively, the "Company") at July 25, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Denver, Colorado
February 3, 1998

          EVANS TRAVEL GROUP, INC. AND EVANS CONSULTING SERVICES, INC.

                             COMBINED BALANCE SHEET

                                 JULY 25, 1997

                                          ASSETS
Current assets:
  Cash and cash equivalents.....................................................  $ 629,263
  Receivables, less allowance for doubtful accounts of $13,328..................    345,449
  Other receivables.............................................................    637,434
  Receivable from shareholder...................................................     95,816
  Other current assets..........................................................     19,359
                                                                                  ---------
      Total current assets......................................................  1,727,321
Property and equipment, net.....................................................    128,476
Intangible assets, net of accumulated amortization of $318,865..................    271,887
Other assets....................................................................      1,313
                                                                                  ---------
      Total assets..............................................................  $2,128,997
                                                                                  ---------
                                                                                  ---------
                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................................................  $  24,592
  Accrued liabilities:
    Compensation................................................................     49,427
    Rebates.....................................................................     85,375
    Customer deposits...........................................................     77,293
    Other.......................................................................      4,508
  Income taxes payable..........................................................     41,000
  Current portion of notes payable..............................................     52,664
  Current portion of deferred income............................................    156,757
                                                                                  ---------
      Total current liabilities.................................................    491,616
Notes payable...................................................................     79,778
Deferred income.................................................................    298,670
                                                                                  ---------
      Total liabilities.........................................................    870,064
Commitments (Note 4)
Shareholders' equity:
  Common stock (no par value; 300 shares authorized;
  299 shares issued and outstanding)............................................
  Additional paid-in capital....................................................     91,746
  Retained earnings.............................................................  1,167,187
                                                                                  ---------
      Total shareholders' equity................................................  1,258,933
                                                                                  ---------
      Total liabilities and shareholders' equity................................  $2,128,997
                                                                                  ---------
                                                                                  ---------

    The accompanying notes are an integral part of these combined financial statements.

          EVANS TRAVEL GROUP, INC. AND EVANS CONSULTING SERVICES, INC.

               COMBINED STATEMENT OF INCOME AND RETAINED EARNINGS

                        FOR THE YEAR ENDED JULY 25, 1997

Commission revenue..............................................................  $4,214,177
Other operating revenue.........................................................  1,907,971
                                                                                  ---------
    Total revenue...............................................................  6,122,148
Rebates.........................................................................    317,716
                                                                                  ---------
Net revenue.....................................................................  5,804,432
Operating expenses:
  Salaries......................................................................  3,830,521
  General and administrative....................................................  1,670,718
                                                                                  ---------
    Total operating expenses....................................................  5,501,239
                                                                                  ---------
Income from operations..........................................................    303,193
Other income (expense):
  Interest income...............................................................     16,224
  Interest expense..............................................................    (16,560)
                                                                                  ---------
    Total other income (expense)................................................       (336)
                                                                                  ---------
Income before income taxes......................................................    302,857
Income tax expense..............................................................     19,984
                                                                                  ---------
Net income......................................................................    282,873
Retained earnings at beginning of year..........................................    884,314
                                                                                  ---------
Retained earnings at end of year................................................  $1,167,187
                                                                                  ---------
                                                                                  ---------

    The accompanying notes are an integral part of these combined financial statements.

             EVANS TRAVEL GROUP, INC. AND CONSULTING SERVICES, INC.

                        COMBINED STATEMENT OF CASH FLOWS

                        FOR THE YEAR ENDED JULY 25, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.......................................................................  $ 282,873
Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization................................................    107,371
    Deferred revenue.............................................................    307,427
    Change in assets and liabilities:
        Receivables..............................................................    (38,237)
        Other receivables........................................................   (460,334)
        Other assets.............................................................     (4,912)
        Accounts payable.........................................................   (141,536)
        Income taxes payable.....................................................     17,000
        Accrued liabilities......................................................     (9,186)
                                                                                   ---------
        Net cash provided by operating activities................................     60,466
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures.............................................................    (21,194)
Cash proceeds from sale of assets................................................     42,521
                                                                                   ---------
        Net cash provided by investing activities................................     21,327
CASH FLOWS FROM FINANCING ACTIVITIES:
Change in receivable from shareholder............................................     36,619
Payments on long-term debt.......................................................   (131,191)
                                                                                   ---------
        Net cash used in financing activities....................................    (94,572)
                                                                                   ---------
Net decrease in cash and cash equivalents........................................    (12,779)
Cash and cash equivalents at beginning of year...................................    642,042
                                                                                   ---------
Cash and cash equivalents at end of year.........................................  $ 629,263
                                                                                   ---------
                                                                                   ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest...........................................................  $  16,558
                                                                                   ---------
                                                                                   ---------

    The accompanying notes are an integral part of these combined financial statements.

          EVANS TRAVEL GROUP, INC. AND EVANS CONSULTING SERVICES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. REPORTING ENTITY AND BASIS OF ACCOUNTING

    Effective July 25, 1997, Evans Consulting Services, Inc. was contributed to Evans Travel Group, Inc. (collectively, the "Company"), and a subsidiary of U.S. Office Products Company, a Delaware company, merged with Evans Travel Group, Inc. The Company is a full-service travel agency, providing reservation services and information for travel, lodging and tours to commercial, individual and group customers from offices throughout Louisiana and northern Florida. The Company's operations are primarily concentrated in one market segment--airline travel--and its customers are geographically concentrated primarily in Louisiana; management considers a downturn in this market segment and geographical location to be unlikely.

    The Company's combined financial statements includes the balances of Evans Travel Group, Inc. and its wholly owned subsidiary, and Evans Consulting Services, Inc. Both companies have common ownership and operate in the same line of business. All significant intercompany balances and transactions have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    Commissions from ticketing, reservations and other transportation services are recognized when the ticket is validated or reservation utilized. Revenue from certain incentive plans offered by major airlines are accrued as earned.

    The Company sells tours sponsored by other companies. Commissions received from the sale of tours are recognized, net of estimated cancellation adjustments, when payment is made to the tour company. All customer receipts for such tours are recorded as a customer deposit liability until paid.

CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents generally consist of money market funds, for which cost approximates fair value.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, generally five to seven years. Capital leases and leasehold improvements are amortized over the shorter of their economic useful lives or the lease term.

INTANGIBLE ASSETS

    The cost of purchased companies in excess of the underlying fair value of net assets at the date of acquisition are recorded as goodwill and amortized over five years on a straight-line basis. Purchase price allocated to covenants not-to-compete are amortized over the term of the agreement which is typically five years. As of July 25, 1997, intangible assets consisted of net goodwill of $202,000, net covenants not-to-compete of $56,000 and other intangible assets of $13,887. The carrying value of intangible assets is assessed for recoverability by management based on an analysis of undiscounted expected future cash flows

          EVANS TRAVEL GROUP, INC. AND EVANS CONSULTING SERVICES, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) from the related acquired entities. The Company believes that there has been no impairment thereof as of July 25, 1997.

DEFERRED INCOME

    The Company received a one-time promotional support payment from the entity that leases the Company its reservation system. The Company is required to utilize the reservation system throughout the contract term and there is substantial penalty for early termination of the contract. The Company has deferred the payment and is recognizing income using the straight-line method over the five year term of the contract.

INCOME TAXES

    Prior to January 1, 1997, Evans Travel Group, Inc. accounted for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. As of January 1, 1997, there were no deferred tax assets or liabilities.

    Effective January 1, 1997, the Evans Travel Group, Inc. was granted S-Corporation reporting status by the Internal Revenue Service. The notice of acceptance was received in May 1997. As a result, there is no federal or state income tax liability of Evans Travel Group, Inc. for the period from January 1, 1997 through July 25, 1997 reflected in the combined financial statements. Evans Consulting Services, Inc. has been an S-Corporation since inception. Any liability arising during this period is the responsibility of the shareholders of the Company. The income tax payable of $41,000 and tax expense of $20,000 relates to tax liabilities arising prior to January 1, 1997 which were paid in August 1997. The Company's S corporation status terminated on consummation of the merger discussed in Note 1 above.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the Company's financial instruments, including cash and cash equivalents, receivables and payables and long-term debt, approximate their fair values.

USE OF ESTIMATES

    The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities. Actual results could differ from those estimates. Management believes that the estimates used are reasonable.

          EVANS TRAVEL GROUP, INC. AND EVANS CONSULTING SERVICES, INC.

3. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following at July 25, 1997:

Furniture and fixtures............................................  $ 230,560
Computer and telephone equipment..................................     38,512
Computer software.................................................     23,804
                                                                    ---------
                                                                      292,876
Less: accumulated depreciation and amortization...................    164,400
                                                                    ---------
Net property and equipment........................................  $ 128,476
                                                                    ---------
                                                                    ---------

4. COMMITMENTS

    The Company leases certain office space and furniture under noncancelable operating leases. Rent expense for the year ended July 25, 1997 was approximately $74,000. Future minimum lease payments under these operating leases as of July 25, 1997 are as follows:

1998..............................................................  $ 162,400
1999..............................................................    150,200
2000..............................................................     85,400
2001..............................................................     42,600
                                                                    ---------
Total.............................................................  $ 440,600
                                                                    ---------
                                                                    ---------

5. RELATED PARTY TRANSACTIONS

    The $95,816 receivable from shareholder at July 25, 1997 was paid in full during August 1997. Additionally, immediately following the merger with U.S. Office Products Company discussed in Note 1, real estate with a book value of approximately $210,000 was sold to the shareholder for the assumption of a note payable aggregating $167,479 and cash of $42,521. The book value approximated fair market value.

6. INDEBTEDNESS

    The Company's outstanding indebtedness at July 25, 1997 is comprised of the following:

Promissory note to former shareholder, interest at 8%, payable monthly installments of $376 principal plus interest through
  December 1, 1999................................................  $   9,873
Promissory note to former shareholder, noninterest bearing,
  payable monthly installments of $3,150 through December 1,
  1999............................................................     90,138
Various capital lease obligations, payable in monthly installments
  of principal plus interest through October 2001.................     32,431
                                                                    ---------
                                                                      132,442
Less current maturities...........................................     52,664
                                                                    ---------
Long-term portion of notes payable................................  $  79,778
                                                                    ---------
                                                                    ---------

          EVANS TRAVEL GROUP, INC. AND EVANS CONSULTING SERVICES, INC.

6. INDEBTEDNESS (CONTINUED)
    Scheduled maturities at July 25, 1997 are as follows:

1998..............................................................  $  52,664
1999..............................................................     49,951
2000..............................................................     23,663
2001..............................................................      6,164
                                                                    ---------
                                                                    $ 132,442
                                                                    ---------
                                                                    ---------

7. EMPLOYEE BENEFIT PLAN

    The Company has established a 401(k) defined contribution plan to provide benefits based on a percentage of contributions made by eligible employees. During the year ended July 25, 1997, the Company contributed approximately $18,000 to this plan.

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders of

McGregor Travel Management, Inc.

    We have audited the accompanying balance sheets of McGregor Travel Management, Inc. as of December 31, 1995 and 1996, and the related statements of income and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of McGregor Travel Management, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

    As discussed in Note 10 to the financial statements, certain errors resulting in the understatement of accounts receivable, goodwill and stockholders' equity as of December 31, 1995 and 1996, were discovered by management in the current year. Accordingly, the 1995 and 1996 financial statements have been restated (and an adjustment has been made to retained earnings as of January 1, 1995) to correct these errors.

Walter J. McKeever & Company

Greenwich, Connecticut

March 6, 1997, Except for Note 10, Note 12 and the last paragraph of Note 1, as to which the date is January 29, 1998

                        MCGREGOR TRAVEL MANAGEMENT, INC.

                                 BALANCE SHEETS

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1995          1996      SEPTEMBER 30, 1997
                                                                    ------------  ------------  ------------------
                                                                                                   (UNAUDITED)
ASSETS
Current Assets
  Cash and Cash Equivalents.......................................  $    785,600  $    611,063    $    1,909,576
  Marketable Equity Securities (Cost 1995: $128,625
    Note 1).......................................................       328,500
  Accounts Receivable--Trade......................................       207,705       155,539           398,401
        --Other (Note 10).........................................       925,156     1,552,456         1,537,019
  Due from Employees (Note 5).....................................        68,250        85,858         2,002,927
  Prepaid Insurance...............................................        97,007        28,816            20,982
  Prepaid Expenses--Other.........................................        80,025        15,533            15,516
                                                                    ------------  ------------  ------------------
      Total Current Assets........................................     2,492,243     2,449,265         5,884,421
                                                                    ------------  ------------  ------------------
Property and Equipment
  Automobiles.....................................................       251,136        75,792           181,156
  Office Furniture and Equipment..................................       360,634       641,897         1,134,769
  Real Property...................................................       325,500       325,500           323,451
  Leasehold Improvements..........................................       212,263       272,925           299,742
                                                                    ------------  ------------  ------------------
                                                                       1,149,533     1,316,114         1,939,118
  Less Accumulated Depreciation...................................       314,888       358,042           461,866
                                                                    ------------  ------------  ------------------
      Net Property and Equipment..................................       834,645       958,072         1,477,252
                                                                    ------------  ------------  ------------------
Intangible Assets (Note 1)
  Goodwill (Note 10)..............................................     2,437,154     2,437,154         3,387,084
  Customer List...................................................       148,418       148,418           148,418
  Restrictive Covenant............................................       186,919       186,919           555,585
                                                                    ------------  ------------  ------------------
                                                                       2,772,491     2,772,491         4,091,087
      Less Accumulated Amortization...............................       503,173       641,649           765,642
                                                                    ------------  ------------  ------------------
Net Intangible Assets.............................................     2,269,318     2,130,842         3,325,445

Other Assets
Cash Surrender Value of Life......................................        52,232        10,943            10,943
Insurance
  Building Deposit (Note 4).......................................       100,000
  Security Deposits...............................................         7,957         7,957             7,957
  Other...........................................................         1,400         1,400            24,372
                                                                    ------------  ------------  ------------------
      Total Other Assets..........................................       161,589        20,300            43,272
                                                                    ------------  ------------  ------------------
        Total Assets..............................................  $  5,757,795  $  5,558,479    $   10,730,390
                                                                    ------------  ------------  ------------------
                                                                    ------------  ------------  ------------------

                        MCGREGOR TRAVEL MANAGEMENT, INC.

                                 BALANCE SHEETS

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1995          1996      SEPTEMBER 30, 1997
                                                                    ------------  ------------  ------------------
                                                                                                   (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts Payable................................................  $  1,182,897  $  1,637,395    $    2,835,397
  Accrued Taxes...................................................        16,532        37,044             1,654
  Accrued Interest................................................        43,397        30,544            30,434
  Deferred Income Taxes (Note 6)..................................       418,786       713,213
  Note Payable, Bank Line of Credit (Note 2)......................                     617,250         1,493,274
  Notes Payable, Shareholders (Note 5)............................       983,702        41,550           366,550
  Current Portion of Long-Term Debt (Note 3)......................       786,217       899,325         1,223,699
                                                                    ------------  ------------  ------------------
      Total Current Liabilities...................................     3,431,531     3,976,321         5,951,008
Noncurrent Liabilities
  Long-term debt, less current Portion (Note 3)...................       922,493       176,666            35,051
                                                                    ------------  ------------  ------------------
      Total Liabilities...........................................     4,354,024     4,152,987         5,986,059
                                                                    ------------  ------------  ------------------
Stockholders' Equity
  Common Stock, no par value......................................
    5,000 shares authorized.......................................
    1,000 shares issued (Note 10).................................       165,333       165,333           165,333
  Retained Earnings...............................................     1,038,563     1,240,159         4,578,998
  Net unrealized gain on current
    Marketable securities (Note 1)................................       199,875
                                                                    ------------  ------------  ------------------
      Total Stockholders' Equity..................................     1,403,771     1,405,492         4,744,331
                                                                    ------------  ------------  ------------------
    Total Liabilities and Stockholders' Equity....................  $  5,757,795  $  5,558,479    $   10,730,390
                                                                    ------------  ------------  ------------------
                                                                    ------------  ------------  ------------------

      See auditor's report and accompanying notes to financial statements.

                        MCGREGOR TRAVEL MANAGEMENT, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                                         NINE MONTHS ENDED:
                                                        YEAR ENDED DECEMBER 31 :    ----------------------------
                                                      ----------------------------  SEPTEMBER 30,  SEPTEMBER 30,
                                                          1995           1996           1996           1997
                                                      -------------  -------------  -------------  -------------
                                                                                     (UNAUDITED)    (UNAUDITED)
INCOME
  Commissions Earned................................  $  10,257,855  $  19,292,560  $  15,625,051  $  18,065,333
                                                      -------------  -------------  -------------  -------------
    Total Income....................................     10,257,855     19,292,560     15,625,051     18,065,333
OPERATING EXPENSES
  Salaries..........................................      5,255,320     10,585,438      7,814,144      7,251,445
  General and administrative........................      4,227,246      8,378,982      6,934,108      8,091,213
                                                      -------------  -------------  -------------  -------------
    Total Operating Expenses........................      9,482,566     18,964,420     14,748,252     15,342,658
                                                      -------------  -------------  -------------  -------------
    Income From Operations..........................        775,289        328,140        876,799      2,722,675
                                                      -------------  -------------  -------------  -------------
OTHER INCOME (EXPENSES)
  Interest Income...................................         37,233         43,116         26,105         65,702
  Interest Expense..................................       (230,457)      (179,742)      (135,067)      (153,716)
  Gains realized on sale of marketable securities                          368,858
  Other, net........................................        (25,665)       (16,468)        (6,706)        (1,415)
                                                      -------------  -------------  -------------  -------------
    Other Income (Expenses), Net....................       (218,889)       215,764       (115,668)       (89,429)
                                                      -------------  -------------  -------------  -------------
    Income Before Income Taxes......................        556,400        543,904        761,131      2,633,246
                                                      -------------  -------------  -------------  -------------
PROVISION FOR TAXES
  Federal (Note 6)..................................        230,918        259,325        185,470       (548,795)
  State (Note 6)....................................         67,888         82,983         52,990       (156,798)
                                                      -------------  -------------  -------------  -------------
    Total Taxes.....................................        298,806        342,308        238,460       (705,593)
                                                      -------------  -------------  -------------  -------------
      Net Income....................................        257,594        201,596        522,671      3,338,839
Retained Earnings, January 1........................        772,710      1,038,563      1,038,563      1,240,159
Prior Period Adjustments, Net of Applicable Income
  Taxes of $109,620--Note 10).......................          8,259
                                                      -------------  -------------  -------------  -------------
Retained Earnings, end of period....................  $   1,038,563  $   1,240,159  $   1,561,234  $   4,578,998
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------

      See auditor's report and accompanying notes to financial statements.

                        MCGREGOR TRAVEL MANAGEMENT, INC.

                            STATEMENTS OF CASH FLOWS

                                                           YEAR ENDED DECEMBER 31:        NINE MONTHS ENDED:
                                                          -------------------------  ----------------------------
                                                                                     SEPTEMBER 30,  SEPTEMBER 30,
                                                             1995          1996          1996           1997
                                                          -----------  ------------  -------------  -------------

                                                                                      (UNAUDITED)    (UNAUDITED)
Cash flows from Operating Activities:
  Net Income............................................  $   257,594  $    201,596   $   522,671    $ 3,338,839
                                                          -----------  ------------  -------------  -------------
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and Amortization.........................      256,932       250,158       173,585        227,817
  Gains realized, sales of marketable securities........                   (368,858)
  Loss on Disposition of Fixed Assets...................       16,426
  Noncash officers' compensation (Note 5)
    Marketable securities...............................                    708,174
    Automobiles.........................................                    106,817
    Building Deposit....................................                    100,000
    Cash value of life insurance........................                     65,732
  Decrease (Increase) in Accounts Receivable............      (93,252)       52,166       (45,814)      (242,862)
  Decrease (Increase) in Other Receivables..............     (573,071)     (627,300)     (696,036)        15,437
  Increase in Due From Employees........................       (8,823)      (17,608)       (9,336)    (1,917,069)
  Decrease (Increase) in Prepaid Insurance..............      (71,313)       68,191        38,579          7,834
  Decrease (Increase) in Prepaid Expenses-- Other.......      (68,032)       64,492       112,421        (22,956)
  Decrease in Prepaid Taxes.............................       15,375
Increase in Accounts Payable and Accrued Expenses.......      565,599       441,645     2,149,803      1,197,893
  Increase (Decrease) in Accrued Taxes..................       (2,636)       20,512        33,853        (35,390)
  Increase in Deferred Taxes............................      274,512       294,427       227,641       (713,213)
                                                          -----------  ------------  -------------  -------------
Total Adjustments.......................................      311,717     1,158,548     1,984,696     (1,482,509)
                                                          -----------  ------------  -------------  -------------
Net Cash provided by Operating Activities...............  $   569,311  $  1,360,144   $ 2,507,367    $ 1,856,330
                                                          -----------  ------------  -------------  -------------

      See auditor's report and accompanying notes to financial statements.

                        MCGREGOR TRAVEL MANAGEMENT, INC.

                                                           YEAR ENDED DECEMBER 31:       NINE MONTHS ENDED :
                                                           ------------------------  ----------------------------
                                                                                     SEPTEMBER 30,  SEPTEMBER 30,
                                                              1995         1996          1996           1997
                                                           -----------  -----------  -------------  -------------

                                                                                      (UNAUDITED)    (UNAUDITED)
Cash flows from Investing Activities:
Purchases of marketable securities.......................  $  (117,625) $  (210,692)  $   (64,625)
Purchases of property and equipment......................     (154,250)    (341,926)     (289,090)   $  (623,004)
Increase in cash surrender value life insurance..........      (24,605)     (24,443)
Proceeds on sale of fixed assets.........................        6,848
Purchase of travel agency................................     (103,000)                               (1,318,596)
Decrease in security deposit.............................        1,750
                                                           -----------  -----------  -------------  -------------
Net cash used by Investing Activities....................     (390,882)    (577,061)     (353,715)    (1,941,600)
                                                           -----------  -----------  -------------  -------------
Cash flows from Financing Activities
Borrowing on line of credit..............................                   617,250                    2,596,279
Borrowing from stockholders..............................      983,702                                   325,000
Borrowing on long-term notes Payable.....................       50,000                                   741,728
Principal payments, loans from Stockholders..............     (452,595)    (942,152)     (983,702)
Principal payments on line of credit.....................                                             (1,720,255)
Principal payments, long-term notes Payable..............     (387,898)    (632,718)     (383,083)      (558,969)
                                                           -----------  -----------  -------------  -------------
Cash (used) provided by Financing Activities.............      193,209     (957,620)   (1,366,785)     1,383,783
                                                           -----------  -----------  -------------  -------------
Net (decrease) increase in cash..........................      371,638     (174,537)      786,867      1,298,513
Cash and cash equivalents, beginning of period...........      413,962      785,600       785,600        611,063
                                                           -----------  -----------  -------------  -------------
Cash and cash equivalents, end of period.................  $   785,600  $   611,063   $ 1,572,467    $ 1,909,576
                                                           -----------  -----------  -------------  -------------
                                                           -----------  -----------  -------------  -------------
Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
  Interest expense.......................................  $   148,089  $   192,595   $   150,186    $    80,006
                                                           -----------  -----------  -------------  -------------
                                                           -----------  -----------  -------------  -------------
  Income taxes...........................................  $    26,930  $    25,533   $    14,201    $    25,535
                                                           -----------  -----------  -------------  -------------
                                                           -----------  -----------  -------------  -------------

      See auditor's report and accompanying notes to financial statements.

                        MCGREGOR TRAVEL MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS

    McGregor Travel Management, Inc., incorporated in 1977, provides travel management services to corporate clients throughout the U.S. Its main office is located in Stamford, Connecticut. The Company's name was changed from McGregor Travel, Inc. in 1995.

    CASH AND CASH EQUIVALENTS

    For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

    MARKETABLE EQUITY SECURITIES

    As required by Statement of Financial Accounting Standards No. 115 for years beginning after December 15, 1993, the Company records its investments in marketable equity securities at market value as of the balance sheet date. Unrealized gains are reported in the Stockholders' Equity section of the balance sheet.

    PROPERTY AND EQUIPMENT

    Property and Equipment are recorded at cost. Acquisitions made prior to 1989 are depreciated under the Accelerated Cost Recovery System (as modified by the Tax Reform Act of 1986), using the applicable recovery periods. The difference between straight-line and accelerated methods is considered to be immaterial for those years. Personal property acquired after December 31, 1988 is depreciated over five to seven years using the straight-line method for financial reporting and accelerated methods for tax purposes. Real property is depreciated over 27 1/2 to 39 years using the straight-line method for both financial statement and tax reporting purposes.

    INTANGIBLE ASSETS

    Intangible assets are recorded at cost. Intangible assets acquired in the purchase of Riis family stock in 1993 (Note 10) and in connection with the purchases of travel agencies in 1992 and 1995, are amortized over the following estimated useful lives:

Goodwill......................................................  25--40 years
Customer Lists................................................       5 years
Restrictive Covenant..........................................       3 years

    Goodwill is not amortized for tax purposes. In years prior to 1992, goodwill was immaterial and was not amortized for financial statement purposes.

    RECLASSIFICATION OF PRIOR YEAR'S STATEMENTS

    In addition to the prior period adjustments described in Note 10, certain items previously reported have been reclassified to conform with the current year's presentation.

                        MCGREGOR TRAVEL MANAGEMENT, INC.

                           DECEMBER 31, 1996 AND 1995

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    INTERIM FINANCIAL DATA

    The interim financial data as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 is unaudited; however, in the opinion of management of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods presented.

    Effective January 1, 1997, the Company was granted S-Corporation reporting status by the Internal Revenue Service. As a result, there is no federal or state income tax liability of the Company for the period subsequent to January 1, 1997. Any liability arising during this period is the responsibility of the shareholders of the Company. As a result of the election to be taxed under the provisions of Subchapter S of the Internal Revenue Service, deferred income taxes of $705,593 that existed prior to the election of Subchapter S have been eliminated and recognized as income during the nine months ended September 30, 1997.

NOTE 2. LINE OF CREDIT

    On November 6, 1996 the Company obtained a line of credit from Merrill Lynch Business Financial Services, Inc. which allows the Company to borrow up to $1,400,000. This credit limit was increased to $1,700,000 in January 1997. Amounts borrowed under the line of credit must be repaid November 30, 1997. Interest at the 30-Day Commercial Paper Rate, as published in the Wall Street Journal, plus 2.3% is payable monthly. Principal outstanding at December 31, 1996 was $617,250.

    In connection with the line of credit the Company paid in advance an annual fee of $7,000 of which $6,417 is included in prepaid expenses at December 31, 1996. An additional fee of $1,500 was paid in January 1997 when the credit limit was increased.

    The line of credit is secured by marketable securities owned by stockholders Douglas R. Knight and Sam A. DeFranco and held in Merrill Lynch pledged collateral accounts.

                        MCGREGOR TRAVEL MANAGEMENT, INC.

                           DECEMBER 31, 1996 AND 1995

NOTE 3. LONG-TERM NOTES PAYABLE

    Long-term notes payable are as follows:

                                                                                              DECEMBER 31,
                                                                                       ---------------------------
                                                                                           1995          1996
                                                                                       ------------  -------------
Notes payable to former shareholders (Note 10). Interest at prime plus 2% and principal aggregating $112,745 payable quarterly from March 31, 1994 to March 31,
  1995, based on a seven-year amortization of principal. Payments of interest and principal aggregating $174,278 payable quarterly from June 30, 1995 to March 31,
  1998, based on a three-year amortization of principal. Secured by Treasury stock and guaranteed by Douglas Knight and Sam DeFranco.

  The balances of the individual notes are:
John Riis............................................................................  $    684,135  $     431,778
Marie-Therese Riis...................................................................       228,042        143,924
Johan Riis (in trust)................................................................       166,470        105,064
Elise Bohner.........................................................................       166,470        105,064
Mette Riis...........................................................................       166,470        105,064
Siri Riis............................................................................       166,470        105,064
                                                                                       ------------  -------------
    Total............................................................................     1,578,057        995,958
Mortgage note payable to Citibank, N.A. Interest at 12.00% and principal of $2,135 are payable monthly until April, 1997 when the remaining balance of $59,045 is due.
  Secured by condominium.............................................................        91,070         65,450
Note payable to Jack Skloff (Note 11) Non-interest bearing. Principal payments of
  $2,083, payable monthly until July 1, 1997.........................................        39,583         14,583
                                                                                       ------------  -------------
Total................................................................................     1,708,710      1,075,991
Less Current Portion.................................................................      (786,217)      (899,325)
                                                                                       ------------  -------------
Long-Term Notes Payable..............................................................  $    922,493  $     176,666
                                                                                       ------------  -------------
                                                                                       ------------  -------------

    Long-term notes are scheduled to mature as follows:

YEAR ENDING DECEMBER 31,
--------------------------------------------------------------------------------
  1997..........................................................................  $    899,325
  1998..........................................................................       176,666
                                                                                  ------------
    Total.......................................................................  $  1,075,991
                                                                                  ------------
                                                                                  ------------

NOTE 4. COMMITMENTS

    On November 30, 1996, the Company began leasing its headquarters in Stamford, Connecticut, from DeFranco & Knight, LLC (Note 5), which bought the building from John Riis (Note 10), the former landlord. The lease calls for annual minimum lease payments of $190,091 for five years. The Company assumed the lease of the Washington, DC agency purchased in 1995 (Note 11). This lease had a remaining

                        MCGREGOR TRAVEL MANAGEMENT, INC.

                           DECEMBER 31, 1996 AND 1995

NOTE 4. COMMITMENTS (CONTINUED)
term of 8 months at December 31, 1996. The Company has also entered into several noncancellable leases for furniture and office equipment.

    Future minimum payments under the leases are as follows:

YEAR ENDING DECEMBER 31,
----------------------------------------------------------------------------------
  1997............................................................................  $  257,696
  1998............................................................................     207,939
  1999............................................................................     193,066
  2000............................................................................     174,250
                                                                                    ----------
    Total.........................................................................  $  832,951
                                                                                    ----------
                                                                                    ----------

    The Company also has several other small leases for office space at branch locations.

Total Rent Expense is:
                                                            1995       1996
                                                          ---------  ---------
  Office Space..........................................  $ 305,924  $ 384,728
  Furniture & Telephone.................................    133,723    140,668
                                                          ---------  ---------
                                                          $ 439,647  $ 525,396
                                                          ---------  ---------
                                                          ---------  ---------

    The Company is committed to pay the following amounts to John Riis under the covenant not to compete described in Note 10:

YEAR ENDING DECEMBER 31,
----------------------------------------------------------------------------------
  1997............................................................................  $   64,599
  1998............................................................................      64,599
  1999............................................................................      64,599
                                                                                    ----------
    Total.........................................................................  $  193,797
                                                                                    ----------
                                                                                    ----------

    Non-Compete Payments are included in salary expense in the year they are paid.

NOTE 5. RELATED PARTY TRANSACTIONS

    Starting in 1996, the Company has a client support agreement with McGregor Travel Management (UK) Limited, a United Kingdom corporation owned by Douglas Knight and Sam DeFranco. McGregor Travel Management (UK) Limited provided travel management services to the clients of McGregor Travel Management, Inc. In connection with this agreement the Company paid McGregor Travel Management (UK) Limited $377,476 for 1996 This amount is included in client support expense-overseas in the statement of income for 1996.

                        MCGREGOR TRAVEL MANAGEMENT, INC.

                           DECEMBER 31, 1996 AND 1995

NOTE 5. RELATED PARTY TRANSACTIONS (CONTINUED)
    Amounts due to and from McGregor Travel Management (UK) Limited are included on the Company's balance sheets as follows:

Payable at December 31, 1996......................................  $ 283,849
Receivable at December 31, 1995...................................     80,025

    1996 transactions relating to demand notes payable to Douglas Knight and Sam DeFranco were:

                                                                                    DOUGLAS KNIGHT  SAM DEFRANCO
                                                                                    --------------  -------------
Note payable balance 12/31/95.....................................................    $  507,620     $   476,083
Principal Repaid in 1996..........................................................      (466,070)       (476,083)
                                                                                    --------------  -------------
Note payable balance 12/31/96.....................................................    $   41,550     $         0
                                                                                    --------------  -------------
                                                                                    --------------  -------------
Interest paid in 1996 at 12%......................................................    $   15,280     $     6,961
                                                                                    --------------  -------------
                                                                                    --------------  -------------

    The Company also made short-term advances of $23,167 to Mr. Knight and $42,924 to Mr. DeFranco which are included in Due from Employees on the balance sheet at December 31, 1996

    During 1996 the Company transferred certain non-cash assets to Mr. Knight and Mr. DeFranco. These amounts were included in their 1996 salaries:

Marketable securities.............................................  $ 708,174
Automobiles.......................................................    106,817
Building deposit..................................................    100,000
Cash value of life insurance......................................     65,732

NOTE 6. INCOME TAXES

    Federal income tax expense is calculated after adding back to income non-deductible expenses (mainly officers' life insurance premiums and nondeductible meals and entertainment) totaling $157,750 in 1996 and $43,094 in 1995. Financial statement net income also differs from Federal taxable income because of timing differences in reporting certain income items (Note 10), as well as depreciation and amortization expense. These timing differences result in deferred tax liabilities at December 31, 1996 and 1995.

                        MCGREGOR TRAVEL MANAGEMENT, INC.

                           DECEMBER 31, 1996 AND 1995

NOTE 6. INCOME TAXES (CONTINUED)
    Federal and State income tax amounts consist of the following:

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1995        1996
                                                                                            ----------  ----------
FEDERAL INCOME TAX EXPENSE
Current tax expense.......................................................................  $   14,495  $   30,735
Deferred tax expense......................................................................     216,423     228,590
                                                                                            ----------  ----------
    Total.................................................................................  $  230,918  $  259,325
                                                                                            ----------  ----------
                                                                                            ----------  ----------
STATE INCOME TAX EXPENSE
Current tax expense.......................................................................  $    9,799  $   17,146
Deferred tax expense......................................................................      58,089      65,837
                                                                                            ----------  ----------
    Total.................................................................................  $   67,888  $   82,983
                                                                                            ----------  ----------
                                                                                            ----------  ----------
TOTAL DEFERRED TAX LIABILITY:
Federal...................................................................................  $  329,377  $  557,967
State.....................................................................................      89,409     155,246
                                                                                            ----------  ----------
    Total.................................................................................  $  418,786  $  713,213
                                                                                            ----------  ----------
                                                                                            ----------  ----------

NOTE 7. RETIREMENT PLAN

    The Company adopted a 401 (k) retirement plan effective July 1, 1990. All employees are eligible to participate in the plan on the quarterly entry date following completion of 6 months of employment and attainment of age 18. Each participant may elect to contribute up to 15% of base compensation to an annual maximum of $9,240 (adjusted annually for inflation). The Company matches 50% of the first 5% of employee contributions (up to 2.50% of base compensation) for participants employed on the last day of the plan year. Profit-sharing expense was $39,996 in 1995 and $59,119 in 1996.

NOTE 8. DEPRECIATION

    For the year ended December 31, 1995, depreciation expense of $110,679 and $11,835 is included in general and administrative expenses and other expenses, respectively. For the year ended December 31, 1996, depreciation expense of $99,850 and $11,832 is included in general and administrative expenses and other expenses, respectively.

NOTE 9. CONCENTRATION OF CREDIT RISK

    At December 31, 1996, the Company had cash deposits at one banking institution in excess of federally insured limits. A possible loss exists for the amount in excess of $100,000.

NOTE 10. RESTATEMENT OF FINANCIAL STATEMENTS

    On April 14, 1993, the Company repurchased 3,600 shares of its common stock in return for notes payable to former stockholders John Riis, Marie-Therese Riis and their children totaling $2,400,000 (Note 3). Also on April 14, 1993, a total of 800 new shares were issued to remaining stockholders Douglas Knight

                        MCGREGOR TRAVEL MANAGEMENT, INC.

                           DECEMBER 31, 1996 AND 1995

NOTE 10. RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED) and Sam DeFranco for a total of $105,833. Because of the resulting change of ownership, the $2,400,000 has been reclassified as goodwill and is being amortized over 25 years according to generally accepted accounting principles. Previously this transaction was treated as a purchase of treasury stock.

    Also, income receivable from override commissions and SABRE automation incentives earned in the fourth quarter of each year, totaling $894,094 as of December 31, 1995 and $1,552,456 as of December 31, 1996 was not previously considered to be accruable at year-end. This income has now been accrued and is included in Accounts Receivable--Other on the Balance Sheet. Deferred taxes on these amounts were $312,932 as of December 31, 1995 and $543,358 as of December 31, 1996.

    The effect of these restatements on Retained Earnings at January 1, 1995 is as follows:

Additional commission income receivable...........................  $ 313,200
Amortization of goodwill..........................................   (164,000)
Deferred taxes....................................................   (140,941)
                                                                    ---------
Prior Period Adjustment, Net......................................  $   8,259
                                                                    ---------
                                                                    ---------

NOTE 11. PURCHASE OF TRAVEL AGENCY ASSETS

    On July 1, 1995, the Company purchased the assets of the Washington, D.C. travel agency, Dimensions Travel Company, Inc., from Jack Skloff for $150,000. The assets are recorded at cost as follows:

Customer List.....................................................  $  50,000
Furniture & Equipment.............................................     50,000
Restrictive Covenant..............................................     25,000
Goodwill..........................................................     25,000
                                                                    ---------
    Total.........................................................  $ 150,000
                                                                    ---------
                                                                    ---------

    The assets were purchased for $100,000 down and a $50,000, 24 month, non-interest bearing note, with a monthly payment of $2,083.33, commencing August 1, 1995.

NOTE 12. SUBSEQUENT EVENT

    Effective October 24, 1997, the Company and its stockholders entered into a definitive agreement with U.S. Office Products Company ("U.S. Office Products") pursuant to which U.S. Office Products acquired all outstanding shares of the Company's common stock in exchange for common stock of U.S. Office Products.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Omni Travel Service, Inc.:

    In our opinion, the accompanying balance sheets and the related statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Omni Travel Service, Inc. at December 31, 1996, and the results of their operations and their cash flows for the year ended June 30, 1996 and the six months ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    As discussed in Note 10 of the financial statements, certain adjustments have been made to the previously issued financial statements for the year ended June 30, 1996. These adjustments were discovered subsequent to the issuance of the financial statements. The financial statements have been restated to reflect these corrections.

NARDELLA & TAYLOR

Lexington, Massachusetts

    August 22, 1996, except for Note 10, as to which the date is January 30, 1998, for the audited financial statements as of June 30, 1996, and January 30, 1998 for the audited financial statements as of December 31, 1996

                           OMNI TRAVEL SERVICE, INC.

                                 BALANCE SHEETS

                                                                                       DECEMBER 31,    JUNE 30,
                                                                                           1996          1997
                                                                                       ------------  ------------
                                                                                                     (UNAUDITED)
                                       ASSETS
Current assets:
  Cash and equivalents...............................................................   $1,443,151   $  1,435,442
  Accounts receivable, trade.........................................................      318,500        328,383
  Prepaid expenses and other current assets..........................................       28,491         32,674
                                                                                       ------------  ------------
      Total current assets...........................................................    1,790,142      1,796,499
                                                                                       ------------  ------------
Property and equipment, at cost (note 4)
  Office furniture and equipment.....................................................      840,862        867,808
  Computer equipment.................................................................      603,422        635,245
  Leasehold improvements.............................................................      440,548        448,194
  Motor vehicles.....................................................................       11,434         11,434
                                                                                       ------------  ------------
                                                                                         1,896,266      1,962,681
      Less accumulated depreciation..................................................    1,114,024      1,162,023
                                                                                       ------------  ------------
        Property and equipment, net..................................................      782,242        800,658
                                                                                       ------------  ------------
        Total assets.................................................................   $2,572,384   $  2,597,157
                                                                                       ------------  ------------
                                                                                       ------------  ------------
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses..............................................   $  343,653   $    566,367
  Deferred revenue...................................................................      388,648        337,629
  Current maturities of capital lease obligation (note 4)............................       18,341         12,730
                                                                                       ------------  ------------
      Total current liabilities......................................................      750,642        916,726
Capital lease obligation, net of current maturities (note 4).........................        3,280        --
Deferred rent........................................................................      206,610        208,917
Deferred income taxes (note 6).......................................................       --            --
                                                                                       ------------  ------------
      Total liabilities..............................................................      960,532      1,125,643
                                                                                       ------------  ------------
Commitments and contingent liabilities (note 7)
Stockholders' equity:
  Common stock, no par value; 100 shares authorized, issued and outstanding..........       55,000         55,000
  Retained earnings..................................................................    1,556,852      1,416,514
                                                                                       ------------  ------------
      Total stockholders' equity.....................................................    1,611,852      1,471,514
                                                                                       ------------  ------------
      Total liabilities and stockholders' equity.....................................   $2,572,384   $  2,597,157
                                                                                       ------------  ------------
                                                                                       ------------  ------------

   The accompanying notes are an integral part of these financial statements

                           OMNI TRAVEL SERVICE, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                    YEAR ENDED                   SIX MONTHS ENDED
                                                   -------------  -----------------------------------------------
                                                     JUNE 30,     DECEMBER 31,       JUNE 30,         JUNE 30,
                                                       1996           1996             1996             1997
                                                   -------------  -------------  -----------------  -------------
                                                                                    (UNAUDITED)      (UNAUDITED)
Revenues:
  Sales..........................................  $  49,934,464  $  26,302,520   $    22,403,211   $  28,795,132
  Direct commissions.............................        622,953        314,694           301,748         408,057
  Override commissions...........................        520,918        202,171           311,813         199,988
  Administrative and management fees (note 9)....        156,566       --               --               --
                                                   -------------  -------------  -----------------  -------------
                                                      51,234,901     26,819,385        23,016,772      29,403,177
Cost of revenues.................................     45,518,045     23,817,096        20,320,222      26,057,637
                                                   -------------  -------------  -----------------  -------------
    Net commission revenue.......................      5,716,856      3,002,289         2,696,550       3,345,540
Selling, general and administrative expenses.....      5,620,614      2,474,588         2,553,851       2,663,645
                                                   -------------  -------------  -----------------  -------------
    Operating income.............................         96,242        527,701           142,699         681,895
                                                   -------------  -------------  -----------------  -------------
Other income (expense):
Interest income (note 8).........................         57,812         33,608            43,407          29,753
Interest expense.................................         (6,112)        (2,326)           (2,752)         (1,986)
Other income (expense)...........................           (790)      --                  (7,579)       --
                                                   -------------  -------------  -----------------  -------------
    Total other income (expense).................         50,910         31,282            33,076          27,767
                                                   -------------  -------------  -----------------  -------------
    Income before income taxes...................        147,152        558,983           175,775         709,662
Income tax benefit (provision) (note 6)..........        (54,850)        52,961           (54,850)       --
                                                   -------------  -------------  -----------------  -------------
    Net income...................................         92,302        611,944           120,925         709,662
                                                   -------------  -------------  -----------------  -------------
Retained earnings, beginning of period, as
  previously stated..............................        900,122        992,516           871,591       1,556,852
Prior period adjustment..........................             92       --               --               --
                                                   -------------  -------------  -----------------  -------------
Retained earnings, beginning of period, as
  restated.......................................        900,214        992,516           871,591       1,556,852
Distributions to stockholders....................       --              (47,608)        --               (850,000)
                                                   -------------  -------------  -----------------  -------------
Retained earnings, end of period.................  $     992,516  $   1,556,852   $       992,516   $   1,416,514
                                                   -------------  -------------  -----------------  -------------
                                                   -------------  -------------  -----------------  -------------

   The accompanying notes are an integral part of these financial statements

                           OMNI TRAVEL SERVICE, INC.

                            STATEMENTS OF CASH FLOW

                                                           YEAR ENDED               SIX MONTHS ENDED
                                                           -----------  -----------------------------------------
                                                            JUNE 30,    DECEMBER 31,    JUNE 30,      JUNE 30,
                                                              1996          1996          1996          1997
                                                           -----------  -------------  -----------  -------------

                                                                                       (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
  Net income.............................................  $    92,302  $     611,944   $ 120,925   $     709,662
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation.......................................       78,023         42,150      42,023          48,000
      Deferred income taxes..............................        5,905        (52,961)      5,907        --
      Changes in operating assets and liabilities:
        Accounts receivable, trade.......................      (19,634)        64,632     (11,234)         (9,883)
        Refundable income taxes..........................       24,077       --             3,503        --
        Prepaid expenses and other current assets........       (6,151)       (12,917)    502,018          (4,183)
        Accounts payable and accrued expenses............     (139,012)      (156,455)   (288,715)        222,714
        Deferred revenue.................................        9,615        234,437     (38,789)        (51,019)
        Deferred rent....................................       35,304         12,687      12,687           2,307
                                                           -----------  -------------  -----------  -------------
  Net cash provided by operating activities..............       80,429        743,517     348,325         917,598
                                                           -----------  -------------  -----------  -------------
Cash flows from investing activities:
  Purchase of property and equipment.....................      (73,534)       (73,194)    (51,657)        (66,417)
                                                           -----------  -------------  -----------  -------------
Cash flows from financing activities:
  Repayment of advances to stockholder...................      486,200       --            --            --
  Distributions to stockholders..........................      --             (47,608)     --            (850,000)
  Repayments of capital lease obligations................      (15,272)        (8,364)     (7,868)         (8,890)
                                                           -----------  -------------  -----------  -------------
  Net cash provided (used) by financing activities.......      470,928        (55,972)     (7,868)       (858,890)
                                                           -----------  -------------  -----------  -------------
        Net increase (decrease) in cash and
          equivalents....................................      477,823        614,351     288,800          (7,709)

Cash and equivalents, beginning of period................      350,977        828,800     540,000       1,443,151
                                                           -----------  -------------  -----------  -------------
Cash and equivalents, end of period......................  $   828,800  $   1,443,151   $ 828,800   $   1,435,442
                                                           -----------  -------------  -----------  -------------
                                                           -----------  -------------  -----------  -------------

Supplemental disclosures of cash flow information:
      Cash paid for:        Interest.....................  $     6,112  $       2,326   $   2,752   $       1,986
                                                           -----------  -------------  -----------  -------------
                                                           -----------  -------------  -----------  -------------
                          Income taxes...................  $    15,870  $      49,165   $   5,085   $    --
                                                           -----------  -------------  -----------  -------------
                                                           -----------  -------------  -----------  -------------

   The accompanying notes are an integral part of these financial statements

                           OMNI TRAVEL SERVICE, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) INTERIM FINANCIAL DATA

    The interim financial data for the six months ended June 30, 1996 and June 30, 1997 is unaudited, however, in the opinion of management of the Company, the interim data includes all adjustments, consisting only of normal adjustments, necessary for a fair presentation of the results for the interim periods presented. All data presented in these notes for such periods is unaudited.

(2) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) ORGANIZATION AND NATURE OF BUSINESS

    Omni Travel Service, Inc. (the "Company") was incorporated in March, 1979. The Company is a full-service travel agency, providing reservation services and information for travel, lodging and tours to commercial, individual and group clients from offices in Cambridge, Massachusetts. The Company's operations are primarily concentrated in one market segment--airline travel--and the customers are geographically concentrated primarily in Massachusetts; management considers a downturn in this market segment and geographical location to be unlikely.

    Effective September 26, 1997, the Company and its stockholders entered into a definitive agreement with U.S. Office Products Company ("U.S. Office Products") pursuant to which U.S. Office Products acquired all outstanding shares of the Company's common stock in exchange for common stock of U.S. Office Products.

    (b) REVENUE RECOGNITION

    Commissions from ticketing, reservations and other transportation services are recognized when the ticket is validated or reservation utilized. Revenue from certain incentive plans offered by major airlines are accrued as earned.

    The Company sells tours sponsored by other companies. Commissions received from the sale of tours are recognized when payment is made to the tour company. Costs for tours which have not yet departed are recorded as a deposit in receivables and all customer receipts for such tours are recorded as a customer deposit liability in deferred revenue.

    (c) ACCOUNTS RECEIVABLE

    Management has determined that all accounts receivable are collectible and that there is no requirement for an allowance for doubtful accounts as of December 31, 1996.

    (d) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization is provided using straight-line and accelerated methods over the estimated useful lives of the assets.

    (e) DEFERRED REVENUE

    Deferred revenue represents travel revenue received in the current year which relates to a future reporting period.

    (f) INCOME TAXES

    Prior to July 1, 1996, income taxes are accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 109. Deferred income tax assets and liabilities are computed annually

                           OMNI TRAVEL SERVICE, INC.

(2) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

    The provision for income taxes for the year ended June 30, 1996 includes federal and state income taxes currently payable and those deferred because of temporary differences between financial statement and tax bases of assets and liabilities.

    Effective on July 1, 1996, the Company was granted S-Corporation reporting status by the Internal Revenue Service. As a result, there is no federal or state income tax liability of the Company for the period subsequent to July 1, 1996. Any liability arising during this period is the responsibility of the shareholders of the Company.

    As a result of the election to be taxed under the provisions of Subchapter S of the Internal Revenue Code, deferred income taxes in the amount of $52,961 that existed prior to the election of Subchapter S status have been eliminated and recognized as income during the six months ended December 31, 1996.

    (g) CASH AND EQUIVALENTS

    For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

    (h) CONCENTRATION OF CREDIT RISK

    Financial instruments which subject the Company to credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments ($1,443,151 at December 31, 1996) with high quality financial institutions. At times such investments may be in excess of the FDIC limit. The Company's policy with respect to the credit risk of trade receivables is to evaluate, prior to completion of travel reservations, each customer's financial condition and determine the amount of open credit to be extended.

    (i) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of the Company's financial instruments, including cash and equivalents, receivables and payables and the capital lease obligation, approximates fair market value.

    (j) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3) LINE OF CREDIT

    The Company has a line of credit agreement with a bank due upon demand, bearing interest at the bank's prime rate plus 1% per annum (9.25% at December 31, 1996). The note is secured by substantially all assets of the Company. The agreement is subject to an Intercreditor and Subordination Agreement between and among the bank, the Company, its stockholders and a related party, Bow Street Properties,

                           OMNI TRAVEL SERVICE, INC.

(3) LINE OF CREDIT (CONTINUED)
Inc. (note 7). The maximum borrowings allowed under this agreement are $250,000. At December 31, 1996, no borrowings were outstanding under this agreement.

    The agreement is subject to various affirmative, negative and financial covenants including, among others, profitability and debt to net worth covenants. At December 31, 1996, the Company was deemed by the lending institution to be in substantial compliance with the covenants.

(4) CAPITAL LEASE OBLIGATION

    The Company leases certain office equipment under a capital lease. Equipment held under the capital lease as of December 31, 1996 is as follows:

Cost...............................................................  $  65,722
Accumulated amortization...........................................     26,289
                                                                     ---------
Net book value.....................................................  $  39,433
                                                                     ---------
                                                                     ---------

    Future minimum lease payments due under the capital lease and the present value of the net minimum lease payments as of December 31, 1996 are as follows:

                                                                                     AMOUNT
                                                                                     ---------
1997...............................................................................  $  19,985
1998...............................................................................      3,331
                                                                                     ---------
Total minimum lease payments.......................................................     23,316
Less amount representing interest..................................................      1,695
                                                                                     ---------
Present value of net minimum lease payments........................................     21,621
Less current maturities............................................................     18,341
                                                                                     ---------
Capital lease obligation, net of current maturities................................  $   3,280
                                                                                     ---------
                                                                                     ---------

(5) PROFIT-SHARING RETIREMENT PLAN

    The Company has in effect a qualified profit-sharing retirement plan covering substantially all employees. The plan includes an employee thrift savings plan established under Internal Revenue Code Section 401(k). Each eligible participant may elect to defer up to 15% of compensation subject to Internal Revenue Code limitations. The Company's profit-sharing contributions to the plan are made at the discretion of the Board of Directors, but may not exceed the maximum allowable deduction permitted under the Internal Revenue Code at the time of the contribution. During the six months ended December 31, 1996 and the year ended June 30, 1996, the Company made no contributions to the plan.

                           OMNI TRAVEL SERVICE, INC.

(6) INCOME TAXES

    The provision for income taxes for the year ended June 30, 1996 is comprised of the following:

Current provision:
Federal............................................................  $  35,151
State..............................................................     13,792
                                                                     ---------
                                                                        48,943
                                                                     ---------
Deferred provision:
Federal............................................................      4,549
State..............................................................      1,358
                                                                     ---------
                                                                         5,907
                                                                     ---------
                                                                     $  54,850
                                                                     ---------
                                                                     ---------

    Temporary differences which give rise to deferred tax liabilities are comprised of financial and tax reporting depreciation differences.

    The differences between the statutory federal income tax rate of 34% and income taxes reported in the statement of income for the year ended June 30, 1996 are as follows:

Statutory rate.....................................................  $  47,273
Reduction due to graduated income tax rates........................     (7,573)
State and local taxes, net of federal benefit......................      9,999
Other..............................................................      5,151
                                                                     ---------
                                                                     $  54,850
                                                                     ---------
                                                                     ---------

    The federal and state income tax benefit for the six months ended December 31, 1996 is the result of the Company's election to be taxed under the provisions of Subchapter S of the Internal Revenue Code, whereby deferred income taxes in the amount of $52,961 that existed prior to the election of Subchapter S status have been eliminated and recognized as income during the six months ended December 31, 1996.

    As a result of the Company's election of Subchapter S, there was no income tax provision or benefit for the six months ended December 31, 1996 other than the reversal of the deferred income taxes as discussed above.

(7) COMMITMENTS AND CONTINGENT LIABILITIES

    The Company leased a sales office facility under a noncancellable operating lease agreement which expired in December, 1995. The agreement required the payment of utilities, real estate taxes and insurance. The Company also leases certain vehicles under noncancellable operating leases expiring through September, 2000 and additional equipment on a month to month basis. Rent expense under these operating leases amounted to $15,550 for the six months ended December 31, 1996 and $52,696 for the year ended June 30, 1996.

    In addition, the Company leases its administrative and sales office facility from Bow Street Properties, Inc., a related party (note 8), under a long-term noncancellable operating lease agreement expiring in

                           OMNI TRAVEL SERVICE, INC.

(7) COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)
December, 2001. The agreement provides for monthly rental payments, utilities, real estate taxes, insurance and repairs. Total rent expense, excluding operating expenses, paid to Bow Street Properties, Inc. amounted to $208,380 for the six months ended December 31, 1996 and $406,830 for the year ended June 30, 1996.

    At December 31, 1996, future minimum annual rental payments required under the noncancellable operating leases, are as follows:

1998............................................................  $ 448,440
1999............................................................    470,880
2000............................................................    494,400
2001............................................................    519,000
Thereafter......................................................    265,800
                                                                  ---------
                                                                  $2,198,520
                                                                  ---------
                                                                  ---------

    In connection with the Intercreditor and Subordination Agreement, the Company has guaranteed certain debt obligations of Bow Street Properties, Inc., a related party, amounting to $1,125,000 as of December 31, 1996.

(8) RELATED PARTY TRANSACTIONS

    The Company leases its administration and sales office from Bow Street Properties, Inc., a corporation owned by the Company's principal stockholder. In addition, the Company has guaranteed certain debt obligations of Bow Street Properties, Inc. (note 7).

    The Company, from time to time, has made interest bearing advances to a stockholder. The advances, which are unsecured, bear interest at 6% per annum. At December 31, 1996, no amounts were due from the stockholder. Interest income earned and accrued on these advances during the year ended June 30, 1996 amounted to $29,772.

(9) CONTRACTUAL ARRANGEMENTS

    During the year ended June 30, 1996, the Company, under a five-year contractual agreement which expired in December 1995, provided administrative and management services to another travel agency. Under this agreement, the Company recorded all travel revenues, and related travel operating costs of the agency. The Company received a management fee which is included in travel revenues in the accompanying income statement. Management fees earned, net of certain related operating costs, amounted to approximately 22% of the Company's net income before taxes for the year ended June 30, 1996.

                           OMNI TRAVEL SERVICE, INC.

(10) REISSUANCE ADJUSTMENTS

    Two adjustments were made to the previously issued financial statements for the year ended June 30, 1996. The net effect of these adjustments was a $92 increase in prior period retained earnings. However, the adjustments were made to ensure adherence to generally accepted accounting principles. Detail of the two reissuance adjustments follows:

    (a) OVERRIDE COMMISSIONS

    Subsequent to the issuance of the financial statements for the year ended June 30, 1996, it was determined that the Company was not recording revenue from override commissions in the proper periods. Accordingly, current year and prior period adjustments were made to properly state the related accounts receivable, revenue, expense, and retained earnings accounts. The net effect of these adjustments was a $43,418 increase in override commissions revenue for the year ended June 30, 1996 and a $158,711 increase in prior period retained earnings.

    (b) DEFERRED RENT

    Generally accepted accounting principles require that rental expense must be recorded on a straight-line basis over the rental term. Previously, the Company was expensing actual rent payments. Accordingly, adjustments were made to properly record the related expense and retained earnings accounts. The net effect of these adjustments was a $35,304 increase in rent expense for the year ended June 30, 1996 and a $158,619 decrease to retained earnings.

(11) SUBSEQUENT EVENTS

    During September and October 1997, the airlines implemented a commission cap of 8% on all domestic travel (maximum commission on a round trip flight remained $50) and international travel (no maximum commission amount) which should negatively impact the Company's operating results, although an amount cannot be determined at this time.

    On November 7, 1997, the Company was released from its guaranty obligations relating to the entity owned by the Company's principal shareholder (note 8).

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Boards of Directors and Shareholders of Travel Consultants, Inc. and Envisions Vacations, Inc.

    In our opinion, the accompanying combined balance sheet and the related combined statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Travel Consultants, Inc. and Envisions Vacations, Inc. (collectively, the "Company") at October 24, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Denver, Colorado
January 23, 1998

             TRAVEL CONSULTANTS, INC. AND ENVISION VACATIONS, INC.

                             COMBINED BALANCE SHEET

                                OCTOBER 24, 1997

                                     ASSETS
Current assets:
  Cash..........................................................................  $   3,018
  Receivables, less allowance for doubtful accounts of $20,000..................  1,410,799
  Other receivables.............................................................    741,337
  Receivable from affiliates....................................................    911,124
  Receivable from shareholders..................................................    244,365
  Other current assets..........................................................     89,267
                                                                                  ---------

      Total current assets......................................................  3,399,910

Property and equipment, net.....................................................  1,564,496
Intangible assets, net of accumulated amortization of $404,777..................    234,814
Investments.....................................................................    156,355
Other...........................................................................     13,835
                                                                                  ---------

      Total assets..............................................................  $5,369,410
                                                                                  ---------
                                                                                  ---------
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt..........................................  $ 186,037
  Line of credit................................................................    489,908
  Accounts payable..............................................................  1,683,431
  Accrued liabilities:
    Compensation................................................................    357,653
    Rebates.....................................................................    287,425
    Other.......................................................................    347,255
  Customer deposits.............................................................    306,164
  Deferred income--current portion..............................................    195,996
                                                                                  ---------

      Total current liabilities.................................................  3,853,869

Long-term debt..................................................................    315,637
Deferred income--long-term portion..............................................    192,004
                                                                                  ---------

      Total liabilities.........................................................  4,361,510

Commitments (Note 5)

Shareholders' equity:
  Common stock ($1 par value; 100,000 shares authorized; 38,432 shares
    issued).....................................................................     38,432
  Common stock ($5 par value; 60,000 shares authorized; 2,000 shares issued)....     10,000
  Additional paid-in capital....................................................    156,906
  Retained earnings.............................................................    802,562
                                                                                  ---------

      Total shareholders' equity................................................  1,007,900
                                                                                  ---------

      Total liabilities and shareholders' equity................................  $5,369,410
                                                                                  ---------
                                                                                  ---------

    The accompanying notes are an integral part of these combined financial statements.

             TRAVEL CONSULTANTS, INC. AND ENVISIONS VACATIONS, INC.

               COMBINED STATEMENT OF INCOME AND RETAINED EARNINGS

                      FOR THE YEAR ENDED OCTOBER 24, 1997

Commission revenue..............................................................  $9,163,283
Other operating revenue.........................................................  3,510,597
                                                                                  ---------
    Total revenue...............................................................  12,673,880
Rebates.........................................................................    673,123
                                                                                  ---------
Net revenue.....................................................................  12,000,757
Operating expenses:
  Salaries......................................................................  6,462,100
  General and administrative....................................................  4,453,509
                                                                                  ---------
    Total operating expenses....................................................  10,915,609
                                                                                  ---------
Income from operations..........................................................  1,085,148
Interest expense................................................................    109,466
                                                                                  ---------
Net income......................................................................    975,682
Retained deficit at beginning of year...........................................   (173,120)
                                                                                  ---------
Retained earnings at end of year................................................  $ 802,562
                                                                                  ---------
                                                                                  ---------

    The accompanying notes are an integral part of these combined financial statements.

                          TRAVEL CONSULTANTS, INC. AND
                           ENVISIONS VACATIONS, INC.

                        COMBINED STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED OCTOBER 24, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.......................................................................  $ 975,682
Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization................................................    473,005
    Deferred revenue.............................................................     54,000
    Change in assets and liabilities:
      Receivables................................................................    (44,260)
      Other receivables..........................................................   (265,144)
      Other assets...............................................................     33,645
      Accounts payable...........................................................    614,392
      Accrued liabilities........................................................     19,481
                                                                                   ---------
        Net cash provided by operating activities................................  1,860,801
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures.............................................................   (943,239)
Purchase of investments..........................................................    (98,098)
                                                                                   ---------
        Net cash used in investing activities....................................  (1,041,337)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in receivable from shareholders and affiliates......................   (389,641)
Payments on long-term debt.......................................................   (266,713)
Net proceeds on line of credit...................................................    269,908
Payment of shareholder distributions.............................................   (430,000)
                                                                                   ---------
        Net cash used in financing activities....................................   (816,446)
                                                                                   ---------
Net increase in cash.............................................................      3,018
Cash at beginning of year........................................................          0
                                                                                   ---------
Cash at end of year..............................................................  $   3,018
                                                                                   ---------
                                                                                   ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest...........................................................  $ 106,030
                                                                                   ---------
                                                                                   ---------

    The accompanying notes are an integral part of these combined financial statements.

                          TRAVEL CONSULTANTS, INC. AND
                           ENVISIONS VACATIONS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. REPORTING ENTITY AND BASIS OF ACCOUNTING

    Effective October 24, 1997, a subsidiary of U.S. Office Products Company, a Delaware company, merged with Travel Consultants, Inc. and Envision Vacations, Inc. (collectively, the "Company"). Travel Consultants, Inc. is a full-service provider of travel reservation services and information to commercial, individual and group customers. Envision Vacations, Inc. is a leisure travel company servicing the needs of specific member groups and individual customers. The Company is located in Grand Rapids, Michigan. The Company's operations are primarily concentrated in one market segment--airline travel--and the customers are geographically concentrated in Michigan; management considers a downturn in this market segment and geographical location to be unlikely.

    The Company's combined financial statements include the accounts of Travel Consultants, Inc. and Envision Vacations, Inc. Both companies have common ownership and operate in the same line of business. All significant intercompany accounts and transactions have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    Commissions from ticketing, reservations and other transportation services are recognized when the ticket is validated or reservation utilized. Revenue from certain incentive plans offered by major airlines are accrued as earned.

    The Company sells tours sponsored by other companies. Commissions received from the sale of tours are recognized, net of estimated cancellation adjustments, when payment is made to the tour company. All customer receipts for such tours are recorded as a customer deposit liability until paid.

INVESTMENTS

    All investments are classified as available-for-sale and are available to support current operations or to take advantage of other investment opportunities. Accordingly, these investments have been recorded at cost which approximates fair market value. There were no significant differences between cost and estimated fair value at October 24, 1997.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, generally five to seven years, and leasehold improvements are amortized over the shorter of their economic useful lives or the lease term.

INTANGIBLE ASSETS

    The cost of purchased companies in excess of the underlying fair value of net assets at the date of acquisition are recorded as goodwill and amortized over 15 years on a straight-line basis. Purchase price allocated to covenants not-to-compete are amortized over the term of the agreement which is typically five years. As of October 24, 1997, intangible assets consisted of net covenants not-to-compete of $221,867 and other assets of $12,947. The carrying value of intangible assets is assessed for recoverability by management based on an analysis of undiscounted expected future cash flows from the related acquired entities. The Company believes that there has been no impairment thereof as of October 24, 1997.

                          TRAVEL CONSULTANTS, INC. AND
                           ENVISIONS VACATIONS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

DEFERRED INCOME

    The Company received a one-time promotional support payment from the entity that leases the Company its reservation system. The Company is required to utilize the reservation system throughout the contract term and there is substantial penalty for early termination of the contract. The Company has deferred the payment and is recognizing income using the straight-line method over the five year term of the contract.

INCOME TAXES

    The Company is an S corporation for income tax purposes and, accordingly, any income tax liabilities are the responsibility of the shareholders. The Company's S corporation status terminated on consummation of the merger discussed in Note 1 above.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the Company's financial instruments, including cash and cash equivalents, receivables and payables and long-term debt, approximate their fair values.

USE OF ESTIMATES

    The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities. Actual results could differ from those estimates. Management believes that the estimates used are reasonable.

3. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following at October 24, 1997:

Office and computer equipment...................................  $2,437,391
Furniture and fixtures..........................................    983,778
Leasehold improvements..........................................    158,875
Vehicles........................................................     24,886
                                                                  ---------
                                                                  3,604,930
Less: accumulated depreciation and amortization.................  2,040,434
                                                                  ---------
Net property and equipment......................................  $1,564,496
                                                                  ---------
                                                                  ---------

                          TRAVEL CONSULTANTS, INC. AND
                           ENVISIONS VACATIONS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

4. LONG-TERM DEBT

Promissory notes, interest at 9.3%, payable in monthly
  installments of $13,600 principal plus interest through
  November 1, 2000................................................  $ 444,674

Non-interest bearing promissory note, payable in annual
  installments of $57,000 through November 4, 1997................     57,000
                                                                    ---------
                                                                      501,674
Less current maturities...........................................    186,037
                                                                    ---------
Long-term debt....................................................  $ 315,637
                                                                    ---------
                                                                    ---------

    The Company's borrowed funds provided by commercial promissory notes require maintenance of certain ratios, and are secured by substantially all assets of the Company.

    Scheduled maturities of long-term debt at October 24, 1997 are as follows:

1998..............................................................  $ 186,037
1999..............................................................    141,562
2000..............................................................    154,900
2001..............................................................     19,175
                                                                    ---------
                                                                    $ 501,674
                                                                    ---------
                                                                    ---------

    At October 24, 1997, the Company has drawn $489,908 on a $1,250,000 line of credit with a financial institution which bears interest at the bank's prime rate (8.5% at October 24, 1997) and expires on April 1, 1998. The line is secured by the Company's accounts receivable and other assets. The Company also maintains a $90,000 letter of credit which was unused at October 24, 1997.

5. COMMITMENTS

    The Company leases office space under various noncancelable operating leases for several locations. Rent expense for the year ended October 24, 1997 was approximately $901,104. Future minimum rental payments for these leases are summarized as follows as of October 24, 1997:

1998............................................................  $ 810,000
1999............................................................    719,000
2000............................................................    688,000
2001............................................................    607,000
2002............................................................    238,000
                                                                  ---------
                                                                  $3,062,000
                                                                  ---------
                                                                  ---------

    The Company has guaranteed approximately $2,644,000 of outstanding debt related to the office space leased from a related party as described in Note 7.

                          TRAVEL CONSULTANTS, INC. AND
                           ENVISIONS VACATIONS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

6. EMPLOYEE BENEFIT PLAN

    The Company has established a 401(k) defined contribution plan to provide benefits based on a percentage of contributions made by eligible employees. During the year ended October 24, 1997, the Company contributed approximately $39,000 to this plan.

7. RELATED PARTY TRANSACTIONS

    The Company leases office space for its headquarters from an entity in which the Company's shareholders are partners. Rent expense for this facility was approximately $195,000 during the year ended October 24, 1997.

    In conjunction with the merger discussed in Note 1, U.S. Office Products Company purchased the headquarters facility for $3,125,000 in stock prior to the assumption of related debt of $2,644,112 on October 24, 1997. Additionally, $901,000 of receivables from shareholders and affiliates was distributed in the form of a dividend to shareholders in conjunction with the merger discussed in
Note 1.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NAVIGANT OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                        PAGE
                                                      ---------
Additional Information..............................          3
Summary.............................................          4
Risk Factors........................................          7
The Spin-Offs From U.S. Office Products.............         15
Use of Proceeds.....................................         19
Dividend Policy.....................................         20
Dilution............................................         21
Capitalization......................................         22
Selected Financial Data.............................         23
Management's Discussion and Analysis of Financial
  Condition and Results of Operations of Navigant...         25
Industry Overview...................................         33
Business............................................         33
Management of Navigant..............................         41
Certain Relationships and Related Transactions......         49
Principal Stockholders of Navigant..................         50
Description of Navigant Capital Stock...............         51
Underwriting........................................         54
Experts.............................................         56
Legal Matters.......................................         56
Index to Financial Statements.......................        F-1

                            ------------------------

    Until            , 1998 (25 days after the commencement of the offering),
all dealers effecting transactions in the Navigant Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                                2,000,000 SHARES

                                    NAVIGANT
                              INTERNATIONAL, INC.

                                  COMMON STOCK

                                     [LOGO]

                                   ---------
                                   PROSPECTUS
                                          , 1998
                                   ---------

                              SALOMON SMITH BARNEY
                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC
                        RAYMOND JAMES & ASSOCIATES, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 (This page has been left blank intentionally.)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the fees and expenses payable by Navigant in connection with the issuance and distribution of the securities. All of such expenses except the Securities and Exchange Commission registration fee are estimated:

SEC Registration................................................................  $  14,750
National Association and Securities Dealers Inc. Filing Fee.....................  $   5,500
Nasdaq Listing Fee..............................................................  $  43,500
Transfer Agent Fees and Expenses................................................  $  75,000
Legal Fees and Expenses.........................................................  $ 500,000
Accounting Fees and Expenses....................................................  $ 500,000
Printing Fees and Expenses......................................................  $ 350,000
Blue Sky Fees and Expenses......................................................  $   5,000
Miscellaneous...................................................................  $   6,250
                                                                                  ---------
Total...........................................................................  $1,500,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article Nine of the Certificate of Incorporation provides that Navigant shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

    Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    Article Eight of the Certificate of Incorporation states that directors of Navigant will not be liable to Navigant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Navigant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the state of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

    Article IV of the Bylaws provides that Navigant shall indemnify its officers and directors (and those serving at the request of Navigant as an officer or director of another corporation, partnership, joint venture, trust or other enterprise), and may indemnify its employees and agents (and those serving at the request of Navigant as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if such officer, director, employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In a derivative action, indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such officer, director, employee or agent in the defense or settlement of such action or suit, and no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Navigant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

    Unless the Board of Directors of Navigant otherwise determines in a specific case, expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by Navigant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Navigant.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    See index to exhibits.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing or closings specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby further undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(b) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Englewood, State of Colorado, on June 3, 1998.



                                NAVIGANT INTERNATIONAL, INC.

                                BY:  /S/ EDWARD S. ADAMS
                                     -----------------------------------------
                                     NAME: Edward S. Adams
                                     TITLE: CHIEF EXECUTIVE OFFICER




    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                      CAPACITY                   DATE
------------------------------  ---------------------------  -------------------

     /s/ EDWARD S. ADAMS        Chief Executive Officer         June 3, 1998
------------------------------    (Principal Executive
       Edward S. Adams            Officer); Director

                                Chief Financial Officer and     June 3, 1998
    /s/ ROBERT C. GRIFFITH        Treasurer (Principal
------------------------------    Financial and Accounting
      Robert C. Griffith          Officer)

                                 EXHIBIT INDEX


EXHIBIT    DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------

   1.1     Form of Underwriting Agreement

   3.1+    Form of Amended and Restated Certificate of Incorporation

   3.2+    Bylaws

   3.3+    Form of Amendment to Bylaws

   4.1+    Form of certificate representing shares of Common Stock

 5*        Opinion of Wilmer, Cutler & Pickering as to legality of securities being offered

  8*       Tax opinion of Wilmer, Cutler & Pickering

   10.1+   Form of Distribution Agreement among U.S. Office Products Company, Workflow Management, Inc., Aztec
           Technology Partners, Inc., Navigant International, Inc. and School Specialty, Inc.

   10.2+   Form of Tax Allocation Agreement among U.S. Office Products Company, Workflow Management, Inc., Aztec
           Technology Partners, Inc., Navigant International, Inc. and School Specialty, Inc.

   10.3+   Form of Tax Indemnification Agreement among Workflow Management, Inc., Aztec Technology Partners, Inc.,
           Navigant International, Inc. and School Specialty, Inc.

   10.4+   Employment Agreement dated as of January 24, 1997 between Edward S. Adams and Professional Travel
           Corporation.

   10.5+   Employment Agreement dated as of January 24, 1997 between Robert C. Griffith and Professional Travel
           Corporation.

   10.6+   Employment Agreement dated as of October 24, 1997 between McGregor Travel Management, Inc. and Douglas
           R. Knight.

   10.7*   Form of Agreement between U.S. Office Products and Jonathan J. Ledecky, as amended.

   10.8+   Form of Employee Benefits Agreement among U.S. Office Products Company, Workflow Management, Inc., Aztec
           Technology Partners, Inc., Navigant International, Inc. and School Specialty, Inc.

   10.9+   Form of Agent Reporting Agreement with Airline Reporting Company.

   10.10*  Form of Employment Agreement between Jonathan J. Ledecky and Navigant International, Inc.

   10.11+  Form of 1998 Stock Incentive Plan of Navigant International, Inc.

   10.12+  Form of Credit Agreement between NationsBank, N.A., as Agent, and Navigant International, Inc.

   10.13*  Form of Amendment to Employment Agreement between Edward S. Adams, Professional Travel Corporation and
           Navigant International, Inc.

   10.14*  Form of Amendment to Employment Agreement between Robert C. Griffith, Professional Travel Corporation and Navigant International, Inc.

   10.15*  Form of Amendment to Employment Agreement between Douglas R. Knight, McGregor Travel Management, Inc.
           and Navigant International, Inc.

21+        Subsidiaries of Registrant

   23.1    Consent of Price Waterhouse LLP

   23.2    Consent of Deloitte & Touche LLP

   23.3    Consent of Deloitte & Touche LLP

   23.4    Consent of Walter J. McKeever & Company

EXHIBIT    DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
  23.5     Consent of Nardella & Taylor

  23.6**   Consent of Jonathan Ledecky to be named as a director

  23.7**   Consent of Vassilios Sirpolaidis to be named as a director

  23.8**   Consent of Ned A. Minor to be named as a director

  23.9**   Consent of D. Craig Young to be named as a director

  23.10*   Consent of Wilmer, Cutler & Pickering (contained in Exhibit 5 hereto)

  23.11*   Consent of Wilmer, Cutler & Pickering (contained in Exhibit 8 hereto)

27**       Financial data schedule


------------------------

*   To be filed by amendment.

**  Previously filed.

+ Incorporated by reference herein from Navigant's Registration Statement on Form S-1 initially filed with the Securities and Exchange Commission on February 19, 1998 (File No. 333-46539).